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Filed pursuant to Rule 424(b)(1)
Registration No. 333-108340

PROSPECTUS

Offer to Exchange

Up to $400,000,000 aggregate principal amount of its 8 3/8% Senior Subordinated Notes due 2011 registered under the Securities Act of 1933 for
any and all outstanding 8 3/8% Senior Subordinated Notes due 2011

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  We are offering to exchange new registered 8 3/8% senior subordinated notes due 2011, which we refer to herein as the "exchange notes," for all of our outstanding unregistered 8 3/8% senior subordinated notes due 2011, which we refer to herein as the "original notes." We refer herein to the exchange notes and the original notes, collectively, as the "notes."

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  The exchange offer expires at 5:00 p.m., New York City time, on December 18, 2003, unless extended.

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  The exchange offer is subject to customary conditions that may be waived by us.

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  All original notes outstanding that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for the exchange notes.

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  Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

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  The exchange of original notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

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  We will not receive any proceeds from the exchange offer.

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  The terms of the exchange notes to be issued are substantially identical to the terms of the original notes, except that the exchange notes will not have transfer restrictions and you will not have registration rights.

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  If you fail to tender your original notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

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  There is no established trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or market quotation system.

        See "Risk Factors" beginning on page 15 for a discussion of matters you should consider before you participate in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2003.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prosecutes or in our affairs since the date hereof.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See "Plan of Distribution."

NOTICE TO INVESTORS

        The notes will be available in book-entry form only. The notes exchanged pursuant to this prospectus will be issued in the form of one or more global certificates, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global certificates will be shown on, and transfer of the global certificates will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global certificates, notes in certificated form will be issued in exchange for global certificates only in the limited circumstances set forth in the indenture governing the notes. See "Book-Entry, Delivery and Form."

NOTICE TO NEW HAMPSHIRE RESIDENTS

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

INDUSTRY AND MARKET DATA

        We have obtained the industry and market data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry and general publications published by third parties. In some cases, such industry and market data reflect management's estimates based on management's industry knowledge and other knowledge. Industry or general publications and surveys and studies published or prepared by third parties generally state that they contain information obtained from sources believed to be reliable, but do not guarantee the accuracy or completeness of such information. We have not independently verified market and industry data from third party sources, however, we rely on such data and believe such data to be accurate.

FORWARD-LOOKING STATEMENTS

        This prospectus contains both historical and "forward-looking statements" within the meaning of Section 27A of the Securities Act. The safe harbor provided by Section 27A is not applicable to this offering. All statements other than statements of historical fact included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about TransDigm Inc.'s plans, objectives, strategies and prospects regarding, among other things, the financial condition, results of operations and business of TransDigm Inc. and its subsidiaries. We have identified some of these forward-looking statements with words like "believe," "may," "will," "should," "expect," "intend," "plan," "predict," "anticipate," "estimate" or "continue" and other words and terms of similar meaning. These forward-looking statements may be contained under the captions "Prospectus Summary," "Risk Factors," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," will be important in determining future results. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including with respect to TransDigm Inc., the following, among other things:

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  the impact of general economic conditions in the regions in which we do business;

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  general industry conditions, including competition and product, raw material and energy prices;

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  changes in exchange rates and currency values;

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  access to capital markets; and

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  other factors described in this prospectus.

        Since our actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements, we cannot give any assurance that any of the events anticipated by these forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update these forward-looking statements or the risk factors contained in this prospectus to reflect new information, future events or otherwise, except as may be required under federal securities laws.

PROSPECTUS SUMMARY

        This summary may not contain all of the information that may be important to you. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes included elsewhere herein, before you decide to participate in the exchange offer.

        In this prospectus, the words "TransDigm," "the Company," "we," "us" and "our" refer to TransDigm Inc. and our subsidiaries unless the context otherwise indicates. The term "Holdings" refers to TransDigm Holding Company, the parent holding company of TransDigm. The term "Norco" refers to Norco, Inc., a division of TransTechnology Corporation that we acquired on February 24, 2003. The term "pro forma" or "on a pro forma basis," when used to describe our operations, refers to our operations after giving effect to our acquisition of Norco and the merger of TD Acquisition Corporation with and into Holdings and the related transactions, as though the acquisition of Norco and the merger and the related transactions had occurred as of the applicable date for balance sheet purposes and as of October 1, 2001, the beginning of Holdings' 2002 fiscal year, for results of operations purposes. References to "fiscal year" mean the twelve months ending September 30. Our most recently completed fiscal quarter for which financial information is available ended on June 28, 2003.

Overview

        We are a leading global supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. We estimate that approximately 95% of our net sales for the thirty-nine week period ended June 28, 2003 were generated by proprietary products for which we own the design. These items are generally approved and certified by airframe manufacturers, government agencies, the Federal Aviation Administration, or the FAA, or similar entities. During the same period, we estimate that we generated approximately 80% of our net sales from products for which we are the sole source provider. Once our parts are designated as original equipment on an aircraft, we generate net sales from recurring aftermarket parts sales over the life of that aircraft. As a result, we estimate that over 70% of our net sales for the thirty-nine week period ended June 28, 2003 were generated from the commercial and military aftermarkets. These aftermarket revenues have historically produced a higher gross margin and been more stable than original equipment manufacturer, or OEM, sales.

        We provide components for a large, diverse installed base of aircraft, with no single aircraft platform accounting for more than 9% of our net sales in the fiscal year ended September 30, 2002. In the commercial sector, which generated approximately 73% of our net sales for the thirty-nine week period ended June 28, 2003, we sell to distributors of aftermarket components, as well as directly to commercial airlines, aircraft maintenance facilities, and aircraft and engine OEMs. During the thirty-nine week period ended June 28, 2003, we generated approximately 27% of our net sales from the defense sector, selling through distributors and directly to the United States and foreign militaries and defense OEMs. For the thirty-nine week period ended June 28, 2003, we generated actual net sales of $225.2 million.

        Our business strategy includes three core value drivers: (1) pricing each of our products to fairly reflect the unique value provided by that product; (2) obtaining profitable new business by proactively working with customers to apply our technical capabilities to solve specific customer problems; and (3) striving to continually improve productivity. Successful execution of these value drivers has enabled us to deliver consistently solid financial performance even in difficult macroeconomic environments.

Our Products

        We focus on developing highly customized products to solve specific problems for aircraft operators and manufacturers. We differentiate ourselves based on our engineering and manufacturing capabilities, and we typically choose not to compete for non-proprietary "build to print" business, in which price is the primary competitive driver and which usually offers lower margins. Our products have strong brand names within the industry and we have a strong reputation for high quality, reliability and customer support. We categorize our products into two groupings: power system components and airframe system components.

        Power system components generated approximately 60% of our net sales in the thirty-nine week period ended June 28, 2003. Our major power system components products are (1) ignition system components such as igniters, exciters and spark plugs used to start and spark turbine and reciprocating aircraft engines; (2) gear pumps used primarily in hydraulic and fuel applications; (3) mechanical/electromechanical controls used in numerous actuation applications; (4) batteries/chargers used to provide starting and back-up power; and (5) rods and locking devices used to hold open panels to allow access to engines for maintenance.

        Airframe system components generated approximately 40% of our net sales in the thirty-nine week period ended June 28, 2003. Our major airframe system components products are: (1) engineered connectors used in fuel, pneumatic and hydraulic applications; (2) engineered latching and locking devices used in various bin, security and other applications; and (3) lavatory hardware and components.

        The major end users of our products include most of the world's airlines, the United States and foreign militaries, and leading engine and airframe OEMs such as Boeing, Airbus, General Electric, United Technologies, Rolls-Royce, Honeywell, Bombardier, Embraer, Cessna, Gulfstream, Raytheon, Northrop Grumman and Lockheed Martin. We sell our products directly to these end users and also through the industry's leading distributors such as Aviall, Satair and AAR.

Competitive Strengths

        We believe our key competitive strengths are:

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  Large Installed Product Base with Recurring Aftermarket Revenue Stream.    We provide components to a large and growing installed base of aircraft for which we supply aftermarket products and services. We estimate that our products are installed on more than 30,000 commercial transport, military and business turbine aircraft. This installed base and our sole source position for an estimated 80% of our net sales for the thirty-nine week period ended June 28, 2003 enable us to capture a long-term stream of highly profitable aftermarket revenues over the life of an individual aircraft, which will normally fly for 30 or more years.

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  Diversified Revenue Base.    Our diversified revenue base reduces our dependence on any particular customer, platform or market segment and has been a significant factor in maintaining our financial performance. Our products are used on all of the major commercial aircraft platforms now in production, including the Boeing 777, 747, 757, 767, 737 and 717, the entire Airbus fleet and Bombardier and Embraer regional jets. In addition, our parts are used on many modern military programs, including fighters such as the F-15, F-16 and F-18, military transport planes such as the C-130, C-130J and C-17, helicopters such as the Apache and Blackhawk, and the Raytheon Patriot missile. While industry-wide commercial OEM deliveries have been negatively impacted following the events of September 11, 2001, our more stable commercial aftermarket business has been more modestly affected and our military business has strengthened. In addition, since we have limited exposure to older generation commercial aircraft such as the DC-9 and the Boeing 727, fewer of the aircraft that we provide components for have been retired or taken out of service during the current airline industry downturn.

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  Significant Barriers to Entry.    We compete in niche markets with significant barriers to entry. We believe that the niche nature of our markets, the industry's stringent regulatory and certification requirements, the large number of SKUs that we sell and the investments necessary in development and certification create barriers to entry for potential competitors. As a result of the barriers to entry in our markets, we estimate that for the thirty-nine week period ended June 28, 2003 approximately 80% of our net sales were generated from products for which we are the sole source provider. When our customers receive products that meet or exceed expectations and performance standards, they have little incentive to certify another supplier because of the cost and time of the certification process. In addition, concerns about safety and the indirect costs of flight delays if products are unavailable or undependable make our customers hesitant to switch to new suppliers.

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  History of Successful Product Innovation.    We have a history of consistent leadership in our markets and a strong reputation for innovative, solution-oriented products. For example, Airbus Industries selected us to design the security bolting systems to be installed on all Airbus cockpit doors to comply with FAA and European regulatory requirements adopted after the events of September 11, 2001. We have developed a highly engineered cockpit door safety mechanism that simultaneously prevents unauthorized penetration into the cockpit while providing a rapid response in the event of an emergency depressurization. The system has been retrofitted on more than 2,500 Airbus aircraft in service and is currently being installed on all new Airbus aircraft for use in North America or Europe. We also continue to develop new products for military applications. We expect to provide the in-air fuel coupling pumps, controls, valves and other components for the new Boeing 767 military fuel tanker program, which Congress recently approved, and expect to provide pumps, ignition systems and other components for the Joint Strike Fighter jet manufactured by Lockheed Martin. Our success at developing new products has contributed to the growth of our business.

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  Experienced Management Team with a Successful Track Record.    Our operations are managed by a highly experienced management team with a proven record in the aircraft components business. This team has also demonstrated its ability over the last ten years to successfully operate our business through market cycles and under a leveraged capital structure. Our experienced management team has a proven track record of consolidating operations, reducing overhead and rationalizing costs.

Business Strategy

        Key elements of our business strategy are:

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  Provide Value Added Products and Reliable Service to Customers.    We focus on engineering, manufacturing and marketing highly engineered products to customers that place a premium on our capabilities. We have been effective in communicating to aircraft operators the value of our products in terms of increased value generated by their reliability and performance, as well as reduced maintenance requirements. Our customers often recognize that the indirect cost of a flight delay because of poor performance or an unavailable product greatly outweighs the underlying direct cost of our products. Our product quality and customer support has allowed us to share the value generated by our products. We intend to continue to develop and market high value added products that provide significant benefits to our customers.

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  Generate Profitable New Business Initiatives.    We have been successful in identifying and commercializing new business opportunities in the OEM and aftermarket segments to drive revenue growth. We have been effective in creating aftermarket opportunities by developing superior products to retrofit aircraft already in service. We work closely with airlines to identify components that repeatedly cause flight delays or otherwise fail to meet the airlines' performance standards. We design and certify new parts with improved performance characteristics, for which our customers are typically willing to pay a premium. Importantly, we often invest in developing and certifying a new part with the support of an airline sponsor. This support tends to significantly improve the probability of commercial success. We intend to pursue growth opportunities through our new business initiatives.

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  Realize Productivity Savings.    We will continue to focus on improving operating margins through steady improvements to our cost structure and increases in employee productivity. We have achieved significant increases in employee productivity since our formation in 1993. We have continually rationalized our manufacturing facilities and redesigned our manufacturing and other business practices to maximize efficiency. For example, we encourage our employees through performance incentives to learn to operate multiple manufacturing stations in order to minimize overall labor costs. This initiative and others like it have enabled us to consistently increase sales without corresponding increases in our cost structure.

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  Pursue Strategic Acquisitions.    We continue to pursue acquisitions where we believe that we can enhance value, reduce costs and develop new business. The aircraft component industry is highly fragmented, with many of the companies in the industry being small operators or small non-core operations of larger businesses. We believe the industry may experience consolidation due to customer requirements that favor larger, more capable suppliers who can provide engineering as well as production capability. Our management team has successfully integrated seven acquisitions since our formation in 1993. In each case, we have significantly improved customer service and delivery reliability and have achieved enhanced financial performance.

Industry and Market Overview

        We believe that our addressable market for proprietary engineered components is approximately $7.5 billion, including both the commercial and military aerospace sectors. The commercial OEM market has historically exhibited cyclical swings and sensitivity to economic conditions, while the aftermarket, which is driven by usage of the existing aircraft fleet, has proven to be more stable. For instance, Airbus and Boeing expect their new aircraft deliveries in 2003 to be approximately 36% lower than their 1999 peak levels. Meanwhile, Revenue Passenger Miles, or RPMs, a commonly used measure of fleet usage, decreased by approximately 12.4% from the first six months of 2001 compared to the first six months of 2003 and decreased by a smaller percentage (approximately 2.9%) from the first six months of 2002 compared to the first six months of 2003, notwithstanding the recent Severe Acute Respiratory Syndrome, or SARS, outbreak and increased military activity in the Middle East. Military OEM and aftermarket sales increase as defense spending increases. Air transport, support and surveillance are an increasingly essential component of military operations. Following the recent military engagements in Afghanistan and Iraq, we expect that many aircraft will need to be overhauled and repaired. According to forecasts of the U.S. Department of Defense, U.S. military aircraft maintenance spending is expected to increase by 5.1% annually through 2005.

Recent Developments

        On February 24, 2003, we acquired certain assets and assumed certain liabilities of the Norco business from TransTechnology Corporation ("TransTechnology") for $51.0 million in cash and approximately $1.0 million in asset transfer tax payments. During August 2003, TransTechnology refunded approximately $1.1 million of the purchase price to us in settlement of the purchase price adjustment provisions of the purchase agreement. The Norco business generated approximately $19.6 million in net sales and $6.8 million of operating income (excluding costs of approximately $1.2 million associated with the integration of Norco into TransDigm) for the thirty-nine week period ended June 28, 2003.

The Transactions

        On July 22, 2003, TD Acquisition Corporation ("TD Acquisition") merged with and into Holdings, with Holdings continuing as the surviving corporation. Concurrently with the merger of TD Acquisition with and into Holdings, TD Funding Corporation ("TD Funding"), a wholly owned subsidiary of TD Acquisition and transitory financing vehicle, merged with and into TransDigm, with TransDigm continuing as the surviving corporation. TD Funding issued the original notes immediately prior to the consummation of this merger and TransDigm assumed all obligations by operation of law as a result of the merger. Each of TD Acquisition and TD Funding was a corporation formed at the direction of Warburg Pincus Private Equity VIII, L.P. ("Warburg Pincus"). TD Funding was incorporated for the sole purpose of facilitating the financing of the merger of TD Acquisition with and into Holdings and the related transactions.

        On June 23, 2003, we commenced a cash tender offer to repurchase all of our outstanding 10 3/8% senior subordinated notes due 2008 and solicited consents from the holders of such notes to amend the indenture governing such notes to eliminate substantially all of the restrictive covenants and effect certain other amendments to such indenture. Holders of $197.75 million aggregate principal amount of the 10 3/8% senior subordinated notes consented to the proposed amendments and tendered their notes in the tender offer. We received the requisite number of consents to effect the proposed amendments to the indenture governing our 10 3/8% senior subordinated notes due 2008. We purchased all of the tendered 10 3/8% senior subordinated notes. On July 22, 2003, we defeased $2.25 million aggregate principal amount of the 10 3/8% senior subordinated notes not purchased in the tender offer by depositing with the trustee for such notes cash in amounts sufficient to pay on December 1, 2003, the first date on which such notes may be redeemed, the principal, premium and interest thereon.

        To finance the merger and the related transactions in part, Warburg Pincus and a limited number of other institutional investors purchased securities of TD Holding Corporation ("TD Holding"), the parent company of TD Acquisition, immediately prior to the closing of the merger of TD Acquisition with and into Holdings. Upon receipt of the investment from Warburg Pincus and the other institutional investors, TD Holding contributed the proceeds as equity to TD Acquisition. Upon receipt of the cash contribution from TD Holding, TD Acquisition contributed the funds as equity to TD Funding. TD Funding lent a portion of such proceeds, together with a portion of the proceeds it received from the issuance of the original notes and from borrowings under our new senior secured credit facilities, to TD Acquisition, which enabled TD Acquisition to pay all amounts due to the equity holders of Holdings under the terms of the merger agreement and related transaction expenses.

        We refer herein to the mergers and the related transactions and financings, including the issuance of the original notes, as "The Transactions." For a discussion of the sources and uses of funds in the Transactions, see "Use of Proceeds" and "The Transactions."

        Our executive offices are located at 26380 Curtiss Wright Parkway, Richmond Heights, Ohio 44143 and our telephone number is (216) 289-4939. Our website address is http://www.transdigm.com. Our website and the information contained on our website are not part of this prospectus.

THE EXCHANGE OFFER

        On July 15, 2003, we completed an offering of $400,000,000 aggregate principal amount of 8 3/8% senior subordinated notes due July 15, 2011, which we refer to herein as the "original notes," in a transaction exempt from registration under the Securities Act of 1933, as amended, or the Securities Act. In connection with the offering of the original notes, we entered into a registration rights agreement, dated as of July 22, 2003, with the initial purchasers of the original notes. In the registration rights agreement, we agreed to offer our new 8 3/8% senior subordinated notes due July 15, 2011, which will be registered under the Securities Act, and which we refer to herein as the "exchange notes," in exchange for the original notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the original notes. In this prospectus, we refer to the original notes and the exchange notes as the "notes." You should read the discussions under the headings "Prospectus Summary—Summary of the Terms of the Exchange Notes" and "Description of the Exchange Notes" for information regarding the exchange notes.

The Exchange Offer
This is an offer to exchange $1,000 in principal amount of the exchange notes for each $1,000 in principal amount of original notes. The exchange notes are substantially identical to the original notes, except that the exchange notes generally will be freely transferable. Based upon interpretations by the staff of the Securities and Exchange Commission (the "SEC") set forth in no actions letters issued to unrelated third parties, we believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:
	•	acquire the exchange notes in the ordinary course of your business;
	•	are not and do not intend to become engaged in a distribution of the exchange notes;
	•	are not an "affiliate" (within the meaning of the Securities Act) of ours;
	•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes from us or our affiliates; and
	•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes in a transaction as part of its market-making or other trading activities.

If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. See "The Exchange Offer—Purpose of the Exchange Offer."

Registration Rights Agreement
Under the registration rights agreement, we have agreed to use our reasonable best efforts to consummate the exchange offer or cause the original notes to be registered under the Securities Act to permit resales. If we are not in compliance with our obligations under the registration rights agreement, liquidated damages will accrue on the original notes in addition to the interest that otherwise is due on the original notes. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on the original notes. The exchange notes will not contain any provisions regarding the payment of liquidated damages. See "The Exchange Offer—Liquidated Damages."
Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered in the exchange offer.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on December 18, 2003, unless we extend it.
Exchange Date
We will accept original notes for exchange at the time when all conditions of the exchange offer are satisfied or waived. We will deliver the exchange notes promptly after we accept the original notes.
Conditions to the Exchange Offer
Our obligation to complete the exchange offer is subject to certain conditions. See "The Exchange Offer—Conditions to the Exchange Offer." We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of certain specified events.
Withdrawal Rights
You may withdraw the tender of your original notes at any time before the expiration of the exchange offer on the expiration date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.
Procedures for Tendering Original Notes	See "The Exchange Offer—How to Tender."
United States Federal Income Tax Consequences
The exchange of the original notes for the exchange notes will not be a taxable exchange for U.S. federal income tax purposes, and holders will not recognize any taxable gain or loss as a result of such exchange.
Effect on Holders of Original Notes
If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of original notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See "The Exchange Offer—Other."

Holders of original notes who do not tender their original notes will continue to hold those original notes. All untendered, and tendered but unaccepted original notes will continue to be subject to the transfer restrictions provided for in the original notes and the indenture governing the original notes. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected. See "Risk Factors—Risks Associated with the Exchange Offer—You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer," "—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer," and "The Exchange Offer—Other."
Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.
Exchange Agent	The Bank of New York, the trustee under the indenture governing the notes, is serving as the exchange agent in connection with this exchange offer.

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

Issuer	TransDigm Inc.
Exchange Notes	$400,000,000 in aggregate principal amount of 8 3/8% Senior Subordinated Notes due July 15, 2011.
Interest	8 3/8% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2004.
Guarantees
The exchange notes will be fully and unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by TransDigm Holding Company, our parent company, and, subject to certain limited exceptions, all our existing and future domestic subsidiaries. Our foreign subsidiaries will not guarantee the exchange notes. As of the date of this prospectus, we only have one foreign subsidiary that has inconsequential assets and liabilities.
Ranking	The exchange notes will be our unsecured senior subordinated obligations. The exchange notes and guarantees will rank:
• junior to all of our and the guarantors' existing and future senior indebtedness;
• equally with any of our and the guarantors' existing and future senior subordinated indebtedness; and
• senior to any of our and the guarantors' existing and future subordinated indebtedness.
The exchange notes will be structurally subordinated to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes.
Optional Redemption
We may redeem the exchange notes at any time and from time to time on or after July 15, 2006, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.
In addition, at any time and from time to time, before July 15, 2006, we may redeem up to 35% of the exchange notes with the proceeds of certain equity offerings.
Change of Control
If a change of control occurs, subject to certain conditions, we must give holders of the exchange notes an opportunity to sell to us the exchange notes at a purchase price of 101% of the principal amount of the exchange notes, plus accrued and unpaid interest to the date of the purchase. See "Description of the Exchange Notes—Change of Control."

Certain Covenants	The indenture governing the exchange notes will contain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur or guarantee additional indebtedness;
	•	issue preferred stock of restricted subsidiaries;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make certain investments;
	•	enter into arrangements that restrict dividends from restricted subsidiaries;
	•	sell or otherwise dispose of assets;
	•	engage in certain transactions with affiliates; and
	•	merge or consolidate with another entity.
The limitations will be subject to a number of important qualifications and exceptions. See "Description of the Exchange Notes—Certain Covenants."
Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.
Trustee	The Bank of New York is the trustee for the holders of the exchange notes.
Governing Law	The exchange notes, the indenture and the other documents for the offering of the exchange notes are governed by the laws of the State of New York.

        For additional information about the exchange notes, see the section of this prospectus entitled "Description of the Exchange Notes."

Regulatory Approvals

        Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Risk Factors

        Participating in the exchange offer involves certain risks. You should carefully consider the information under "Risk Factors" and all other information included in this prospectus before participating in the exchange offer.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following table presents summary financial and other data with respect to Holdings and its subsidiaries and has been derived from (i) the audited consolidated financial statements of Holdings for the fiscal years ended September 30, 2000, 2001 and 2002 and (ii) the unaudited consolidated financial statements of Holdings for the thirty-nine weeks ended June 29, 2002 and June 28, 2003. The consolidated financial statements of Holdings for each of the years in the three fiscal-year period ended September 30, 2002 are included elsewhere in this prospectus and have been audited by Deloitte & Touche LLP, independent auditors. The unaudited consolidated financial statements of Holdings for the thirty-nine week periods ended June 29, 2002 and June 28, 2003 include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations, financial position, and cash flows. The results for the thirty-nine week period ended June 28, 2003 are not necessarily indicative of the results that may be expected for the entire year. Separate historical financial information for TransDigm is not presented since Holdings has no operations or assets separate from its investment in TransDigm and since the notes are guaranteed by Holdings and all direct and indirect domestic restricted subsidiaries of TransDigm.

        The following table also sets forth summary pro forma consolidated data for Holdings as of June 28, 2003 and for the thirty-nine week period then ended. The pro forma statement of operations data gives effect to the Transactions (see "The Transactions") and the Norco acquisition as if such Transactions and the Norco acquisition had been consummated on October 1, 2001, the first day of Holdings' most recently completed fiscal year. The pro forma consolidated balance sheet data as of June 28, 2003 gives effect to the Transactions as if they had occurred as of June 28, 2003. The pro forma financial information is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the dates indicated above. We cannot assure you that assumptions used in the preparation of the pro forma financial data will prove to be correct.

        The Norco acquisition was completed on February 24, 2003 and the Champion Aerospace Inc. acquisition was completed on May 31, 2001. On March 26, 2001, we acquired an exclusive, worldwide license to produce and sell products composed of a lubrication and scavenge pump product line along with certain related equipment and inventory and, on March 8, 2000, we acquired Christie Electric Corp. These acquisitions were accounted for as purchases. The results of operations of all of the acquired businesses are included in Holdings' consolidated financial statements from the date on which each of those acquisitions was consummated.

        You should read the summary financial and other data set forth below along with the sections in this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Consolidated Financial Information" and the consolidated financial statements of Holdings and related notes included elsewhere in this prospectus.

	Historical					Pro Forma
						Thirty-Nine Weeks Ended
	Fiscal Year Ended September 30,			Thirty-Nine Weeks Ended
				June 29, 2002	June 28, 2003	June 28, 2003
	2000	2001	2002
	(in thousands)
Statement of Operations Data:
Net sales	$150,457	$200,773	$248,802	$180,658	$225,172	$232,672
Gross profit(1)	68,264	82,248	114,227	84,059	107,737	110,446
Operating expenses:
Selling and administrative	16,799	20,669	21,905	15,525	16,243	21,540
Amortization of intangibles	1,843	2,966	6,294	4,925	859	4,562
Research and development	2,308	2,943	2,057	2,029	2,193	2,193

Operating income(1)	47,314	55,670	83,971	61,580	88,442	82,151

Interest expense, net:
TransDigm	25,893	28,938	32,832	24,708	24,408	37,232
Holdings (PIK Notes)(2)	2,670	2,988	3,706	2,492	1,755	1,755

Total interest expense, net	28,563	31,926	36,538	27,200	26,163	38,987

Pre-tax income	18,751	23,744	47,433	34,380	62,279	43,164
Provision for income taxes	7,972	9,386	16,804	13,516	22,420	7,887

Net income	$10,779	$14,358	$30,629	$20,864	$39,859	$35,277

	As of June 28, 2003
	Historical	Pro Forma
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$21,035	$—
Working capital(3)	81,999	142,143
Total assets	426,816	1,344,801
Long-term debt, including current portion	399,164	695,000
Stockholders' equity (deficiency)	(42,529)	513,384
	Historical					Pro Forma
						Thirty-Nine Weeks Ended
	Fiscal Year Ended September 30,			Thirty-Nine Weeks Ended
				June 29, 2002	June 28, 2003	June 28, 2003
	2000	2001	2002
	(dollars in thousands)
Other Financial Data:
Depreciation and amortization	$6,512	$8,646	$13,492	$10,114	$5,832	$10,653
Capital expenditures	4,368	4,486	3,816	2,140	3,930	3,930
Ratio of earnings to fixed charges(4)	1.6x	1.7x	2.3x	2.2x	3.3x	2.1x
Other Data:
EBITDA(5)	$53,826	$64,316	$97,463	$71,694	$94,274	$92,804
EBITDA, margin(6)	35.8%	32.0%	39.2%	39.7%	41.9%	39.9%
EBITDA, As Defined(5)	$54,011	$72,259	$97,463	$71,694	$96,155	$98,651
EBITDA, As Defined, margin(6)	35.9%	36.0%	39.2%	39.7%	42.7%	42.4%

(1)
Gross profit and operating income include the effect of the following non-cash charges relating to purchase accounting adjustments to inventory associated with the acquisition of various businesses and a lubrication and scavenge pump product line as follows (in thousands):

	Historical					Pro Forma
				Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	Fiscal Year Ended September 30,
Acquisition/merger				June 29, 2002	June 28, 2003	June 28, 2003
	2000	2001	2002
Christie Electric Corp.	$185	—	—	—	—	—
Champion Aerospace Inc.	—	$3,193	—	—	—	—
Lubrication and scavenge pump product line	—	3,446	—	—	—	—
Norco, Inc.	—	—	—	—	$684	—

Total	$185	$6,639	$—	$—	$684	$—

(2)
Holdings has no other interest expense. TransDigm was not an obligor or a guarantor under the 12% pay-in-kind senior notes due 2009 of Holdings ("PIK Notes"). On February 28, 2003, Holdings redeemed all of the outstanding PIK Notes for $32.8 million using existing cash balances of TransDigm.

(3)
Computed as total current assets less total current liabilities.

(4)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion (approximately 33%) of rental expense that management believes is representative of the interest component of rental expense.

(5)
The following table sets forth the calculation of EBITDA and EBITDA, As Defined. EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA, As Defined, represents EBITDA, plus inventory purchase accounting adjustments, certain other non-recurring merger expenses, warrant put value adjustments, non-cash compensation and deferred compensation charges and acquisition integration costs, as applicable. We believe that the presentation of EBITDA and EDITDA, As Defined, will enhance an investor's understanding of our operating performance. EBITDA and EBITDA, As Defined, are also measures used by our senior management to evaluate the performance of our various lines of business and for other required or discretionary purposes, such as measuring performance under our employee incentive programs. Additionally, certain of our debt covenants are based upon a measure equal to EBITDA, As Defined. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Recent Developments." Neither EBITDA nor EBITDA, As Defined, is a measurement of financial performance under GAAP and neither should be considered as an alternative to (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Our calculation of EBITDA and EBITDA, As Defined, may not be comparable to the calculation of similarly titled measures reported by other companies.

	Historical
						Pro Forma
				Thirty-Nine Weeks Ended
						Thirty-Nine Weeks Ended
	Fiscal Year Ended September 30,
				June 29, 2002	June 28, 2003
	2000	2001	2002			June 28, 2003
	(in thousands)
Net income	$10,779	$14,358	$30,629	$20,864	$39,859	$35,277
Add:
Depreciation and amortization	6,512	8,646	13,492	10,114	5,832	10,653
Interest expense, net	28,563	31,926	36,538	27,200	26,163	38,987
Provision for income taxes	7,972	9,386	16,804	13,516	22,420	7,887

EBITDA	53,826	64,316	97,463	71,694	94,274	92,804
Add:
Inventory purchase accounting adjustments*	185	6,639	—	—	684	—
Acquisition integration costs **	—	1,304	—	—	1,197	1,197
Non-cash compensation and deferred compensation charges***	—	—	—	—	—	4,650

EBITDA, As Defined	$54,011	$72,259	$97,463	$71,694	$96,155	$98,651

*
Represents the purchase accounting adjustments to inventory relating to businesses and a lubrication and scavenge pump product line acquired by TransDigm that are charged to cost of sales when the inventory is sold.

**
Represents costs incurred to integrate acquired businesses and product lines into the Company's operations.

***
Represents the pro forma adjustment recorded to recognize compensation expense that will result from the deferred compensation plans of TD Holding established contemporaneously with the consummation of the Transactions (see "Management—Rollover Options") and stock options issued to Holdings' management under the new stock option plan (see "Management—New Stock Option Plan").

(6)
The EBITDA margin represents the amount of EBITDA as a percentage of net sales. The EBITDA, As Defined, margin represents the amount of EBITDA, As Defined, as a percentage of net sales.

RISK FACTORS

        Participating in the exchange offer involves a high degree of risk. You should consider the risks described below carefully, together with the other information contained in this prospectus, before participating in the exchange offer. Any of the following risks could harm the value of the notes directly, or our business and financial results and thus indirectly cause the value of the notes to decline. As a result of any of these risks, you may lose all or part of your investment in the notes.

Risks Relating to the Notes

  Our substantial indebtedness could adversely affect our future financial health and business operations and harm our ability to react to changes to our business.

        As a result of the Transactions, we have a significant amount of indebtedness. As of June 28, 2003, on a pro forma basis, after giving effect to the Transactions and the tender and defeasance of $200 million of our outstanding 10 3/8% senior subordinated notes due 2008 in connection with the Transactions, our total indebtedness would have been $695 million, excluding unused commitments under our new revolving loan facility, which would have represented approximately 57.5% of our total capitalization.

        Our substantial debt could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general economic downturns and adverse industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to competitors that have less debt; and

  •
  limit our ability to raise additional financing on satisfactory terms or at all.

  Increases in interest rates could increase our interest expense.

        For the thirty-nine week period ended June 28, 2003, on a pro forma basis, after giving effect to the Transactions and the tender and defeasance of $200 million of our outstanding 10 3/8% senior subordinated notes due 2008 in connection with the Transactions, our interest expense for the thirty-nine week period ended June 28, 2003 would have been approximately $39 million.

        We may be adversely affected by increases in interest rates. Our debt under the credit agreement governing our new senior secured credit facilities, which includes a $295 million term loan facility and a revolving loan facility of $100 million, bears interest at floating rates, initially between adjusted LIBOR plus 3.00% to 3.50% or the alternate base rate plus 2.00% to 2.50%. The alternate base rate is the higher of (x) Credit Suisse First Boston's prime rate and (y) the Federal Funds Effective Rate plus 0.50%. An increase in these variable interest rates could result in an increase in our interest expense.

  Our substantial indebtedness could prevent us from fulfilling our obligations under our indebtedness, including the notes. To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness, including the notes and amounts borrowed under our new senior secured credit facilities. Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under our new senior secured credit facilities or otherwise in amounts sufficient to enable us to service our indebtedness. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the indenture for the notes and the credit agreement for our new senior secured credit facilities may restrict us from adopting any of these alternatives. Furthermore, neither Warburg Pincus nor any of its affiliates has any continuing obligation to provide us with debt or equity financing. Because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, interest or other amounts on the notes.

        See "Description of the New Senior Secured Credit Facilities" and "Description of the Exchange Notes."

  Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt.

        Although the indenture governing the notes and the credit agreement governing our new senior secured credit facilities contain restrictions on the incurrence of additional indebtedness by us and our subsidiaries, these restrictions are subject to a number of qualifications and restrictions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, the $100 million revolving loan facility under our new senior secured credit facilities was undrawn on the date of the closing of the Transactions and may be drawn thereafter. Furthermore, the indenture for the notes specifically allows us to incur up to $60 million of additional bank debt. Any additional borrowings could be senior to the notes and the related guarantees.

        See "Capitalization," "Selected Historical Consolidated Financial Data," "Description of the New Senior Secured Credit Facilities" and "Description of the Exchange Notes."

  The terms of our new senior secured credit facilities and the indenture governing the notes may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

        Our new senior secured credit facilities contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. Our new senior secured credit facilities include covenants restricting, among other things, our ability to:

  •
  incur, assume or permit to exist additional indebtedness or guarantees;

  •
  incur liens and engage in sale leaseback transactions;

  •
  make capital expenditures;

  •
  make loans and investments;

  •
  declare dividends, make payments on or redeem or repurchase capital stock;

  •
  engage in mergers, acquisitions (but will permit the incurrence of certain indebtedness in connection with such acquisitions) and other business combinations;

  •
  prepay, redeem or purchase certain indebtedness, including the notes;

  •
  amend or otherwise alter terms of our indebtedness, including the notes, and other material agreements;

  •
  sell assets;

  •
  transact with affiliates; and

  •
  alter the business that we conduct.

        The indenture governing the notes also contains numerous operating and financial covenants including, among other things, restrictions on our ability to:

  •
  incur or guarantee additional debt;

  •
  issue preferred stock of restricted subsidiaries;

  •
  pay dividends or make other equity distributions;

  •
  purchase or redeem capital stock;

  •
  make certain investments;

  •
  enter into arrangements that restrict dividends from restricted subsidiaries;

  •
  engage in transactions with affiliates;

  •
  sell or otherwise dispose of assets; and

  •
  merge into or consolidate with another entity.

        Our new senior secured credit facilities also include financial covenants, including requirements that we maintain:

  •
  a minimum interest coverage ratio;

  •
  a minimum fixed charge coverage ratio; and

  •
  a maximum leverage ratio.

        A breach of any of these covenants or the inability to comply with the required financial ratios could result in a default under our new senior secured credit facilities or the notes. If any such default occurs, the lenders under our new senior secured credit facilities and the holders of the notes may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. The lenders under our new senior secured credit facilities also have the right, if such default occurs, to terminate any commitments they have to provide further borrowings. In addition, following an event of default under our new senior secured credit facilities, the lenders under these facilities have the right to proceed against the collateral granted to them to secure the debt, which includes our available cash, and they also have the right to prevent us from making debt service payments on the notes. If the debt under our new senior secured credit facilities, the original notes or the exchange notes offered hereby were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the notes and our other debt.

  Your right to receive payments on the notes is subordinated to the borrowings under our new senior secured credit facilities and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of the guarantors' existing senior indebtedness and possibly to all of the guarantors' future borrowings.

        The notes and the guarantees rank behind all of our and the guarantors' existing senior indebtedness, including the new senior secured credit facilities, and rank behind all of our and the guarantors' future borrowings, in each case, except any future indebtedness that expressly provides that it ranks equal with, or junior in right of payment to, the notes and the guarantees, as applicable. On a pro forma basis, as of June 28, 2003, after giving effect to the Transactions and the tender and defeasance of $200 million of our outstanding 10 3/8% senior subordinated notes due 2008 in connection with the Transactions, the notes and the guarantees would have been subordinated to approximately $295 million of senior debt. In addition, our new senior secured credit facilities and the indenture governing the notes would have permitted up to approximately $100 million in additional borrowings under our new revolving loan facility, subject, in the case of our new senior secured credit facilities, to compliance with the covenants and conditions to borrowings under the new senior secured credit facilities, which borrowings would be senior to the notes and the guarantees. Furthermore, the indenture governing the notes specifically allows us to incur up to $60 million of additional bank debt. We are permitted to incur substantial additional indebtedness, including senior indebtedness, in the future.

        As a result of this subordination, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the senior debt of the guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the guarantees.

        All payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with the trade creditors and all other holders of our and the guarantors' senior subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our and their senior secured indebtedness, respectively. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our and their creditors, respectively, and holders of the notes may receive less, ratably, than the holders of senior indebtedness.

  The notes are not secured by our assets nor those of our guarantors, and the lenders under our new senior secured credit facilities are entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

        In addition to being subordinated to all our existing and future senior debt, the notes and the guarantees are not secured by any of our assets. Our obligations under our new senior secured credit facilities are secured by, among other things, a first priority pledge of all our common stock, substantially all our assets and substantially all the assets of certain of the guarantors. If we become insolvent or are liquidated, or if payment under our new senior secured credit facilities or in respect of any other secured indebtedness is accelerated, the lenders under our new senior secured credit facilities or holders of other secured indebtedness are entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our new senior secured credit facilities or other senior debt). Upon the occurrence of any default under our new senior secured credit facilities (and even without accelerating the indebtedness under our new senior secured credit facilities), the lenders may be able to prohibit the payment of the notes and guarantees either by limiting our ability to access our cash flow or under the subordination provisions contained in the indenture governing the notes. See "Description of the New Senior Secured Credit Facilities" and "Description of the Exchange Notes—Ranking—Subordination; Payment of Notes."

  Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and if that occurs, you may not receive any payments on the notes.

        A portion of the proceeds from the sale of the original notes were applied, together with other available funds, to make payments to the holders of capital stock, in-the-money stock options and the warrant of Holdings in connection with the Transactions. Our issuance of the notes and the issuance of the guarantees by the guarantors may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or unpaid creditors of our guarantors. While the relevant laws may vary from state to state, under such laws the issuance of the notes and the guarantees and the application of the proceeds therefrom will be a fraudulent conveyance if (1) we issued the notes and the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is true:

  •
  we or any of the guarantors were or was insolvent, or rendered insolvent, by reason of such transactions;

  •
  we or any of the guarantors were or was engaged in a business or transaction for which our or the applicable guarantor's assets constituted unreasonably small capital; or

  •
  we or any of the guarantors intended to, or believed that we or it would, be unable to pay debts as they matured.

        If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the applicable guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. As is typical for issuers facing a similar risk, given the factual nature of a court's analysis of this issue, we did not receive nor do we anticipate receiving a legal opinion on whether the issuance of the notes or the guarantees was a fraudulent conveyance. In the event of a finding that a fraudulent conveyance occurred, you may not receive any payment on the notes.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts was greater than the fair value of all its assets;

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts and liabilities as they become due; or

  •
  it cannot pay its debts as they become due.

        A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its subsidiary guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. Each subsidiary guarantee will contain a provision intended to limit the subsidiary guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

  You cannot be sure that an active trading market will develop for the exchange notes.

        The exchange notes are a new issue of securities and there is no established trading market for the exchange notes. Although the exchange notes have been designated for trading in The Portalsm Market, we do not intend to apply to list the exchange notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system.

        As a result of the above and the other factors listed below, an active trading market for the exchange notes may not develop, in which case the market price and liquidity of the exchange notes may be adversely affected.

        In addition, you may not be able to sell your exchange notes at a particular time or at a price favorable to you. Future trading prices of the exchange notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our prospects or the prospects for companies in our industry generally;

  •
  our ability to complete the exchange offer for registered notes or to register the exchange notes for resale;

  •
  the interest of securities dealers in making a market in the notes;

  •
  the market for similar securities; and

  •
  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the exchange notes, regardless of our prospects or performance.

        Although the initial purchasers of the original notes have advised us that they intend to make a market in the notes, they are not obligated to do so. The initial purchasers may also discontinue any market making activities at any time, in their sole discretion, which could further negatively impact your ability to sell the exchange notes or the prevailing market price at the time you choose to sell.

  We may not be able to fulfill our repurchase obligations in the event of a change of control.

        Upon the occurrence of any change of control, we are required to make a change of control offer to repurchase the notes. Any change of control would also constitute a default under our new senior secured credit facilities. Therefore, upon the occurrence of a change of control, the lenders under our new senior secured credit facilities would have the right to accelerate their loans, and we would be required to repay all of our outstanding obligations under our new senior secured credit facilities. Also, as our new senior secured credit facilities generally prohibit us from purchasing any notes, if we do not repay all borrowings under our new senior secured credit facilities first or obtain the consent of the lenders under our new senior secured credit facilities, we will be prohibited from purchasing the notes upon a change of control.

        In addition, if a change of control occurs, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for any of the notes that might be delivered by holders of the notes seeking to accept the change of control offer and, accordingly, none of the holders of the notes may receive the change of control purchase price for their notes. Our failure to make the change of control offer or to pay the change of control purchase price when due would result in a default under the indenture governing the notes. See "Description of the Exchange Notes—Events of Default."

Risks Associated with the Exchange Offer

  You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer.

        If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the legends on the original notes. In general, you may not offer, sell or otherwise transfer the original notes in the United States unless they are:

  •
  registered under the Securities Act:

  •
  offered or sold under an exemption from the Securities Act and applicable state securities laws; or

  •
  offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        Currently, we do not anticipate that we will register the original notes under the Securities Act. Except for limited instances involving the initial purchasers or holders of original notes who are not eligible to participate in the exchange offer or who receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to register the original notes under the Securities Act under the registration rights agreement or otherwise. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on your original notes.

  Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.

        To the extent that original notes are exchanged in the exchange offer, the trading market for the original notes that remain outstanding may be significantly more limited. As a result, the liquidity of the original notes not tendered for exchange in the exchange offer could be adversely affected. The extent of the market for original notes will depend upon a number of factors, including the number of holders of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a similar outstanding market value available for trading, which is called the "float," may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for original notes that are not exchanged in the exchange offer may be affected adversely to the extent that original notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the original notes that are not exchanged more volatile.

  There are state securities law restrictions on the resale of the exchange notes.

        In order to comply with the securities laws of certain jurisdictions, the exchange notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. Currently, we do not intend to register or qualify the resale of the exchange notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

  Some holders who exchange their original notes may be deemed to be underwriters.

        If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  We will not accept your original notes for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

        We will issue exchange notes as part of the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange. See "The Exchange Offer."

Risks Relating to Our Business

  Future terrorist attacks may have a material adverse impact on our business.

        Following the September 11, 2001 terrorist attacks, passenger traffic on commercial flights has been significantly lower than prior to the attacks and many commercial airlines reduced their operating schedules. Overall, the terrorist attacks resulted in billions of dollars in losses to the airlines industry. Several airlines, including United Airlines and US Airways, filed for bankruptcy protection (although US Airways recently completed its Chapter 11 reorganization and emerged from bankruptcy). Any future acts of terrorism and any allied military response to such acts could result in further acts of terrorism and additional hostilities, including possible retaliatory attacks on sovereign nations, as well as financial, economic and political instability. While the precise effects of such instability on our industry and our business is difficult to determine, it could result in further reductions in the use of commercial aircraft. If demand for new aircraft and spare parts decreases, demand for certain of our products would also decrease.

  Our business is sensitive to the number of flight hours that our customers' planes spend aloft and to our customers' profitability. These items are, in turn, affected by general economic conditions. In addition, our sales to manufacturers of new large aircraft are cyclical.

        We compete in the aircraft component segment of the aerospace industry. Our business is directly affected by economic factors and other trends that affect our customers, including projected market growth that may not materialize or be sustainable. Specifically, the aircraft component segment is sensitive to, among other factors, changes in the number of miles flown by paying customers of commercial airlines, which we refer to as revenue passenger miles, or RPMs, and, to a lesser extent, to changes in the profitability of the commercial airline industry and the size and age of the worldwide aircraft fleet.

        Revenue passenger miles and airline profitability have historically been correlated with the general economic environment, although national and international events can also play a key role. For example, RPMs declined primarily as a result of increased security concerns among airline customers following the events of September 11, 2001. See "—Future terrorist attacks may have a material adverse impact on our business." Any future reduction would reduce the use of commercial aircraft and, consequently, the need for spare parts and new aircraft. During periods of reduced airline profitability, some airlines may elect to delay purchases of spare parts, preferring instead to deplete existing inventories or file for bankruptcy protection. If demand for new aircraft and spare parts decreases, there would be a decrease in demand for certain of our products. Therefore, any future decline in RPMs, airline profitability or the size of the worldwide aircraft fleet, for any reason, could have a material adverse effect on our business.

        In addition, sales to manufacturers of large commercial aircraft, which accounted for approximately 13% of our net sales in our fiscal year ended September 30, 2002, or fiscal 2002, have historically experienced periodic downturns. In the past, these sales have been affected by airline profitability, which is impacted by fuel and labor costs and price competition, among other things. As a result of the events of September 11, 2001 and a weakened economy, many industry analysts expect aircraft deliveries to remain depressed relative to pre-September 11th levels. Prior downturns have adversely affected our net sales, gross margin and net income. These and certain other factors that may cause a downturn in sales to manufacturers of large commercial aircraft in the future may have a material adverse effect on our business.

  We rely heavily on certain customers for much of our sales.

        Our three largest customers for fiscal 2002, were Aviall (a distributor of aftermarket parts to airlines throughout the world), the United States government and Honeywell International, Inc. Each of these customers accounted for approximately 11% of our net sales in fiscal 2002. Our top ten customers for fiscal 2002 accounted for approximately 60% of our net sales. The loss of, or any significant decrease in our sales to, any one or more of these key customers could have a material adverse effect on our business.

  We generally do not have guaranteed future sales of our products. Further, we enter into fixed price contracts with some of our customers, so we take the risk for cost overruns.

        As is customary in our business, we do not have long-term contracts with most of our aftermarket customers and therefore do not have guaranteed future sales. Although we have long-term contracts with many of our OEM customers, some of those customers may terminate these contracts on short notice and, in many other cases, our customers have not committed to buy any minimum quantity of our products. In addition, in certain cases, we must anticipate the future volume of orders based upon the historic purchasing patterns of customers and upon our discussions with customers as to their anticipated future requirements. Cancellations, reductions or delays in orders by a customer or a group of customers could have a material adverse effect on our business, financial condition and results of operations.

        We also have entered into multi-year, fixed-price contracts with some of our OEM customers, where we have agreed to perform the work for a fixed price and, accordingly, realize all the benefit or detriment resulting from any decreases or increases in the costs for making these products. Sometimes we accept a fixed-price contract for a product that we have not yet produced, which increases the risks of delays or cost overruns.

        Most of our contracts do not permit us to recover for increases in input prices, taxes or labor costs, although some contracts provide for renegotiation to address certain material adverse changes. Any such increases are likely to have an adverse effect on our business.

  A decline in the U.S. defense budget or the defense budget of foreign governments may adversely affect our sales of parts used in military aircraft.

        Approximately 27% of our net sales in the thirty-nine week period ended June 28, 2003 were related to products used in military aircraft, most of which were spare parts provided to various governmental agencies.

        The United States' defense budget has fluctuated in recent years, at times resulting in reduced demand for new aircraft and spare parts. In addition, foreign military sales are affected by U.S. government regulations, regulations of the purchasing foreign government and political uncertainties in the United States and abroad. The United States' defense budget may continue to fluctuate, and may decline, and sales of defense related items to foreign governments may decrease. A reduction in expenditures by the U.S. or foreign governments for aircraft using our products or lower margins resulting from increasingly competitive procurement policies would have an adverse effect on our results of operations.

        In addition, the terms of defense contracts with the U.S. government generally permit the government to terminate contracts partially or completely, with or without cause, at any time. Approximately 11% of our net sales in fiscal 2002 were to the U.S. government. Any unexpected termination of a significant government contract would have an adverse effect on our business.

  Our business would be adversely affected if we lost our government or industry approvals or if more onerous government regulations were enacted or industry oversight increased.

        The aerospace component industry is highly regulated in the United States and in other countries. In order to sell our components, we and the components we manufacture must be certified by the Federal Aviation Administration, the United States Department of Defense and similar agencies in foreign countries and by individual manufacturers.

        If new and more stringent government regulations are adopted or if industry oversight increases we might incur significant expenses to comply with any new regulations or heightened industry oversight. If material authorizations or approvals were revoked or suspended, our business would be adversely affected.

        To the extent that we operate outside the United States, we are subject to the Foreign Corrupt Practices Act, or FCPA, which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment. In particular, we may be held liable for actions taken by our strategic or local partners even though such partners are foreign companies that are not subject to the FCPA. Any determination that we have violated the FCPA could result in sanctions that could have a material adverse effect on our business.

  We are dependent on our highly trained employees and any work stoppage or difficulty hiring similar employees would adversely affect our business.

        Because our products are complicated and highly engineered, we are highly dependent on an educated and trained workforce. There is substantial competition for skilled personnel in the aircraft component industry and we could be adversely affected by a shortage of skilled employees. We may not be able to fill new positions or vacancies created by expansion or turnover or attract and retain qualified personnel.

        At June 28, 2003, approximately 12% of our employees were represented by the United Steelworkers Union, and approximately 6% were represented by the United Automobile, Aerospace and Agricultural Implement Workers of America. Our collective bargaining agreements with these labor unions expire in April 2005 and November 2004, respectively. Although we believe that our relations with our employees are good, we cannot assure you that we will be able to negotiate a satisfactory renewal of these collective bargaining agreements or that our employee relations will remain stable. Because we maintain a relatively small inventory of finished goods, any work stoppage could have a material adverse effect on our business.

  If we lose our senior management, our business may be adversely affected.

        Our success is dependent upon the efforts of our senior management, as well as on our ability to attract and retain senior management. There is substantial competition for these kinds of personnel in the aircraft component industry. We may not be able to retain our existing senior management, fill new positions or vacancies created by expansion or turnover, or attract additional qualified senior management personnel. We have not entered into employment agreements with any of our key executive officers, other than our President and Chief Executive Officer, W. Nicholas Howley. The loss of any of our key executive officers could have a material adverse effect on our business.

  We cannot assure you as to when or if we will be able to achieve all of our expected cost savings in connection with the Norco acquisition.

        Our decision to pursue the Norco acquisition was based in part on our belief that there are significant cost-saving opportunities for us of approximately $3.1 million annually. After performing a detailed review of our and Norco's operations to identify areas of overlap, we have formulated a detailed integration plan in order to achieve these expected cost savings.

        We cannot assure you as to when or if the cost savings we expect to achieve in connection with the Norco acquisition will be realized. A variety of risks could cause us not to achieve the benefits of the expected cost savings, including, among others, the following:

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  higher than expected severance costs related to staff reductions;

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  higher than expected retention costs for employees that will be retained;

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  delays in the anticipated timing of activities related to the integration plan; and

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  other unexpected costs associated with operating the combined business.

        If we fail to achieve the cost savings for these or other reasons, we may not realize any or all of the expected benefits from the Norco acquisition.

  Our business is dependent on the availability of certain components and raw materials that we buy from suppliers.

        Our business is affected by the price and availability of the raw materials and component parts that we use to manufacture our components. Our business, therefore, could be adversely impacted by factors affecting our suppliers (such as the destruction of our suppliers' facilities or their distribution infrastructure, a work stoppage or strike by our suppliers' employees or the failure of our suppliers to provide materials of the requisite quality), or by increased costs of such raw materials or components if we were unable to pass along such price increases to our customers. Because we maintain a relatively small inventory of raw materials and component parts, our business could be adversely affected if we were unable to obtain these raw materials and components from our suppliers in the quantities we require or on favorable terms. Although we believe that we could identify alternative suppliers, or alternative raw materials or component parts, the lengthy and expensive FAA and OEM certification processes associated with aerospace products could prevent efficient replacement of a supplier, raw material or component part and could have a material adverse effect on our business.

  We could incur substantial costs as a result of violations of or liabilities under environmental laws.

        Our operations and facilities are subject to a number of federal, state and local environmental laws and regulations that govern, among other things, discharges of pollutants into the air and water and the handling, storage and disposal of hazardous materials. We could incur substantial costs, including clean-up costs, fines and sanctions and third party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws, relevant common law or the environmental permits required for our operations.

        Pursuant to certain environmental laws, a current or previous owner or operator of a contaminated site may be held liable for the entire cost of investigation, removal or remediation of hazardous materials at such property, whether or not the owner or operator knew of, or was responsible for, the presence of any hazardous materials. Persons who arrange for the disposal or treatment of hazardous materials also may be held liable for such costs at a disposal or treatment site, regardless of whether the affected site is owned or operated by them. Contaminants have been detected at some of our present and former sites, principally in connection with historical operations, and investigations and/or clean-ups have been undertaken by us or by former owners of the sites. We also receive inquiries and notices of potential liability with respect to offsite disposal facilities from time to time. Although we are not aware of any sites for which material obligations exist, the discovery of additional contaminants or the imposition of additional clean-up obligations could result in significant liability.

        Although compliance and clean-up costs have not been material in the past and are not expected to be material in the future, the imposition of additional or more stringent requirements or unexpected investigations and clean-up obligations could result in significant costs and could have a material adverse effect on our business, results of operations or financial condition.

  Our international business exposes us to risks relating to increased regulation and political or economic instability, globally or within certain foreign countries.

        Although we manufacture all of our products in the United States, we purchase some of the components that we use in our products from foreign suppliers. In addition, our direct sales to foreign customers were approximately $63.8 million in the thirty-nine week period ended June 28, 2003 and $59.4 million, $54.8 million and $36.2 million in fiscal 2002, fiscal 2001 and fiscal 2000, respectively. In addition, a portion of the products we sell to domestic distributors is resold to foreign end-users. All of these sales are subject to numerous additional risks, including currency fluctuations, differing protection of intellectual property, foreign customs and tariffs, political uncertainties and differences in business practices.

        Foreign governments could adopt regulations or take other actions that would have a direct or indirect adverse impact on our business or market opportunities abroad. Furthermore, the political, cultural and economic climate outside the United States may not be favorable to our business and growth strategy.

  We intend to pursue future acquisitions and our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms or effectively integrate new operations.

        A significant portion of our growth has occurred through acquisitions. Any future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. We intend to pursue acquisitions that we believe will present opportunities consistent with our value generation strategy. We may pay for future acquisitions from internally generated funds, bank borrowings, public or private securities offerings, or some combination of these methods. However, we may not be able to find suitable acquisition candidates to purchase or may be unable to acquire desired businesses or assets on economically acceptable terms. In addition, we may not be able to raise the money necessary to complete future acquisitions. In the event we are unable to complete future strategic acquisitions, we may not grow in accordance with our expectations. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect.

        We regularly engage in discussions with respect to potential acquisition and investment opportunities. If we consummate an acquisition, our capitalization and results of operations may change significantly. Future acquisitions would likely result in the incurrence of debt and contingent liabilities and an increase in interest and amortization expenses or periodic impairment charges related to goodwill and other intangible assets as well as significant charges relating to integration costs, which could have a material adverse effect on our results of operations or financial condition.

        In addition, we cannot guarantee that we will be able to successfully integrate any business we acquire into our existing business or that any acquired businesses will be profitable. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. The successful integration of future acquisitions may also require substantial attention from our senior management and the management of the acquired business, which could decrease the time that they have to service and attract customers and develop new products and services. In addition, because we may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight. Our inability to complete the integration of new businesses in a timely and orderly manner could have a material adverse effect on our results of operations and financial condition.

  We have recorded a significant amount of intangible assets, which may never generate the returns we expect.

        Our acquisitions have resulted in significant increases in identifiable intangible assets and goodwill. Identifiable intangible assets, which include trademarks and trade names, license agreements and technology acquired in acquisitions, were approximately $41.4 million at June 28, 2003, representing approximately 9.7% of our total assets. Goodwill, which relates to the excess of cost over the fair value of the net assets of the businesses acquired, was approximately $203.3 million at June 28, 2003, representing approximately 47.6% of our total assets. Both goodwill and identifiable intangible assets are expected to increase substantially as a result of the Transactions.

        Goodwill and identifiable intangible assets are recorded at fair value on the date of acquisition and, under Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets," are reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business, and a variety of other circumstances. The amount of any impairment must be written off. We may never realize the full value of our intangible assets. Any future determination requiring the write-off of a significant portion of intangible assets would have an adverse effect on our financial condition and results of operations.

  We face significant competition.

        We operate in a highly competitive global industry and compete against a number of companies, including divisions of larger companies, some of which have significantly greater resources than us, and therefore may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than we can. Competitors in our product lines are both U.S. and foreign companies and range in size from divisions of large corporations to small privately held entities. We believe that our ability to compete depends on high product performance, consistent high quality, short lead-time and timely delivery, competitive pricing, superior customer service and support and continued certification under customer quality requirements and assurance programs. We may have to adjust the prices of some of our products to stay competitive. Our inability to compete successfully with respect to these or other factors may materially adversely affect our business and financial condition.

  We could be adversely affected as a result of a lawsuit if one of our components causes an aircraft to crash and we are not covered by our insurance policies.

        Our operations expose us to potential liabilities for personal injury or death as a result of the failure of an aircraft component that has been designed, manufactured or serviced by us. While we believe that our liability insurance is adequate to protect us from future products liability claims, if such claims were to arise such insurance coverage may not be adequate.

        Additionally, we may not be able to maintain insurance coverage in the future at an acceptable cost. Any such liability not covered by insurance or for which third party indemnification is not available could have a material adverse effect on our business.

  Warburg Pincus controls us.

        Upon completion of the Transactions on July 22, 2003, Warburg Pincus beneficially owned, as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), approximately 70% of TD Holding's outstanding common stock. TD Holding owns all of the outstanding capital stock of Holdings. Warburg Pincus can elect a majority of the members of our board of directors and a majority of the members of Holdings' board of directors, appoint new management and approve any action requiring the approval of our stockholders, including amendment of our certificate of incorporation and mergers or sales of substantially all of our assets. The directors elected by Warburg Pincus are authorized to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and declare dividends. Our interests and the interests of our affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interests as a note holder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Furthermore, Warburg Pincus may in the future own businesses that directly compete with ours. For information concerning the composition of our management team following the merger, see "Management."

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The exchange notes will evidence the same debt as the original notes tendered in exchange for exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

        The net proceeds of the original notes were approximately $385.3 million after deducting the initial purchasers' discount and expenses related to the issuance of the original notes. The net proceeds from the sale of the original notes were used to pay the merger consideration to Holdings' then existing common and preferred stockholders, in-the-money option holders and warrant holder, to repay all of our then existing indebtedness ($197.5 million of variable interest rate term loans under our then existing senior credit facility which were scheduled for maturity in May 2006 and May 2007 and $200 million of aggregate principal amount of 10 3/8% senior subordinated notes due 2008) and to pay related fees and expenses.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        On July 15, 2003, we offered the original notes in a transaction exempt from registration under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred in the United States, unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to a registration rights agreement with the initial purchasers of the original notes, we and the guarantors agreed, for the benefit of holders of the original notes, to:

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  no later than 90 days after the Issue Date, as defined in "Description of the Exchange Notes," file a registration statement with the SEC with respect to a registered offer to exchange the original notes for exchange notes that will be issued under the same indenture, in the same aggregate principal amount as and with terms that are substantially identical in all material respects to the original notes, except that they will not contain terms with respect to transfer restrictions;

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  use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 180 days after the Issue Date; and

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  as soon as practicable after the effectiveness of the registration statement, offer the exchange notes in exchange for surrender of the original notes.

        For each original note tendered to us pursuant to the exchange offer, we will issue to the holder of such original note an exchange note having a principal amount equal to that of the surrendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor, or, if no interest has been paid on such original note, from the date of its original issue.

        Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the original notes) with the prospectus contained in the exchange offer registration statement.

        Under the registration rights agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes for 180 days following the effective date of such registration statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

        A holder of original notes (other than certain specified holders) who wishes to exchange such original notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an "affiliate" of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Shelf Registration Statement

        In the event that:

          (1)   applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

          (2)   for any other reason we do not consummate the exchange offer within 220 days of the Issue Date;

          (3)   an initial purchaser notifies us following consummation of the exchange offer that original notes held by it are not eligible to be exchanged for exchange notes in the exchange offer; or

          (4)   certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the exchange notes acquired by them in the exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

          (1)   promptly file a shelf registration statement (the "Shelf Registration Statement") with the SEC covering resales of the original notes or the exchange notes, as the case may be;

          (2)   (A) in the case of clause (1) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 180th day after the Issue Date and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 60th day after the date on which the Shelf Registration Statement is required to be filed; and

          (3)   keep the Shelf Registration Statement effective until the earliest of (A) the time when the notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the Issue Date and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

        We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the original notes or the exchange notes, as the case may be. A holder selling such original notes or exchange notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

Liquidated Damages

        We will pay additional cash interest on the original notes and exchange notes, subject to certain exceptions,

          (1)   if we fail to file an exchange offer registration statement with the SEC on or prior to the 90th day after the Issue Date;

          (2)   if obligated to file the Shelf Registration Statement pursuant to clauses 2(A) or 2(B) above, we fail to file the Shelf Registration Statement with the SEC on or prior to the 60th day (the "Shelf Filing Date") after the date on which the obligation to file a Shelf Registration Statement arises;

          (3)   if the exchange offer registration statement is not declared effective by the SEC on or prior to the 180th day after the Issue Date or, if obligated to file a Shelf Registration Statement pursuant to clause 2(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 180th day after the Issue Date;

          (4)   if the exchange offer is not consummated on or before the 40th day after the exchange offer registration statement is declared effective;

          (5)   if obligated to file the Shelf Registration Statement pursuant to clause 2(B) above, the Shelf Registration Statement is not declared effective on or prior to the 60th day after the Shelf Filing Date; or

          (6)   after the exchange offer registration statement or the Shelf Registration Statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (6) a "Registration Default");

        from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

        The rate of the additional interest will be $0.05 per week per $1,000 principal amount of notes for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional $0.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 2.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the original notes and the exchange notes.

        We will be entitled to consummate the exchange offer on the expiration date, provided that we have accepted all original notes previously validly tendered in accordance with the terms set forth in this prospectus and the applicable letter of transmittal.

Expiration Date; Extensions; Termination; Amendments

        The exchange offer expires on the expiration date. The expiration date is 5:00 p.m., New York City time, on December 18, 2003, unless we, in our sole discretion, extend the period during which the exchange offer is open, in which event the expiration date is the latest time and date on which the exchange offer, as so extended by us, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to The Bank of New York, as the exchange agent, and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the exchange offer, all original notes previously tendered pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer.

        The exchange date will occur promptly after the expiration date. We expressly reserve the right to:

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  terminate the exchange offer and not accept for exchange any original notes if any of the events set forth below under "—Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us; and

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  amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes.

        If any such termination or amendment occurs, we will notify the exchange agent in writing and either will issue a press release or will give written notice to the holders of the original notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the original notes on the exchange date.

        Subject to compliance with Rule 14e-1(b) of the Exchange Act, if we waive any material condition to the exchange offer, or amend the exchange offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the exchange offer will be extended until the expiration of such five business day period.

        This prospectus and the related letters of transmittal and other relevant materials will be mailed by us to record holders of original notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

        Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Terms of the Exchange Offer

        We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of outstanding original notes. We will accept for exchange any and all original notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under "—Conditions of the Exchange Offer." Original notes may be tendered only in multiples of $1,000. Holders of original notes may tender less than the aggregate principal amount represented by their original notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered original notes or indicate this fact pursuant to the procedures for book-entry transfer described below.

        As of the date of this prospectus, $400 million in aggregate principal amount of the original notes were outstanding. Solely for reasons of administration, we have fixed the close of business on November 12, 2003 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of the original notes, or the holder's legal representative or attorney-in-fact, whose ownership is reflected in the records of The Bank of New York, as registrar, or whose original notes are held of record by the depositary, may participate in the exchange offer. There will be no fixed record date for determining the eligible holders of the original notes who are entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of original notes is our "affiliate," as defined in Rule 405 under the Securities Act.

        We will be deemed to have accepted validly tendered original notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes and for purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted original notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

        Holders of original notes do not have appraisal or dissenters' rights under applicable law or the indenture governing the original notes as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act, including Rule 14e-1.

        Holders who tender their original notes in the exchange offer will not be required to pay brokerage commissions or fees or, following the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See "—Solicitation of Tenders; Expenses" for more information about the costs of the exchange offer.

        We do not make any recommendation to holders of original notes as to whether to tender any of their original notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of original notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of original notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

How to Tender

        The tender to us of original notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

        General Procedures. A holder of an original note may tender the same by (i) properly completing and signing the applicable letter of transmittal or a facsimile thereof (all references in this prospectus to the letter of transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the original notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer, which we refer to herein as a Book-Entry Confirmation, pursuant to the procedure described below), to the exchange agent at its address set forth on the inside back cover of this prospectus on or prior to the expiration date or (ii) complying with the guaranteed delivery procedures described below.

        If tendered original notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange therefor are to be issued (and any untendered original notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm, which we refer to herein as an Eligible Institution, that is a member of a recognized signature guarantee medallion program, which we refer to herein as an Eligible Program, within the meaning of Rule 17Ad-15 under the Exchange Act. If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact such holder promptly and instruct such holder to tender original notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such original notes himself, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such original notes, either make appropriate arrangements to register ownership of the original notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

        Book-Entry Transfer.    The exchange agent will make a request to establish an account with respect to the original notes at The Depository Trust Company, which we refer to herein as the Book-Entry Transfer Facility, for purposes of the exchange offer within two business days after receipt of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry deliver of original notes by causing the Book-Entry Transfer Facility to transfer such original notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address specified on the inside back cover page of this prospectus on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        The method of delivery of original notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

        Guaranteed Delivery Procedures.    If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or original notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received at its office listed on the inside back cover of this prospectus on or prior to the expiration date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the original notes are registered, the principal amount of the original notes and, if possible, the certificate numbers of the original notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the original notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless original notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the exchange agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery that may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal.

        A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal accompanied by the original notes (or a timely Book-Entry Confirmation) is received by the exchange agent. Issuances of exchange notes in exchange for original notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered original notes (or a timely Book-Entry Confirmation).

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of original notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularities in tenders of any particular holder, provided we waive similar defects or irregularities in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our reasonable interpretation of the terms and conditions of the exchange offer (including the letters of transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letters of Transmittal

        The letters of transmittal contain, among other things, the following terms and conditions, which are part of the exchange offer.

        The party tendering original notes for exchange, whom we refer to herein as the Transferor, exchanges, assigns and transfers the original notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor's agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the original notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute, and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The Transferor further agrees that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

Withdrawal Rights

        Original notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the inside back cover of this prospectus. Any such notice of withdrawal must specify the person named in the letter of transmittal as having tendered the original notes to be withdrawn, the certificate numbers of the original notes to be withdrawn, the principal amount of original notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such original notes exchanged, and the name of the registered holder of such original notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn. The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

        Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered original notes when, as and if we have given oral or written notice thereof to the exchange agent.

        The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of original notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged original notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the Exchange Offer

        We are not required to accept or exchange, or to issue exchange notes in exchange for, any outstanding original notes. We may terminate or extend the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation, if:

  •
  any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer;

  •
  an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment might impair our ability to proceed with the exchange offer;

  •
  there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer;

  •
  any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939;

  •
  all governmental approvals necessary for the consummation of the exchange have not been obtained;

  •
  there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

  •
  a material adverse change shall have occurred in our business, condition, operations or prospects.

        The foregoing conditions are for our sole benefit and may be asserted by us with respect to the exchange offer regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time, or from time to time, prior to the expiration of the exchange offer, other than the receipt of necessary governmental approvals which may be waived after the expiration of the exchange offer, in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to amend the exchange offer.

        Any reasonable determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth on the inside back cover page of this prospectus. Delivery to an address other than the one set forth herein, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

        We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, you must not rely on such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

        The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, at our discretion, we may take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of original notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal Rights

  You will not have appraisal rights in connection with the exchange offer.

Federal Income Tax Consequences

        The exchange of original notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes, and holders will not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Material United States Federal Income Tax Considerations."

Regulatory Approvals

        Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the original notes. Accordingly, we will recognize no gain or loss for accounting purpose. The expense of the exchange offer will be expensed over the term of the exchange notes.

Other

        Participation in the exchange offer is voluntary and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

        As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the terms of the original notes and the registration rights agreement. Holders of the original notes who do not tender their original notes in the exchange offer will continue to hold such original notes and will be entitled to all the rights, and limitations applicable thereto under the indenture governing the original notes, except for any such registration rights agreements, which by their terms, terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of Exchange Notes." All untendered original notes will continue to be subject to the restriction on transfer set forth in the indenture governing the original notes. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes not tendered and accepted in the exchange offer could be adversely affected. See "Risk Factors—Risks Associated with the Exchange Offer—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer."

        We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and the consolidated capitalization of Holdings as of June 28, 2003, on a historical basis and on a pro forma basis to reflect the completion of the merger of TD Acquisition with and into Holdings, the related financings and the issuance of the original notes, including (1) the repayment of our former credit facility; (2) the repurchase and defeasance of all of the existing 10 3/8% senior subordinated notes due 2008 of TransDigm; (3) the borrowings by TransDigm in connection with the merger under our new senior secured credit facilities; (4) the investment in TD Holding by Warburg Pincus and certain other institutional investors and (5) the rollover investment with a net value of approximately $35.7 million in TD Holding by certain members of our management team. This table should be read in conjunction with the information contained in "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Information," "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the consolidated financial statements of Holdings and the notes thereto included elsewhere in this prospectus.

	As of June 28, 2003
	Historical	Pro Forma
	(in thousands)
Cash and cash equivalents	$21,035	$—

Debt (including current maturities):
Existing senior credit facility
Revolving loan facility	$—	$—
Term loans	197,492	—
10 3/8% senior subordinated notes due 2008	201,672	—
New senior secured credit facilities
Revolving loan facility(1)	—	—
Term loan facility	—	295,000
8 3/8% senior subordinated notes due 2011	—	400,000

Total debt	399,164	695,000
Holdings 16% cumulative redeemable preferred stock	18,583	—
Holdings redeemable common stock(2)	5,650	—
Stockholders' equity (deficiency)	(42,529)	513,384(3)

Total capitalization	$380,868	$1,208,384

(1)
The new revolving loan facility has a total borrowing availability of $100 million and was undrawn at the closing of the merger.

(2)
Consists of common stock of Holdings issued to management personnel that is subject to agreements that provide such personnel with the right to require Holdings to repurchase their shares of common stock under certain conditions at fair market value. The Holdings redeemable common stock was converted into cash consideration in the merger of TD Acquisition with and into Holdings.

(3)
Consists of the investment by Warburg Pincus and certain other institutional investors in TD Holding and the rollover investment with a net value of approximately $35.7 million in TD Holding by certain members of our management team.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following pro forma consolidated financial information of Holdings has been derived by the application of pro forma adjustments to Holdings' historical consolidated financial statements as of June 28, 2003 and for the (1) thirty-nine week periods ended June 28, 2003 and June 29, 2002 and (2) twelve-month period ended September 30, 2002. The pro forma financial statements for the periods presented give effect to the Transactions (see "The Transactions"), including the repurchase and defeasance of all of the outstanding 10 3/8% senior subordinated notes due 2008 and our acquisition of Norco that was completed on February 24, 2003. The pro forma consolidated statements of operations for the twelve-month period ended September 30, 2002 and the thirty-nine week periods ended June 28, 2003 and June 29, 2002 give effect to the Transactions and the Norco acquisition as if they had been consummated on October 1, 2001, the first day of Holdings' most recently completed fiscal year. The pro forma consolidated balance sheet as of June 28, 2003 gives effect to the Transactions as if they had occurred as of June 28, 2003. Assumptions underlying the pro forma adjustments necessary to fairly present this pro forma information are described in the accompanying notes, which should be read in conjunction with this pro forma consolidated financial information. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved had the events listed above occurred on the respective dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the pro forma consolidated financial information will prove to be correct. You should read the pro forma consolidated financial statements together with "The Transactions," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated historical financial statements of Holdings and the notes thereto, and other financial information included elsewhere in this prospectus.

        On July 22, 2003, Holdings consummated the Transactions, which included a merger with TD Acquisition Corporation ("TD Acquisition") pursuant to which TD Acquisition merged with and into Holdings after acquiring all of Holdings' outstanding common and preferred shares, warrants and certain in-the-money stock options, with Holdings continuing as the surviving corporation as a wholly owned subsidiary of a newly formed corporation, TD Holding. In connection with the merger, TransDigm completed a tender offer for its outstanding 10 3/8% senior subordinated notes due 2008 (the "10 3/8% Senior Subordinated Notes"). Of the $200 million aggregate principal amount of outstanding 10 3/8% Senior Subordinated Notes, a total of approximately $197.8 million aggregate principal amount of 10 3/8% Senior Subordinated Notes were validly tendered and the remaining $2.2 million aggregate principal amount of 10 3/8% Senior Subordinated Notes were defeased pursuant to the terms of the indenture governing the 10 3/8% Senior Subordinated Notes. In addition, as a result of the consummation of the merger, the outstanding balance under TransDigm's existing senior credit facility became due. The cash merger consideration of $759.7 million paid to Holdings' common and preferred stockholders, holders of in-the-money stock options and the holder of the warrant to purchase Holdings' common stock (including merger related expenses of approximately $29.1 million borne by the existing equity holders of Holdings and excluding the $35.7 million fair value of stock options rolled over into interests in a deferred compensation plan and stock options of TD Holding in connection with the merger), transaction fees and expenses of approximately $34.8 million and the repayment/defeasance of all of TransDigm's $397.5 million of existing debt in connection with the consummation of the merger was financed through: (1) an investment of approximately $471.3 million in TD Holding by Warburg Pincus Private Equity VIII, L.P. and certain other institutional investors which was contributed as equity to TD Acquisition which merged with and into Holdings, (2) $295.0 million of borrowings under a new term loan facility, (3) $400.0 million of proceeds from the issuance of the original notes and (4) the use of existing cash balances.

        The acquisition of Holdings by TD Acquisition will be accounted for as a purchase in conformity with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," with intangible assets recorded in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." The total cost of the merger of TD Acquisition with and into Holdings will be allocated as a change in basis to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the merger. The excess of the purchase price over the historical basis of the net assets acquired has been allocated in the accompanying pro forma financial information based on preliminary valuation estimates and certain assumptions that management believes are reasonable. The actual allocation will be subject to the valuation of our assets and liabilities as of the date the merger was finalized and, therefore, such allocation and the resulting effect on income from operations may differ from the pro forma amounts included herein. In addition, in accordance with the provisions of SFAS No. 142 "Goodwill and Other Intangible Assets," no amortization of indefinite-lived intangible assets or goodwill will be recorded.

        The acquisition of Norco has also been accounted for as a purchase in conformity with SFAS No. 141, "Business Combinations," with intangible assets recorded in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", and the operations of the acquired business have been included in Holdings' historical financial statements from the effective date of the acquisition. The purchase price consideration of $51.0 million in cash, $1.0 million of asset transfer tax payments in accordance with the purchase agreement, and $1.0 million of costs associated with the acquisition were funded through the use of $28.2 million of existing cash balances and $24.8 million (net of fees of $0.2 million) of borrowings under TransDigm's existing senior credit facility. During August 2003, TransTechnology Corporation refunded approximately $1.1 million of the purchase price to the Company in settlement of the purchase price adjustment provisions of the purchase agreement. The purchase price has been allocated to the assets acquired and liabilities of Norco assumed based on a preliminary analysis of their fair values. In addition, in accordance with the provisions of SFAS No. 142 "Goodwill and Other Intangible Assets," no amortization of indefinite-lived intangible assets or goodwill will be recorded. The unaudited pro forma consolidated statements of operations for the thirty-nine week period ended June 28, 2003 include approximately $2.3 million of costs that we expect to eliminate in future periods due to the planned permanent reduction of head count related to the relocation of Norco's manufacturing operations to TransDigm's existing Waco, Texas facility. The unaudited pro forma consolidated statements of operations for the thirty-nine week period ended June 28, 2003 also include approximately $1.2 million of costs associated with the integration of Norco, which we believe are non-recurring.

        The unaudited pro forma consolidated statements of operations do not include certain costs and charges, consisting primarily of compensation costs for stock options (which were cancelled in conjunction with the Transactions) and management bonuses, the write-off of deferred financing costs and professional, advisory and financing fees incurred by Holdings in connection with the Transactions, which are non-recurring; therefore, no corresponding pro forma adjustments have been made for such non-recurring costs and charges. While the exact timing, nature and amount of these costs are subject to change, management anticipates that a one-time charge of approximately $176.0 million ($109.2 million after tax) will be recorded in the fourth quarter of fiscal 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments."

TransDigm Holding Company
Unaudited Pro Forma Consolidated Balance Sheet
June 28, 2003
(in thousands)

	Holdings Historical	Pro Forma Transaction Adjustments		Holdings Pro Forma
Assets
Current assets:
Cash and cash equivalents	$21,035	$(21,035	)(a)	$—
Accounts receivable, net	40,217	—		40,217
Inventories, net	60,102	30,095	(b)	90,197
Deferred income taxes	9,959	(12,038	)(b)	—
		2,079	(c)
Prepaid expenses and other	1,114	52,546	(b)	51,829
		(1,831	)(d)

Total current assets	132,427	49,816		182,243
Property and equipment, net	39,591	19,054	(b)	58,645
Goodwill, net	203,274	632,381	(b)	835,655
Other intangible assets, net	41,407	196,991	(b)	238,398
Debt issue costs, net	9,603	29,346	(b)	29,346
		(9,603	)(b)
Other	514			514

Total	$426,816	$917,985		$1,344,801

Liabilities and Stockholders' Equity/(Deficiency)
Current liabilities:
Current portion of long-term liabilities	$12,883	$(8,471	)(e)	$4,412
Accounts payable	11,109	—		11,109
Accrued liabilities	26,436	(2,105	)(f)	22,500
		(1,831	)(d)
Deferred income taxes		2,079	(c)	2,079

Total current liabilities	50,428	(10,328)		40,100
Long-term debt - less current portion	388,481	304,307	(e)	692,788
Deferred income taxes	1,838	106,605	(b)	94,164
		(14,279	)(b)
Other non-current liabilities	4,365	—		4,365

Total liabilities	445,112	386,305		831,417

Cumulative redeemable preferred stock	18,583	(18,583	)(b)	—
Holdings redeemable common stock(g)	5,650	(5,650	)(b)	—
Stockholders' equity (deficiency)	(42,529)	555,913	(h)	513,384

Total	$426,816	$917,985		$1,344,801

TransDigm Holding Company

Notes to Unaudited Pro Forma Consolidated Balance Sheet

        The pro forma financial data has been derived from the application of pro forma adjustments to our historical financial statements as of the date noted.

(a)
Set forth below are the estimated sources and uses of funds pertaining to the Transactions. The sources and uses below assume that the Transactions were consummated on June 28, 2003.

Sources of Funds	(in thousands)
Existing cash balances	$21,035
New term loan facility	295,000
8 3/8% senior subordinated notes due 2011	400,000
Equity contribution and rollover equity(1)	513,384

Total sources	$1,229,419

Uses of Funds
Payment of common stock merger consideration(2)	$774,297
Payment of preferred stock merger consideration	20,679
Repayment of existing debt(3)	399,597
Transaction costs	34,846

Total uses	$1,229,419

  (1)
  Includes rollover investment by certain members of our management team with a net value of $35.7 million.

  (2)
  Includes rollover investment by certain members of our management team with a net value of $35.7 million and $29.1 million of merger related expenses borne by the existing equity holders of Holdings.

  (3)
  Includes accrued interest of $2.1 million and excludes $1.7 million of original issue premiums relating to our 10 3/8% senior subordinated notes due 2008.

(b)
The preliminary allocation of purchase price to the fair values of the net assets acquired in connection with the Transactions is as follows:

Purchase Price Allocation		(in thousands)
Estimated cash purchase price(1)		$730,132
Fair value of rollover stock options		35,698

Total consideration		765,830
Direct acquisition costs		3,750

Total consideration and direct acquisition costs		769,580
Less—historical cost of net asset value (deficit) acquired:
Cumulative redeemable preferred stock, net of original issue discount and issuance of costs of $2,096	$18,583
Holdings redeemable common stock	5,650
Stockholders' deficiency	(42,529)
Fees and bonuses incurred in connection with the merger	(30,896)
Write-off of debt issue costs in connection with the merger	(9,603)
Write-off of premium on existing 10 3/8% senior subordinated notes due 2008 in connection with the merger	1,672
Tax benefit from merger charge(2)	66,825	(9,702)

		759,878
Debt issuance costs—new debt(3)		29,346

Excess purchase price over net asset value		$789,224

Preliminary allocation of excess purchase price over net assets acquired and related purchase accounting adjustments(4):
Inventories		$30,095
Current deferred income taxes		(12,038)
Property, plant and equipment		19,054
Goodwill		632,381
Other intangible assets(5)		196,991
Debt issuance costs—new debt		29,346
Noncurrent deferred income taxes		(106,605)

Total		$789,224

  (1)
  Includes the common and preferred stock merger consideration of $794.9 million less the rollover investment with a net value of $35.7 million and merger related expenses of $29.1 million borne by the existing equity holders of Holdings.

  (2)
  Includes a current tax benefit of $52.5 million relating to stock option compensation expense to be recognized with respect to stock options that were cancelled in the merger of TD Acquisition with and into Holdings, the premium and consent payments that were made to holders of our 10 3/8% senior subordinated notes due 2008 in the tender offer, the write-off of debt issuance costs relating to our 10 3/8% senior subordinated notes due 2008, management bonuses and certain professional and advisory fees borne by Holdings' stockholders in the merger. Also included is a deferred tax benefit of $14.3 million relating to stock option compensation expense to be recognized as a result of the extension of the exercise dates of certain stock options constituting part of the rollover equity.

  (3)
  Represents the fees and commissions incurred to obtain the $395 million senior secured credit facilities and issue the $400 million in aggregate principal amount of 8 3/8% senior subordinated notes due 2011.

  (4)
  The final appraisal and purchase price allocation is expected to be completed within one year after the completion of the Transactions.

  (5)
  The adjustment to other intangible assets is based on management's preliminary estimate of identifiable intangible assets as follows (in thousands):

Intangible Asset	Estimated Useful Life
Trademarks and trade names	Indefinite	$125,978
Unpatented technology	22 years	92,700
Trade secrets	22 years	11,800
Patented technology	5-19 years	1,360
Order backlog	1 year	6,560

		238,398
Historical carrying value of other intangible assets at June 28, 2003		(41,407)

Net adjustment		$196,991

          The basis and assumptions used in developing the preliminary estimate of the fair value of identifiable intangible assets were as follows:

    •
    Trademarks and Trade Names—Holdings' trademarks and trade names are, for the most part, well recognized and synonymous with high quality, reliable service and advanced technology in the aerospace market. The preliminary value for these items was computed using the "relief from royalty" method, a form of income approach. The method is based on the supposition that, in lieu of ownership, an organization would be willing to pay a royalty in order to exploit the related benefits of an asset. To apply the relief from royalty method, Holdings estimated the revenue to be generated from the use of the intellectual property over its estimated useful life and applied a royalty factor based on the market to which the trade name or trademark applies. The result was adjusted for taxes and present valued to arrive at an estimate of fair value.

    Trade names are inherently long-lived in that they are perpetuated and enhanced over the life of the organization. In the absence of any planned changes to the product names, service marks, or corporate names, these assets should lose very little, if any, of their value over time. Based on the length of time since establishment of the trade names and trademarks (e.g. 95 years for the "Champion" trade name), the typical lifecycle of products, and the strength of the trade names and trademarks within the aerospace industry, Holdings' trademarks and trade names are considered to have an infinite life.

    •
    Unpatented Technology—Unpatented technology is the proprietary technology represented by the design and engineering expertise as embodied in the engineering drawings, specifications and testing of products as well as the manufacturing processes that have been approved by the customer and/or regulatory authority for each specific part number. It is a key competitive barrier and an important value driver for Holdings' business, particularly as it relates to aftermarket sales. Not only would significant investment be required of the competitor for a particular part, but the customer would also be required to invest significant time and money for testing and approval of the competing part and would be exposed to additional risk related to "switching" to a new vendor. This value is associated with the design, engineering specifications and testing that has been completed for each product. Accordingly, unpatented technology (approved design, specification, testing and manufacturing process) becomes a key barrier to competition. This proprietary technology is distinct from a trade secret or patented technology, which represents an incremental barrier to competition and added value. A preliminary estimate of the fair value of Holdings' unpatented technology was computed by applying a royalty rate to the entire revenue base as essentially all products have an engineering specification, design, testing and manufacturing process that is unique and has been approved by the original equipment manufacturers and/or the Federal Aviation Administration.

    The unpatented technology, while slow changing relative to other industries, has a limited, finite life. It is a derived life or derived demand based upon the service life of the airframe and engine platforms for which it was designed. The estimated useful lives for unpatented technology were developed based upon the estimated useful service life of airframe and engine platforms, the average age of the existing airframe fleet and other industry information. Because unpatented technology is not controlled or legally protected through the use of patents, there are inherent uncertainties in estimating the useful lives of such intangibles. Nevertheless, because of the unique barriers to competition within the aerospace industry described above, as well as the fact that the average life of airframe platforms exceeds 30 years, Holdings believes that its estimates are reasonable and actions by competitors and product obsolescence will not result in substantially lesser useful lives for these intangible assets.

    •
    Patents and Trade Secrets—Patents and trade secrets pertain to technology that is extraordinarily unique and that will create an especially significant barrier to competition. Holdings capitalizes on the advantage offered by such technology by either (1) filing for a patent to get legal protection or (2) maintaining it as a trade secret. If the unique technology can be reverse engineered, Holdings will file for patent protection as the required disclosure will not reduce the barrier to competition. If the technology cannot be readily reverse engineered, Holdings will not file for a patent because it can be maintained as a trade secret by not disclosing its details in a patent application. The incremental value to the patent or trade secret (in addition to the base technology value) was determined using an incremental royalty rate on the revenues specifically attributable to the product application.

    Patents and trade secrets represent additional protection against competition because they add a barrier above and beyond the general product technology itself. In the case of patents, the additional barrier is limited by its legal life after which it can be reverse engineered, although it would still be subject to the same barrier to competition as the general product technology. In the case of trade secrets, their useful life may be expected to last as long as the product or the technology is useful. The estimated life for patents and patents pending was based upon the specific estimated remaining useful life in accordance with the terms of the patent. The estimated life for trade secrets was assumed to be the same as that for unpatented technology.

    •
    Order Backlog—The fair value of an order backlog represents the amount a buyer would be willing to pay to acquire the benefits of customer orders in place, as represented by the order backlog. Because such incremental benefits arise primarily from the avoidance of the selling and marketing costs necessary to generate the orders that have already been placed as of the date of the merger, the estimated the fair value of the Holdings' open order backlog was determined based on the historical ratio of selling and marketing costs to sales revenues. This ratio was applied to the amount of the backlog as of the date of the merger and the result was adjusted for taxes to arrive at an estimate of fair value. Because the order backlog existing at the date of the merger is expected to be shipped within the next 12 months, a useful life of one year was used for this intangible asset.

(c)
This adjustment represents the reclassification of the credit balance in the current deferred income taxes account, on a pro forma basis, to a liability.

(d)
This adjustment represents the reclassification of the Holdings' accrued income tax liability against Holdings' income tax receivable associated with the settlement of stock options and the fees and expenses related to the Transactions.

(e)
This adjustment represents the recognition of borrowings under the new term loan facility of $295 million and the 8 3/8% senior subordinated notes due 2011 of $400 million, net of the repayment of $399.2 million of existing indebtedness at June 28, 2003 (current and long-term portions) as detailed below:

	Holdings Historical	Pro Forma Transaction Adjustments	Holdings Pro Forma
	(in thousands)
Current portion of long-term debt	$10,683	$(8,471)	$2,212

Long-term debt, less current portion:
Existing senior credit facilities:
Revolving loan facility	—	—	—
Term loans	186,809	(186,809)	—
10 3/8% senior subordinated notes due 2008	201,672	(201,672)	—
New senior secured credit facilities:
Revolving loan facility	—	—	—
Term loan facility	—	292,788	292,788
8 3/8% senior subordinated notes due 2011	—	400,000	400,000

Total long-term debt, less current portion	388,481	304,307	692,788

Total long-term debt, current and long-term portions	$399,164	$295,836	$695,000

  Net long-term debt, defined as total long-term debt outstanding less cash and cash equivalents, increased to $695.0 million in the pro forma consolidated balance sheet from $378.1 million as actually reported as of June 28, 2003, an increase of $316.9 million.

(f)
This adjustment represents the payment of accrued interest in connection with the repayment of existing indebtedness.

(g)
Consists of common stock of Holdings issued to management personnel that is subject to certain agreements that provide such personnel with the right to require Holdings to repurchase their shares of common stock under certain conditions at fair market value.

(h)
The adjustment to stockholders' equity (deficiency) is composed of the following (in thousands):

Cash equity contributions	$477,686
Rollover equity contributions	35,698	(1)
Historical stockholders' deficiency	42,529

Adjustment	$555,913

  (1)
  This reflects the fair value of the equity contribution made by the holders of Holdings' stock options that were invested in TD Holding.

TransDigm Holding Company
Unaudited Pro Forma Consolidated Statement of Operations
Thirty-Nine Weeks Ended June 28, 2003
(in thousands)

	Holdings Historical(1)	Norco Historical(2)	Pro Forma Adjustments for the Acquisition of Norco(3)		Pro Forma Combined	Pro Forma Transaction Adjustments(4)		Holdings Pro Forma(5)
Net sales	$225,172	$7,500	—		$232,672	—		$232,672
Cost of sales	117,435	3,831	$(684	)(a)	120,582	$697 947	(b) (c)	122,226

Gross profit	107,737	3,669	684		112,090	(1,644)		110,446

Operating expenses:
Selling and administrative	16,243	1,344	—		17,587	3,953	(b)	21,540
Amortization of intangibles	859	—	—		859	3,703	(d)	4,562
Research and development	2,193	—	—		2,193	—		2,193

Total operating expenses	19,295	1,344	—		20,639	7,656		28,295

Income from operations	88,442	2,325	684		91,451	(9,300)		82,151

Interest expense, net
TransDigm	24,408	—	684	(b)	25,092	12,140	(e)	37,232
Holdings (PIK Notes)	1,755	—	—		1,755	—		1,755

Total interest expense, net	26,163	—	684		26,847	12,140		38,987

Income before income taxes	62,279	2,325	—		64,604	(21,440)		43,164
Income tax provision	22,420	860	—		23,280	(7,760)	(f)	7,887
						(7,633)	(g)

Net income	$39,859	$1,465	$—		$41,324	$(6,047)		$35,277

TransDigm Holding Company
Unaudited Pro Forma Consolidated Statement of Operations
Twelve Months Ended September 30, 2002
(in thousands)

	Holdings Historical(1)	Norco Historical(2)	Pro Forma Adjustments for the Acquisition of Norco(3)	Pro Forma Combined	Pro Forma Transaction Adjustments(4)		Holdings Pro Forma(5)
Net sales	$248,802	$23,899	$—	$272,701	$—		$272,701
Cost of sales	134,575	12,137	855 (a)	147,567	30,095	(a)	179,854
					930	(b)
					1,262	(c)

Gross profit	114,227	11,762	(855)	125,134	(32,287)		92,847

Operating expenses:
Selling and administrative	21,905	3,237	—	25,142	5,270	(b)	30,412
Amortization of intangibles	6,294	—	—	6,294	11,438	(d)	17,732
Research and development	2,057	—	—	2,057	—		2,057

Total operating expenses	30,256	3,237	—	33,493	16,708		50,201

Income from operations	83,971	8,525	(855)	91,641	(48,995)		42,646

Interest expense, net
TransDigm	32,832	—	1,642 (b)	34,474	15,169	(e)	49,643
Holdings (PIK Notes)	3,706	—	—	3,706	—		3,706

Total interest expense, net	36,538	—	1,642	38,180	15,169		53,349

Income (loss) before income taxes	47,433	8,525	(2,497)	53,461	(64,164)		(10,703)
Income tax provision (benefit)	16,804	3,154	(924) (c)	19,034	(23,511)	(f)	(13,623)
					(9,146)	(g)

Net income (loss)	$30,629	$5,371	$(1,573)	$34,427	$(31,507)		$2,920

TransDigm Holding Company
Unaudited Pro Forma Consolidated Statement of Operations
Thirty-Nine Weeks Ended June 29, 2002
(in thousands)

	Holdings Historical(1)	Norco Historical(2)	Pro Forma Adjustments for the Acquisition of Norco(3)	Pro Forma Combined	Pro Forma Transaction Adjustments(4)		Holdings Pro Forma(5)
Net sales	$180,658	$18,420	$—	$199,078	$—		$199,078
Cost of sales	96,599	9,497	855 (a)	106,951	30,095	(a)	138,690
					697	(b)
					947	(c)

Gross profit	84,059	8,923	(855)	92,127	(31,739)		60,388

Operating expenses:
Selling and administrative	15,525	2,524	—	18,049	3,953	(b)	22,002
Amortization of intangibles	4,925	—	—	4,925	8,577	(d)	13,502
Research and development	2,029	—	—	2,029	—		2,029

Total operating expenses	22,479	2,524	—	25,003	12,530		37,533

Income from operations	61,580	6,399	(855)	67,124	(44,269)		22,855

Interest expense, net
TransDigm	24,708	—	1,231 (b)	25,939	11,293	(e)	37,232
Holdings (PIK Notes)	2,492	—	—	2,492	—		2,492

Total interest expense, net	27,200	—	1,231	28,431	11,293		39,724

Income (loss) before income taxes	34,380	6,399	(2,086)	38,693	(55,562)		(16,869)
Income tax provision (benefit)	13,516	2,368	(772) (c)	15,112	(20,385	)(f)	(12,066)
					(6,793	)(g)

Net income (loss)	$20,864	$4,031	$(1,314)	$23,581	$(28,384)		$(4,803)

TransDigm Holding Company
Notes to Unaudited Pro Forma
Consolidated Statements of Operations

(1)
The amounts in this column represent the historical results for Holdings for the applicable period, which include the acquired operations of Norco from February 24, 2003 through the end of the reporting period, as applicable.

(2)
The amounts in this column represent the historical results for Norco for the period prior to February 24, 2003, the date of the acquisition of Norco.

(3)
The amounts in this column represent the adjustments necessary to give effect to the acquisition of Norco. Adjustment (a) is based on a preliminary allocation of the purchase price, which is expected to be finalized within one year of the acquisition date. For purposes of this pro forma presentation, management has estimated that the fair values of depreciable assets approximate historical values and therefore no adjustment to the historical carrying value of those assets has been made.

(a)
This adjustment represents the inventory purchase accounting adjustment that is being charged to cost of sales as the inventory on hand when the Norco acquisition was consummated is sold. The adjustment for the period ended June 28, 2003 reflects the reversal of the inventory purchase accounting adjustment recorded in the historical financial statements to reflect the pro forma assumption as if the Norco acquisition occurred on October 1, 2001.

(b)
The adjustment to interest expense, net reflects the following (in thousands):

	Thirty-Nine Weeks Ended June 28, 2003	Year Ended September 30, 2002	Thirty-Nine Weeks Ended June 29, 2002
Interest on additional indebtedness incurred in connection with the Norco acquisition (at a weighted average rate of 4.875%)	$508	$1,219	$914
Reduction in investment income on cash and cash equivalents used to fund a portion of the acquisition price	176	423	317

Total adjustment	$684	$1,642	$1,231

  (c)
  This adjustment represents the tax effect of pro forma adjustments to income before income taxes and is based on an estimated combined federal and state statutory tax rate of 37%.

(4)
The amounts in this column represent the adjustments necessary to give effect to the Transactions. Adjustments (a), (b), (c), and (d) are based on a preliminary allocation of the purchase price, which is expected to be finalized within one year of the merger date.

(a)
This adjustment represents the inventory purchase accounting adjustment that will be charged to cost of sales as the inventory on hand when the Transactions were consummated is sold.

(b)
This adjustment represents the provision for compensation expense that will result from the deferred compensation plans of TD Holding established contemporaneously with the consummation of the Transactions (see "Management—Rollover Options") and stock options issued to Holdings' management under the new stock option plan (see "Management—New Stock Option Plan").

    In conjunction with the merger, certain members of management rolled over certain then existing options to purchase shares of common stock of Holdings with an aggregate intrinsic value of approximately $35.7 million into a combination of vested, in-the-money options to purchase shares of common stock of TD Holding (the "rollover options") and vested interests in a newly created deferred compensation plan (the "rollover deferred compensation plan") of TD Holding. Promptly following the consummation of the Transactions, certain management personnel were also granted unvested options (the "management options") to acquire additional shares of TD Holding common stock at an exercise price that equaled the estimated fair value of TD Holding's shares on the grant date and unvested interests in a second deferred compensation plan (the "management deferred compensation plan"). Management's interest in the rollover deferred compensation plan is based upon the value of the Holdings options rolled over and accretes at rate of 12% annually. Management's interest in the management deferred compensation plan is initially valued at zero and accretes at a rate equal to 11.1% of the sum of the interest accrued on the loans described below and the notional interest credited under the rollover deferred compensation plan, although the rate is subject to adjustment upon any future equity issuances in order to maintain the same economic relationship between interests in the management deferred compensation plan and the management options. Both deferred compensation plans are designed to align the economic relationship between management and TD Holding's initial investors. The vesting provisions of the management options and the management deferred compensation plan are identical and are based on the achievement of both time and performance criteria over a five year period.

    The pro forma adjustment has been computed based on the assumption that all of the management options and deferred compensation interests will eventually vest. The portion of the adjustment pertaining to the two deferred compensation plans represents a pro rata portion (determined on a straight-line basis) of the accretion in the value of the deferred compensation interests that is expected to occur over the next five years. The portion of the pro forma adjustment pertaining to the management options assumes that the Company will account for the stock option activity of its employees under the TD Holding plans in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, and, accordingly, will measure compensation expense under the plan based on the estimated fair value of the awards on the grant date and will amortize the expense over the five-year vesting periods of the options. The fair value of the option awards was estimated using the Black-Scholes option pricing model and the following assumptions: risk-free interest rate of 2.5%, expected option life equal to five years and no expected volatility or dividend yield. Because the management options and deferred compensation plan interests issued to Company employees in conjunction with the merger relate to the stock and employee benefit plans of TD Holding, the cost of the arrangements will be "pushed-down" and recognized as an expense of the Company and a capital contribution from TD Holding.

    The adjustment is composed of the following (in thousands):

	Thirty-Nine Weeks Ended June 28, 2003	Year Ended September 30, 2002	Thirty-Nine Weeks Ended June 29, 2002
Deferred compensation plans:
Rollover plan	$2,107	$2,809	$2,107
Management plan	2,076	2,769	2,076
Management options	467	622	467

Total adjustment	$4,650	$6,200	$4,650

  (c)
  This adjustment represents an increase in depreciation expense due to the write-up of TransDigm's property, plant and equipment to fair value in connection with the change in control of Holdings. The adjustment was computed using the straight-line method of depreciation and an assumed weighted average useful life of 15 years for the property to which the fair value adjustment pertains.

  (d)
  This adjustment represents the change in amortization expense resulting from the amortization of the identifiable intangible assets recorded in connection with the Transactions (see Note (b)(5) to the Unaudited Pro Forma Consolidated Balance Sheet) using the straight-line method based on the following (dollars in thousands):

Amortizable Intangibles	Estimated Useful Life	Estimated Fair Value
Unpatented technology and trade secrets	22 years	$104,500
Patented technology	5-19 years	1,360
Order backlog	1 year	6,560
  (e)
  The adjustment to interest expense reflects the following (in thousands):

	Thirty-Nine Weeks Ended June 28, 2003	Year Ended September 30, 2002	Thirty-Nine Weeks Ended June 29, 2002
Interest expense on existing indebtedness to be repaid in connection with the Transactions	$(25,092)	$(34,474)	$(25,939)
Interest expense on new term loan facility (at 4.11%)	9,093	12,125	9,093
Interest expense on 8 3/8% senior subordinated notes due 2011 (at 8.375%)	25,125	33,500	25,125
Amortization of debt issuance costs on new debt:
($3.7 million over a six-year amortization period)	464	618	464
($11.0 million over a seven-year amortization period)	1,175	1,566	1,175
($14.7 million over an eight-year amortization period)	1,375	1,834	1,375

Total adjustment	$12,140	$15,169	$11,293

    A 0.250% increase or decrease in the weighted average interest rate applicable to TransDigm's indebtedness outstanding under the new senior secured credit facilities and the 8 3/8% senior subordinated notes due 2011 would change the pro forma interest expense and net income by $1.3 million and $0.8 million, respectively, for the thirty-nine week periods ended June 28, 2003 and June 29, 2002 and would change the pro forma interest expense and net income by $1.75 million and $1.0 million, respectively, for the year ended September 30, 2002.

  (f)
  This adjustment represents the tax effect of pro forma adjustments to income before income taxes and is based on an estimated combined federal and state statutory tax rate of 37%.

  (g)
  This adjustment represents the tax benefit (based on an estimated combined federal and state estimated tax rate of 37%) of the operating losses expected to be generated by TD Holding and shared with TransDigm and Holdings under the tax sharing agreement executed contemporaneously with the closing of the Transactions (see "Certain Relationships and Related Transactions—Tax Sharing Agreement"). These operating losses are expected to result from interest expense deductions that will be generated from the portion of the initial funding of TD Holding that was in the form of $200 million of debt bearing interest at 12% per annum, compounding semi-annually, and maturing in July 2008. Neither Holdings nor TransDigm have any obligation to provide funds to TD Holding for the repayment of TD Holding's debt.

(5)
The amounts in this column represent the pro forma results for Holdings after giving effect to the Transactions and the Norco acquisition as if they had been consummated on October 1, 2001, the first day of Holdings' most recently completed fiscal year.

  The unaudited pro forma consolidated statements of operations do not include certain costs and charges, consisting primarily of compensation costs for stock options (which were cancelled in conjunction with the Transactions) and management bonuses, the write-off of deferred financing costs and professional, advisory and financing fees incurred by Holdings in connection with the Transactions, which are non-recurring; therefore, no corresponding pro forma adjustments have been made for such non-recurring costs and charges. While the exact timing, nature and amount of these costs are subject to change, management anticipates that a one-time charge of approximately $176.0 million ($109.2 million after tax) will be recorded in the fourth quarter of fiscal 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected historical consolidated financial data of Holdings for each of the years in the five-year period ended September 30, 2002 and as of the end of each of such years and for each of the thirty-nine week periods ended June 29, 2002 and June 28, 2003 and as of the end of each such thirty-nine week period. The selected historical consolidated financial data for each of the years in the five-year period ended September 30, 2002 has been derived from Holdings' audited consolidated financial statements. Holdings' consolidated financial statements for each of the years in the three-year period ended September 30, 2002 have been audited by Deloitte & Touche LLP and are included elsewhere in this prospectus. The selected historical consolidated financial data as of and for the thirty-nine weeks ended June 29, 2002 and June 28, 2003 has been derived from Holdings' unaudited consolidated financial statements included elsewhere in this prospectus, which in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations, financial position, and cash flows. The results for the thirty-nine week period ended June 28, 2003 are not necessarily indicative of the results that may be expected for the entire year. Separate historical financial information for TransDigm is not presented since Holdings has no operations or assets separate from its investment in TransDigm and since the notes are guaranteed by Holdings and all direct and indirect domestic restricted subsidiaries of TransDigm.

        We acquired Marathon Power Technologies Company ("Marathon") on August 8, 1997, ZMP, Inc. ("ZMP") and its wholly owned subsidiary, Adams Rite Aerospace, Inc., on April 23, 1999 and Christie Electric Corp. on March 8, 2000. On March 26, 2001, we acquired an exclusive, worldwide license to produce and sell products composed of a lubrication and scavenge pump product line along with certain related equipment and inventory. On May 31, 2001, we (through Champion Aerospace Inc. ("Champion Aerospace"), one of our subsidiaries) acquired substantially all of the assets and certain liabilities of the Champion Aerospace Products business from Federal Mogul Ignition Company, a wholly owned subsidiary of Federal-Mogul Corporation. On February 24, 2003, one of our wholly owned subsidiaries acquired certain assets and assumed certain liabilities of the Norco, Inc. business from TransTechnology Corporation. All of these acquisitions were accounted for as purchases. The results of operations of Norco, Champion Aerospace, Marathon, ZMP, Adams Rite Aerospace Inc., Christie Electric Corp. and the acquired lubrication and scavenge pump product line are included in Holdings' consolidated financial statements from the date of each of the acquisitions.

        The information presented below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere herein.

						Thirty-Nine Weeks Ended
	Fiscal Year Ended September 30,
						June 29, 2002	June 28, 2003
	1998	1999	2000	2001	2002
		(in thousands)
Statement of Operations Data:
Net sales	$110,868	$130,818	$150,457	$200,773	$248,802	$180,658	$225,172
Gross profit(1)	51,473	60,867	68,264	82,248	114,227	84,059	107,737
Selling and administrative	10,473	13,620	16,799	20,669	21,905	15,525	16,243
Amortization of intangibles	2,438	2,063	1,843	2,966	6,294	4,925	859
Research and development	1,724	2,139	2,308	2,943	2,057	2,029	2,193
Merger expenses(2)	—	40,012	—	—	—	—	—

Operating income(1)	36,838	3,033	47,314	55,670	83,971	61,580	88,442
Interest expense, net(3)	3,175	22,722	28,563	31,926	36,538	27,200	26,163
Warrant put value adjustment(4)	6,540	—	—	—	—	—	—

Pre-tax income (loss)	27,123	(19,689)	18,751	23,744	47,433	34,380	62,279
Provision (benefit) for income taxes	12,986	(2,772)	7,972	9,386	16,804	13,516	22,420

Net income (loss)	$14,137	$(16,917)	$10,779	$14,358	$30,629	$20,864	$39,859

						As of
	As of September 30,
						June 29, 2002	June 28, 2003
	1998	1999	2000	2001	2002
		(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$19,486	$2,729	$4,309	$11,221	$49,206	$33,017	$21,035
Working capital	16,654	35,531	39,437	55,672	99,035	87,529	81,999
Total assets	115,785	164,417	168,833	372,898	402,226	384,790	426,816
Long-term debt	45,000	266,557	261,601	413,209	408,952	408,579	399,164
Total stockholders' equity (deficiency)	36,427	(127,622)	(118,409)	(103,388)	(77,156)	(84,765)	(42,529)
						Thirty-Nine Weeks Ended
	Fiscal Year Ended September 30,
						June 29, 2002	June 28, 2003
	1998	1999	2000	2001	2002
		(dollars in thousands)
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$23,455	$(16,219)	$16,305	$22,761	$56,452	$35,914	$42,687
Investing activities	(4,295)	(44,599)	(5,120)	(173,588)	(5,439)	(2,140)	(56,955)
Financing activities	(5,071)	44,061	(9,605)	157,739	(13,028)	(11,978)	(13,903)
Depreciation and amortization	6,467	6,374	6,512	8,646	13,492	10,114	5,832
Capital expenditures	5,061	3,043	4,368	4,486	3,816	2,140	3,930
Ratio of earnings to fixed charges(5)	9.0x	—	1.6x	1.7x	2.3x	2.2x	3.3x
Other Data:
EBITDA(6)	$36,765	$9,407	$53,826	$64,316	$97,463	$71,694	$94,274
EBITDA, margin(7)	33.2%	7.2%	35.8%	32.0%	39.2%	39.7%	41.9%
EBITDA, As Defined(6)	$43,547	$50,562	$54,011	$72,259	$97,463	$71,694	$96,155
EBITDA, As Defined, margin(7)	39.3%	38.7%	35.9%	36.0%	39.2%	39.7%	42.7%

(1)
Gross profit and operating income include the effect of the following non-cash charges relating to purchase accounting adjustments to inventory associated with the acquisition of various businesses and a product line as follows (in thousands):

						Thirty-Nine Weeks Ended
	Fiscal Year Ended September 30,
Acquisition/Merger						June 29, 2002	June 28, 2003
	1998	1999	2000	2001	2002
Marathon Power Technologies Company	$242	—	—	—	—	—	—
Adams Rite Aerospace, Inc.	—	$1,143	—	—	—	—	—
Christie Electric Corp.	—	—	$185	—	—	—	—
Champion Aerospace Inc.	—	—	—	$3,193	—	—	—
Lubrication and scavenge pump product line	—	—	—	3,446	—	—	—
Norco, Inc.	—	—	—	—	—	—	$684

Total	$242	$1,143	$185	$6,639	—	—	$684

(2)
One-time merger charges were incurred in connection with our recapitalization in December 1998.

(3)
The interest expense reported represents the consolidated interest expense of TransDigm and Holdings. Holdings incurred $3,706,000, $2,988,000, $2,670,000, $2,000,000, $1,755,000 and $2,492,000 of interest expense during fiscal 2002, 2001, 2000 and 1999, and the thirty-nine weeks ended June 28, 2003 and June 29, 2002, respectively, relating to the PIK Notes. Holdings has no other interest expense. TransDigm was not an obligor or a guarantor under the PIK Notes that were redeemed in February 2003.

(4)
In connection with the formation of Holdings on September 30, 1993, Holdings issued subordinated notes that included detachable warrants to purchase 16,000 shares of non-voting common stock of Holdings at a price of $0.10 per share, exercisable upon certain change of control events. The warrant put value adjustment reflects the increase in the estimated put value of these warrants that occurred during the period. The warrants were exercised in connection with our recapitalization that occurred on December 3, 1998.

(5)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion (approximately 33%) of rental expense that management believes is representative of the interest component of rental expense. Earnings were insufficient by $19,689,000 to cover fixed charges for fiscal 1999.

(6)
The following table sets forth the calculation of EBITDA and EBITDA, As Defined. EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA, As Defined, represents earnings before interest, taxes, depreciation and amortization, excluding inventory purchase accounting adjustments, certain other non-recurring merger expenses and warrant put value adjustments, non-cash compensation and deferred compensation charges and acquisition integration costs, as applicable. We believe that the presentation of EBITDA and EBITDA, As Defined, will enhance an investor's understanding of our operating performance. EBITDA and EBITDA, As Defined, are also measures used by our senior management to evaluate the performance of our various lines of business and for other required or discretionary purposes, such as measuring performance under our employee incentive programs. Additionally, certain of our debt covenants are based upon a measure equal to EBITDA, As Defined. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Recent Developments." Neither EBITDA nor EBITDA, As Defined, is a measurement of financial performance under GAAP and neither should be considered as an alternative to (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Our calculation of EBITDA and EBITDA, As Defined, may not be comparable to the calculation of similarly titled measures reported by other companies.

						Thirty-Nine Weeks Ended
	Fiscal Year Ended September 30,
						June 29, 2002	June 28, 2003
	1998	1999	2000	2001	2002
Net income (loss)	$14,137	$(16,917)	$10,779	$14,358	$30,629	$20,864	$39,859
Add:
Depreciation and amortization	6,467	6,374	6,512	8,646	13,492	10,114	5,832
Interest expense, net	3,175	22,722	28,563	31,926	36,538	27,200	26,163
Provision (benefit) for income taxes	12,986	(2,772)	7,972	9,386	16,804	13,516	22,420

EBITDA	36,765	9,407	53,826	64,316	97,463	71,694	94,274
Add:
Inventory purchase accounting adjustments*	242	1,143	185	6,639	—	—	684
Acquisition integration costs**	—	—	—	1,304	—	—	1,197
Merger expenses	—	40,012	—	—	—	—	—
Warrant put value adjustment	6,540	—	—	—	—	—	—

EBITDA, As Defined	$43,547	$50,562	$54,011	$72,259	$97,463	$71,694	$96,155

*
Represents the purchase accounting adjustments to inventory relating to businesses and a product line acquired by TransDigm that are charged to cost of sales when the inventory is sold.

**
Represents costs incurred to integrate acquired businesses and product lines into the Company's operations.

(7)
The EBITDA margin represents the amount of EBITDA as a percentage of net sales. The EBITDA, As Defined, margin represents the amount of EBITDA, As Defined, as a percentage of net sales.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read together with "Selected Historical Consolidated Financial Information," "Unaudited Pro Forma Consolidated Financial Information" and our consolidated financial statements and the related notes included elsewhere in this prospectus. References to "fiscal year" mean the year ending or ended September 30. For example, "fiscal year 2002" or "fiscal 2002" means the period from October 1, 2001 to September 30, 2002. References in this section to "TransDigm," "we," "us" or "our" are to TransDigm Inc., together with its subsidiaries. Reference to "Holdings" are to TransDigm Holding Company, which holds all of the outstanding capital stock of TransDigm. References to the "Company" are to Holdings, together with TransDigm.

Overview

        TransDigm is a leading global supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Most of the Company's products share four common characteristics: (1) highly engineered and proprietary; (2) significant aftermarket content; (3) sole source provider; and (4) large share of niche markets.

        TransDigm's customers include distributors of aerospace components, commercial airlines, aircraft maintenance facilities, aircraft and engine OEMs, various armed forces of the United States and foreign governments, and defense OEMs. TransDigm generates the majority of its operating income from sales of replacement parts in the commercial and defense aftermarkets. Most of TransDigm's OEM sales are on an exclusive sole source basis, meaning that, in most cases, TransDigm is the only certified provider of these parts in the aftermarket. Aftermarket parts sales are driven by the size and usage of the worldwide aircraft fleet, are historically relatively stable and generate recurring revenues over the life of an aircraft that are many times the size of the original OEM purchases. TransDigm has over 40 years of experience in most of its product lines, which allows it to benefit from a large and growing installed base of aircraft.

Recent Developments

        On July 22, 2003, Holdings consummated a merger with TD Acquisition Corporation ("TD Acquisition") pursuant to which TD Acquisition merged with and into Holdings, with Holdings continuing as the surviving corporation as a wholly owned subsidiary of a newly formed corporation, TD Holding Corporation (the "merger"). In connection with the merger, TransDigm completed a tender offer for its outstanding 10 3/8% Senior Subordinated Notes due 2008 (the "10 3/8% Senior Subordinated Notes"). Of the $200 million aggregate principal amount of outstanding 10 3/8% Senior Subordinated Notes, a total of approximately $197.75 million aggregate principal amount of 10 3/8% Senior Subordinated Notes were validly tendered and the remaining $2.25 million aggregate principal amount of 10 3/8% Senior Subordinated Notes were defeased pursuant to the terms of the indenture governing the 10 3/8% Senior Subordinated Notes. In addition, as a result of the consummation of the merger, the outstanding balance under TransDigm's existing senior credit facility became due. The cash merger consideration of $759.7 million paid to Holdings' common and preferred stockholders, holders of in-the-money stock options and the holder of the warrant to purchase Holdings' common stock (including merger related expenses of approximately $29.1 million borne by the existing equity holders of Holdings and excluding the $35.7 million fair value of stock options rolled over in connection with the merger), transaction fees and expenses of approximately $34.8 million, and repayment of all of the Company's existing debt in connection with the consummation of the merger was financed through: (1) an investment of approximately $471.3 million in TD Holding Corporation by Warburg Pincus Private Equity VIII, L.P. ("Warburg Pincus") and certain other institutional investors which was contributed as equity to TD Acquisition which merged with and into Holdings, (2) $295.0 million of borrowings under a new term loan facility, (3) $400.0 million of proceeds from the issuance of new 8 3/8% senior subordinated notes due 2011 (the "8 3/8% Senior Subordinated Notes") and (4) the use of

existing cash balances. Following the merger, Warburg Pincus indirectly owns a majority of the outstanding common stock of TD Holding. See "Capitalization" and "The Transactions."

        The 8 3/8% Senior Subordinated Notes are guaranteed, on a senior subordinated basis, by Holdings and each domestic restricted subsidiary of TransDigm.

        Management anticipates that a one-time charge of approximately $176.0 million ($109.2 million after tax) will be recorded in the fourth quarter of fiscal 2003, consisting primarily of the following (in thousands):

Description	Amount
Compensation costs recognized for stock options redeemed and rolled over in connection with the merger	$137,538
Premium paid to redeem the 10 3/8% Senior Subordinated Notes	16,595
Write-off of debt issue costs associated with the 10 3/8% Senior Subordinated Notes	9,459
Investment banker fees	8,220
Other fees and expenses	4,224

Total merger charge	$176,036

        On February 24, 2003, a wholly owned subsidiary of TransDigm acquired certain assets and assumed certain liabilities of the Norco business from TransTechnology Corporation ("TransTechnology") for $51.0 million in cash. In addition, TransDigm was required to pay approximately $1.0 million of asset transfer tax payments in accordance with the purchase agreement. During August 2003, TransTechnology refunded approximately $1.1 million of the purchase price to TransDigm in settlement of the purchase price adjustment provisions of the purchase agreement. Norco designs, manufactures and supplies engine hold-open mechanisms and specialty connecting devices. The Norco business generated approximately $19.6 million in net sales and $6.8 million of operating income (excluding costs of approximately $1.2 million associated with the integration of Norco into TransDigm) for the thirty-nine week period ended June 28, 2003.

        During the thirty-nine week period ended June 28, 2003, we generated net sales and EBITDA, As Defined, of $225.2 million and $95 million, respectively. We have undergone a review of our and Norco's combined operations in order to identify areas of overlap and potential cost savings and have commenced the process of eliminating approximately 45 employees of Norco in connection with the integration of our and Norco's operations. We expect that the severance payments to the employees that will be eliminated in the planned head count reduction will total approximately $448,000 and that retention bonuses to certain employees that will be retained during the relocation process will total approximately $308,000.

        The following table sets forth the calculation of EBITDA and EBITDA, As Defined. EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA, As Defined, represents EBITDA, plus inventory purchase accounting adjustments, certain other non-recurring merger expenses and warrant put value adjustments, non-cash compensation and deferred compensation charges and acquisition integration costs, as applicable. We believe that the presentation of EBITDA and EBITDA, As Defined, will enhance your understanding of our operating performance. EBITDA and EBITDA, As Defined, are also measures used by the Company's senior management to evaluate the performance of the Company's various lines of business and for other required or discretionary purposes, such as measuring performance under our employee incentive programs. The credit agreement requires the Company to comply with certain financial ratios, including a leverage ratio, fixed charged coverage ratio and interest coverage ratio. Leverage ratio is defined in the credit agreement, as of any date, as the ratio of the total indebtedness of the Company on a consolidated basis on such date to Consolidated EBITDA (as defined in the credit agreement) for the period of four consecutive fiscal quarters most recently ended on or prior to such date. Fixed charge coverage ratio is defined in the credit agreement as, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) consolidated fixed charges for such period. Interest coverage ratio is defined as, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) consolidated interest expense for such period. The failure to comply with the financial covenants in the credit agreement could result in an event of default thereunder (and, in turn, an event of default under the credit agreement could result in an event of default under the indenture governing the notes). The credit agreement defines Consolidated EBITDA in a manner equal to how we define EBITDA, As Defined. Neither EBITDA nor EBITDA, As Defined, is a measurement of financial performance under GAAP and neither should be considered as an alternative to (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Our calculation of EBITDA and EBITDA, As Defined, may not be comparable to the calculation of similarly titled measures reported by other companies.

	Twelve Months Ended September 30, 2002	Thirty-Nine Weeks Ended June 28, 2003
	(in millions)
Net income	$30.6	$39.9
Add:
Depreciation and amortization expense	13.5	5.8
Interest expense, net	36.5	26.2
Income tax provision	16.8	22.4

EBITDA	97.4	94.3
Add:
Inventory purchase accounting adjustment(1)	—	0.7
Acquisition integration costs(2)	—	1.2

EBITDA, As Defined	$97.4	$96.2

(1)
This represents the purchase accounting adjustment to inventory pertaining to the acquisition of the Norco, Inc. business that is charged to cost of sales when the inventory is sold.

(2)
Represents costs incurred to integrate the Norco, Inc. business into the Company's operations.

Critical Accounting Policies

        Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, which often require the judgment of management in the selection and application of certain accounting principles and methods. We believe that the quality and reasonableness of our most critical policies enable the fair presentation of our financial position and results of operations. However, investors are cautioned that the sensitivity of financial statements to these methods, assumptions and estimates could create materially different results under different conditions or using different assumptions.

        In response to the SEC's Release No. 33-8040, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies," we have identified the following as the most critical accounting policies upon which our financial status depends. These critical policies were determined by considering accounting policies that involve the most complex or subjective decisions or assessments. Our most critical accounting policies are as follows:

        Revenue Recognition and Related Allowances—Revenues are recognized based upon shipment of products to the customer, at which time title and risk of loss passes to the customer. Substantially all sales are made pursuant to firm, fixed-price purchase orders received from customers. Provisions for returns, estimated contract losses, uncollectible accounts and the cost of repairs under contract warranty provisions are provided for in the same period as the related revenues are recorded and are principally based on historical results modified, as appropriate, by the most current information available. We have a history of making reasonably dependable estimates of such allowances; however, due to uncertainties inherent in the estimation process, it is possible that actual results may vary from the estimates and the differences could be material.

        We estimate the allowance for doubtful accounts based on the aging of the accounts receivable and customer creditworthiness. The allowance also incorporates a provision for the estimated impact of disputes with customers. Our estimate of the allowance amounts that are necessary includes amounts for specifically identified losses and a general amount for estimated losses. The determination of the amount of the allowance for doubtful accounts is subject to significant levels of judgment and estimation by management. If circumstances change or economic conditions deteriorate, we may need to increase the allowance for doubtful accounts.

        The Company provides limited warranties in connection with the sale of its products. The warranty period for products sold varies throughout the Company's operations, ranging from ninety days to five years; however, the warranty period for the majority of the Company's sales generally does not exceed one year. In addition, certain contracts with distributors contain right of return provisions. The Company accrues for estimated returns and warranty claims in its sales returns and repairs accrual based on knowledge of product performance issues and excess inventories provided by its customers and industry sources and also provides a general amount based on historical results. Actual product returns and warranty claims have not differed materially from the estimates originally established. During fiscal 2002, the Company's total charges incurred for warranty claims and product returns approximated $3.4 million.

        Although the majority of the Company's sales, particularly sales into the aftermarket, are made pursuant to firm, fixed-price purchase orders received from customers without long-term agreements, the Company has executed long-term supply agreements with certain original equipment manufacturers, which cover particular products and require the Company to supply all the amounts ordered by the customers during the term (generally three to five years) of the agreements at specified prices. The Company expects to incur losses under some of the contracts. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are identified, based on estimated, future shipment quantities provided by customers or industry sources and other factors. The cumulative effect of revisions to estimated, future contract revenue and completion costs is recorded in the accounting period in which the amounts become known and can be reasonably estimated. Such revisions could occur any time there are changes to estimated, future revenues or costs, and the effects could be material.

        Inventories—Inventories are stated at the lower of cost or market. Cost of inventories is determined by the average cost and the first-in, first-out (FIFO) methods. Because the Company sells products that are installed on airframes that can be in-service for twenty or more years, it must keep a supply of such products on hand while the airframes are in use. Provision for potentially obsolete or slow-moving inventory is made based on our analysis of inventory levels, past usage and future sales forecasts. Although we believe that our estimates of obsolete and slow-moving inventory are reasonable, actual results may differ materially from the estimates and additional provisions may be required in the future. In addition, in accordance with industry practice, all inventories are classified as current assets as all inventories are available and necessary to support current sales, even though a portion of the inventories may not be sold within one year.

        Intangible Assets—Our acquisitions have resulted in significant increases in identifiable intangible assets and goodwill. Intangible assets other than goodwill are recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed or exchanged, regardless of the Company's intent to do so. Goodwill and identifiable intangible assets are recorded at fair value on the date of acquisition and, under Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets," are reviewed at least annually for impairment based on cash flow projections and fair value estimates. The determination of undiscounted cash flows is based on the Company's strategic plans and long-range planning forecasts. The revenue growth rates included in the plans are based on industry and Company specific data. The profit margin assumptions included in the plans are projected based on the current cost structure and anticipated cost reductions. If different assumptions were used in these plans, the related undiscounted cash flows used in measuring impairment could be different and the recognition of an impairment loss might be required. Intangible assets, such as goodwill, that have an indefinite useful life are not amortized. All other intangible assets are amortized over their estimated useful lives.

        Stock Options—The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock option plans. No compensation cost has been recognized for the Company's stock option plans because the exercise price of the options issued equaled the fair value of the common stock on the grant date.

        Environmental Contingency—The Company has been addressing contaminated soil and groundwater beneath its facility in Waco, Texas. Although there can be no assurance that material expenditures will not be required in the future to address currently unidentified contamination or to satisfy further requirements of the Texas Commission on Environmental Quality ("TCEQ"), the Company believes, based upon information currently available, that the current soil and groundwater remediation at the Waco facility will not require the incurrence of material expenditures in excess of the $2 million escrow fund created in August 1997 in connection with the Company's acquisition of Marathon Power Technologies Company ("Marathon"). The Company has been funding routine soil and groundwater monitoring activities and recording such costs as incurred. No accrual has been recorded for estimated, future remediation costs because such costs, if any, are not expected to exceed the amount of the escrow fund. If the TCEQ determines that significant remediation activities will be necessary which cost in excess of $2 million, the Company will be required to accrue and expense such excess costs.

        Purchase Accounting and Pending Purchase Price Adjustment—- On February 24, 2003, Marathon acquired certain assets and assumed certain liabilities of the Norco, Inc. ("Norco") business from TransTechnology Corporation for $51.0 million in cash. In addition, the Company was required to pay approximately $1.0 million of asset transfer tax payments in accordance with the agreement. During August 2003, a $1.1 purchase price adjustment was received based on a final determination of working capital as of the closing of the Norco acquisition.

        The Company accounted for the acquisition as a purchase and included the results of operations of the acquired business in its consolidated financial statements from the effective date of the acquisition. The Company is in the process of obtaining third-party valuations of certain tangible and intangible assets; thus, the allocation of the purchase price is subject to refinement and could result in adjustments to recorded tangible and intangible assets, including related depreciation and amortization expense.

        During fiscal 2001, the Company entered into a series of agreements with Honeywell International, Inc. ("Honeywell") which granted the Company an exclusive, worldwide license to produce and sell products composing Honeywell's lube pump product line for at least forty years and enabled the Company to acquire approximately $5.9 million of inventory pertaining to the product line, along with certain related assets. The purchase price of the inventory acquired from Honeywell, which has not been resolved, is subject to adjustment based upon a final determination of the value acquired, as defined. Because substantially all of the inventory acquired has been sold, the impact of the ultimate resolution of this matter will be recorded in results of operations in the accounting period in which resolution occurs.

Results of Operations

        The following table sets forth, for the periods indicated, certain operating data of the Company in amount and as a percentage of net sales (dollars in thousands):

	Fiscal Year Ended September 30,			Thirty-Nine Week Periods Ended
	2000	2001	2002	June 29, 2002	June 28, 2003
Net sales	$150,457	$200,773	$248,802	$180,658	$225,172

Gross profit	68,264	82,248	114,227	84,059	107,737
Selling and administrative	16,799	20,669	21,905	15,525	16,243
Amortization of intangibles	1,843	2,966	6,294	4,925	859
Research and development	2,308	2,943	2,057	2,029	2,193

Income from operations	47,314	55,670	83,971	61,580	88,442
Interest expense, net	28,563	31,926	36,538	27,200	26,163
Income tax provision	7,972	9,386	16,804	13,516	22,420

Net income	$10,779	$14,358	$30,629	$20,864	$39,859

	Fiscal Year Ended September 30,			Thirty-Nine Week Periods Ended
	2000	2001	2002	June 29, 2002	June 28, 2003
Net sales	100%	100%	100%	100%	100%
Gross profit	45	41	46	47	48
Selling and administrative	11	10	9	9	8
Amortization of intangibles	1	2	2	3	—
Research and development	2	1	1	1	1

Income from operations	31	28	34	34	39
Interest expense, net	19	16	15	15	11
Income tax provision	5	5	7	7	10

Net income	7%	7%	12%	12%	18%

Changes in Results of Operations

  Thirty-nine week period ended June 28, 2003 compared with the thirty-nine week period ended June 29, 2002.

        Net Sales.    Net sales increased by $44.5 million, or 24.6%, to $225.2 million for the thirty-nine week period ended June 28, 2003 from $180.7 million for the comparable period last year. This increase is primarily due to $29.3 million of new business with Airbus relating to the sale of certain cockpit door security mechanisms, $10.4 million of increased military sales and $6.6 million of increased sales due to the acquisition of Norco, offset by a $1.8 million overall decline in sales in other areas of the Company's business resulting primarily from industry events triggered in part by the September 11, 2001 terrorist attacks.

        Gross Profit.    Gross profit (net sales less cost of sales) increased by $23.6 million, or 28.2%, to $107.7 million for the thirty-nine week period ended June 28, 2003 from $84.1 million for the comparable period last year. This increase is attributable to the higher net sales discussed above. Gross profit as a percentage of net sales increased to 47.8% for the thirty-nine week period ended June 28, 2003 from 46.5% for the comparable period last year principally as a result of the following factors: (1) higher volume on a reduced cost structure implemented subsequent to the September 11, 2001 terrorist attacks, (2) favorable product mix and (3) the strength of the Company's proprietary products and market positions. In addition, the increase in gross profit as a percentage of net sales was offset in part by $0.7 million of inventory purchase accounting adjustments and $1.2 million of non-recurring integration costs pertaining to the acquisition of Norco.

        Selling and Administrative Expenses.    Selling and administrative expenses increased $0.7 million, or 4.6%, to $16.2 million for the thirty-nine week period ended June 28, 2003 from $15.5 million for the comparable period last year primarily due to the Norco acquisition. Selling and administrative expenses decreased as a percentage of net sales to 7.2% for the thirty-nine week period ended June 28, 2003 from 8.6% for the comparable period last year due to the increase in net sales discussed above and continuing cost control measures implemented after the September 11, 2001 terrorist attacks.

        Amortization of Intangibles.    Amortization of intangibles decreased by $4.0 million, or 82.6%, to $0.9 million for the thirty-nine week period ended June 28, 2003 from $4.9 million for the comparable period last year due to the implementation of SFAS 142, "Goodwill and Other Intangible Assets," ("SFAS 142") which became effective October 1, 2002. Under SFAS 142, the Company ceased the amortization of its goodwill effective as of October 1, 2002. Goodwill amortization was replaced with the requirement to test goodwill for impairment upon adoption of SFAS 142 and at least annually thereafter.

        Research and Development Expenses.    Research and development expenses increased $0.2, or 8.1%, to $2.2 million for the thirty-nine week period ended June 28, 2003 from $2.0 million for the comparable period last year. Research and development expenses, as a percentage of net sales, was approximately 1% for the thirty-nine week periods ended June 28, 2003 and June 29, 2002.

        Income from Operations.    Operating income increased by $26.8 million, or 43.6%, to $88.4 million for the thirty-nine week period ended June 28, 2003 from $61.6 million for the comparable period last year due to the factors discussed above.

        Interest Expense.    Interest expense decreased $1.0 million, or 3.8%, to $26.2 million for the thirty-nine week period ended June 28, 2003 from $27.2 million for the comparable period last year. This decrease was principally caused by the write-off of $1.8 million of debt issue costs and a $4.5 million reduction in interest expense associated with the June 2002 repayment of $74 million of the borrowings outstanding under the Company's senior credit facility and the February 2003 repayment of all of Holdings' outstanding 12% PIK Notes of $32.8 million, partially offset by a $5.3 million increase in interest expense resulting from the TransDigm's issuance of an additional $75 million in aggregate principal amount of 10 3/8% Senior Subordinated Notes in June 2002. The proceeds of the issuance of such 10 3/8% Senior Subordinated Notes, net of fees and expenses, were used to repay $74 million of the borrowings outstanding under the Company's senior credit facility. The interest rate on outstanding borrowings under the senior credit facility at June 28, 2003 was 4.8%.

        Income Taxes.    Income tax expense as a percentage of income before income taxes was 36% for the thirty-nine week period ended June 28, 2003 compared to the 39% effective tax rate for the comparable period last year. The lower estimated annual effective tax rate was equally due to: (1) a projected increase in tax benefits generated by higher foreign sales, (2) an increase in estimated research and development tax credits and (3) a decline in non-deductible goodwill amortization as a percentage of income before income taxes.

        Net Income.    The Company earned $39.9 million for the thirty-nine week period ended June 28, 2003 compared to $20.9 million for the comparable period last year, primarily as a result of the factors referred to above.

Fiscal year ended September 30, 2002 compared with fiscal year ended September 30, 2001.

        Net Sales.    Net sales increased by $48.0 million, or 23.9%, to $248.8 million for the fiscal year ended September 30, 2002 from $200.8 million for the fiscal year ended September 30, 2001. The

Champion Aerospace and product line acquisitions generated approximately $60.6 million of the increase in sales. In addition, $10.6 million of new business with Airbus was recorded during fiscal 2002 from the sale of certain cockpit security door mechanisms. These increases in sales were offset by a $23.2 million overall decline in sales in other areas of the Company's business resulting primarily from industry events triggered in part by the September 11, 2001 terrorist attacks.

        Gross Profit.    Gross profit (net sales less cost of sales) increased by $32.0 million, or 38.9%, to $114.2 million for the fiscal year ended September 30, 2002 from $82.2 million for the fiscal year ended September 30, 2001. This increase is attributable to higher sales discussed above and $6.6 million, or 3.3% of sales, of non-cash charges in 2001 resulting from inventory purchase price accounting adjustments pertaining to the Champion Aerospace and product line acquisitions. Partially offsetting the increase in gross profit were incremental charges recorded in fiscal 2002 for excess and obsolete inventory and sales returns and repairs of $1.5 million and $2.3 million, respectively, triggered by the increased sales volume resulting from the acquisitions and new business with Airbus. Gross profit as a percentage of net sales increased to 46% for the fiscal year ended September 30, 2002 from 41% for the fiscal year ended September 30, 2001, principally due to the 2001 non-cash charges discussed above, cost saving actions taken after the September 11, 2001 terrorist attacks, and the strength of the Company's proprietary products and market positions.

        Selling and Administrative Expenses.    Selling and administrative expenses increased by $1.2 million, or 6.0%, to $21.9 million for the fiscal year ended September 30, 2002 from $20.7 million for the fiscal year ended September 30, 2001. The Champion Aerospace acquisition increased selling and administrative expenses by $2.3 million during 2002. This increase was partially offset by cost saving actions taken after the September 11, 2001 terrorist attacks. Selling and administrative expenses as a percentage of net sales decreased slightly from 10% for the fiscal year ended September 30, 2001 to 9% for the fiscal year ended September 30, 2002 due to increased selling and administrative efficiencies as a result of the Champion Aerospace acquisition and September 11th related cost reductions.

        Amortization of Intangibles.    Amortization of intangibles increased by $3.3 million, or 112%, to $6.3 million for the fiscal year ended September 30, 2002 from $3.0 million for the fiscal year ended September 30, 2001, primarily as a result of the intangible assets recognized in connection with the Champion Aerospace acquisition.

        Research and Development Expenses.    Research and development expenses decreased $0.6 million, or 30.1%, to $2.1 million for the fiscal year ended September 30, 2002 from $2.9 million for the fiscal year ended September 30, 2001, primarily due to September 11th related cost reductions. Research and development expenses as a percentage of net sales was consistent at 1% for each of the years ended September 30, 2002 and September 30, 2001.

        Income from Operations.    Income from operations increased $28.3 million, or 50.8%, to $84.0 million for the fiscal year ended September 30, 2002 from $55.7 million for the fiscal year ended September 30, 2001, due to the factors described previously.

        Interest Expense.    Interest expense increased by $4.6 million, or 14.4%, to $36.5 million for the fiscal year ended September 30, 2002 from $31.9 million for the fiscal year ended September 30, 2001. Additional interest expense in fiscal 2002 of $5.3 million and $4.0 million resulted from additional borrowings necessitated by the Champion Aerospace acquisition and the issuance of $75 million in aggregate principal amount of additional 10 3/8% Senior Subordinated Notes in June 2002 (including the write-off of debt issue costs associated with the borrowings under the Company's existing credit facility that were repaid with the proceeds of the additional 10 3/8% Senior Subordinated Notes), respectively. These increases were partially offset by a $4.7 million reduction in interest charges under the Company's credit facility resulting from a decrease in the average level of borrowings outstanding under the credit facility (excluding the borrowings related to the Champion Aerospace acquisition) and an overall decline in interest rates.

        Income Taxes.    Income tax expense as a percentage of income before income taxes was 35.4% for the fiscal year ended September 30, 2002 compared to 39.5% for the fiscal year ended September 30, 2001. The lower estimated annual effective tax rate was due to the recognition of approximately $1.3 million of research and development tax credits in fiscal 2002 and a decline in non-deductible goodwill amortization and interest expense as a percentage of income before income taxes from 9% to 4.8%. The reduction in the effective annual tax rate caused by these factors was partially offset by a $2.1 million increase in state and local income taxes. During the fiscal year ended September 30, 2002, the Company filed amended income tax returns for fiscal years 1998 through 2000 with the Internal Revenue Service, or the IRS, requesting refunds totaling approximately $1.8 million for research and development tax credits that had not been claimed on previously filed tax returns. Because these income tax returns are currently being audited by the IRS, the Company has not recorded potential tax refunds that could result from these additional credits.

        Net Income.    The Company earned $30.6 million for the fiscal year ended September 30, 2002 compared to $14.4 million for the fiscal year ended September 30, 2001 primarily as a result of the factors referred to above.

Fiscal year ended September 30, 2001 compared with fiscal year ended September 30, 2000.

        Net Sales.    Net sales increased by $50.3 million, or 33.4%, to $200.8 million for the fiscal year ended September 30, 2001 from $150.5 million for the fiscal year ended September 30, 2000. Approximately $34.3 million of the increase was due to the Champion Aerospace and product line acquisitions and the remainder was due to increased pricing and volume on existing products and new business opportunities.

        Gross Profit.    Gross profit (net sales less cost of sales) increased by $13.9 million, or 20.5%, to $82.2 million for the fiscal year ended September 30, 2001 from $68.3 million for the fiscal year ended September 30, 2000. This increase is attributable to the higher sales discussed above and is net of a $1.1 million incremental charge in fiscal 2001 for sales returns and repairs principally triggered by the higher sales volume resulting from the acquisitions. Gross profit as a percentage of net sales declined to 41% for the fiscal year ended September 30, 2001 from 45% for the fiscal year ended September 30, 2000, principally due to $6.6 million, 3.3% of sales, of non-cash charges from inventory purchase accounting adjustments related to the Champion Aerospace and product line acquisitions.

        Selling and Administrative.    Selling and administrative expenses increased by $3.9 million, or 23%, to $20.7 million for the fiscal year ended September 30, 2001 from $16.8 million for the fiscal year ended September 30, 2000. Approximately $2.1 million of the increase was due to the Champion Aerospace and product line acquisitions, $.8 million was due to an increase in bad debt reserves caused by industry events triggered in part by the September 11, 2001 terrorist attacks, and the remainder was due to additional new business initiatives. Selling and administrative expenses as a percentage of net sales decreased slightly from 11% for the fiscal year ended September 30, 2000 to 10% for the fiscal year ended September 30, 2001.

        Amortization of Intangibles.    Amortization of intangibles increased by $1.2 million, or 60.9%, to $3.0 million for the fiscal year ended September 30, 2001 from $1.8 million for the fiscal year ended September 30, 2000. This increase is primarily the result of amortization of intangible assets recognized in connection with the Champion Aerospace acquisition.

        Research and Development Expenses.    Research and development expenses increased $0.6 million, or 27.5%, to $2.9 million for the fiscal year ended September 30, 2001 compared to $2.3 million for the fiscal year ended September 30, 2000. Approximately $0.3 million of the increase was due to the Champion Aerospace acquisition and the remainder was the result of additional research and development activities to complement the Company's sales efforts. Research and development expenses as a percentage of net sales decreased slightly to 1% for the fiscal year ended September 30, 2001 from 2% for the fiscal year ended September 30, 2000.

        Income from Operations.    Income from operations increased $8.4 million, or 17.7%, to $55.7 million for the fiscal year ended September 30, 2001 from $47.3 million for the fiscal year ended September 30, 2000, due to the factors described previously.

        Interest Expense.    Interest expense increased by $3.3 million, or 11.8%, to $31.9 million for the fiscal year ended September 30, 2001 from $28.6 million for the fiscal year ended September 30, 2000. An increase in the average level of outstanding borrowings in connection with the Champion Aerospace acquisition increased interest expense approximately $3.8 million. This increase was partially offset by a $0.5 million decrease in interest expense that resulted from a decline in interest rates.

        Income Taxes.    Income tax expense as a percentage of income before income taxes was 39.5% for the fiscal year ended September 30, 2001 compared to 42.5% for the fiscal ended September 30, 2000. The lower estimated annual effective tax rate was principally due to a decline in non-deductible goodwill amortization and interest expense as a percentage of income before income taxes from 10.8% to 9% and a 1% decline in state and local income taxes as a percentage of income before income taxes.

        Net Income.    The Company earned $14.4 million for the fiscal year ended September 30, 2001 compared to $10.8 million for the fiscal year ended September 30, 2000 primarily as a result of the factors referred to above.

Backlog

        Management believes that sales order backlog (i.e., orders for products that have not yet been shipped) is a useful indicator of future sales. As of June 28, 2003, the Company estimated its sales order backlog at $120.0 million compared to an estimated $120.7 million as of June 29, 2002. This decrease in backlog is due to a $8.1 million decline in orders for the Airbus cockpit door security mechanism and $1.2 million of decreases in other product lines mostly offset by a $8.6 million increase in backlog resulting from the acquisition of Norco. The majority of the purchase orders outstanding as of June 28, 2003 are scheduled for delivery within the next twelve months. Purchase orders may be subject to cancellation by the customer prior to shipment. The level of unfilled purchase orders at any given date during the year will be materially affected by the timing of the Company's receipt of purchase orders and the speed with which those orders are filled. Accordingly, the Company's backlog as of June 28, 2003 may not necessarily represent the actual amount of shipments or sales for any future period.

Foreign Operations

        Although the Company manufactures all of its products in the United States, some components are purchased from foreign suppliers and a portion of the Company's products are resold to foreign end-users. Our direct sales to foreign customers were approximately $63.8 million in the thirty-nine week period ended June 28, 2003 and $59.4 million, $54.8 million and $36.2 million in fiscal 2002, fiscal 2001 and fiscal 2000, respectively. Sales to foreign customers are subject to numerous additional risks, including the impact of foreign government regulations, currency fluctuations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other action that would have a direct or indirect adverse impact on the business or market opportunities of the Company within such governments' countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to the Company's operations and growth strategy.

Inflation

        Many of the Company's raw materials and operating expenses are sensitive to the effects of inflation, which could result in changing operating costs. The effects of inflation on the Company's businesses during the fiscal years 2002, 2001 and 2000 and the thirty-nine week period ended June 28, 2003 were not significant.

Liquidity and Capital Resources

Historical Liquidity and Capital Resources

        Operating Activities.    The Company generated $42.7 million of cash from operating activities during the thirty-nine week period ended June 28, 2003 compared to $35.9 million generated during the thirty-nine week period ended June 29, 2002. This increase is primarily due to increased sales, the strength of the Company's proprietary products and market positions, and cost saving actions the Company undertook as a result of the September 11, 2001 terrorist attacks. The Company generated approximately $56.5 million of cash from operating activities during the fiscal year ended September 30, 2002 compared to approximately $22.8 million during the fiscal year ended September 30, 2001 and $16.3 million during the fiscal year ended September 30, 2000. The increase from fiscal 2001 to fiscal 2002 is primarily due to increased earnings from the Champion Aerospace and product line acquisitions, cost saving actions the Company undertook as a result of the September 11, 2001 terrorist attacks, a decrease in accounts receivable, and the strength of the Company's proprietary products and market positions. The increase from fiscal 2000 to fiscal 2001 is primarily due to increased earnings from the acquisitions and the cost savings initiatives described above.

        Investing Activities.    Cash used in investing activities increased to $57.0 million during the thirty-nine week period ended June 28, 2003 compared to $2.1 million used during the thirty-nine week period ended June 29, 2002. This increase is primarily a result of the acquisition of the net assets of Norco, Inc. discussed previously and an increase in capital expenditures. Capital expenditures during the thirty-nine week period ended June 29, 2002 were reduced due to the uncertainties caused by the September 11, 2001 terrorist attacks. Cash used in investing activities was approximately $5.4 million during the fiscal year ended September 30, 2002, $173.6 million during the fiscal year ended September 30, 2001, and $5.1 million during the fiscal year ended September 30, 2000. The large amount of cash used in investing activities during the fiscal year ended September 30, 2001 is mainly due to the acquisitions of Champion Aerospace and a product line during that year.

        Financing Activities.    Cash used in financing activities during the thirty-nine week period ended June 28, 2003 increased to $13.9 million compared to $12.0 million during the thirty-nine week period ended June 29, 2002. This increase is due to the repayment of the Holdings' PIK Notes of $32.8 million and repayment of amounts borrowed under our existing senior credit facility offset by the proceeds of new borrowings under our existing senior credit facility relating to the acquisition of the net assets of Norco, Inc. Cash used in financing activities during the fiscal year ended September 30, 2002 was approximately $13.0 million compared to approximately $157.7 million provided by financing activities during the fiscal year ended September 30, 2001 and $9.6 million used in financing activities during the fiscal year ended September 30, 2000. The cash used in financing activities during fiscal 2002 resulted from the repayment of approximately $84.8 million in term loans under the Company's existing senior credit facility offset by proceeds from the issuance of additional 10 3/8% Senior Subordinated Notes, net of fees, of $73.6 million. The cash provided by financing activities of approximately $157.7 million during fiscal 2001 was primarily due to the incurrence of substantial indebtedness relating to the acquisition of Champion Aerospace. The cash used in financing activities during fiscal 2000 resulted from the repayment of amounts due under the Company's existing senior credit facility and the repurchase of outstanding shares of common stock from terminated employees.

        As of June 28, 2003, the outstanding balances under our existing revolving loan facility and the tranche B and C facilities were $0, $81.1 million and $116.4 million, respectively. In connection with the consummation of the Transactions, all amounts outstanding under the Company's existing senior credit facility were repaid in full. The interest rate on all borrowings under the existing senior credit facility was variable.

        In addition, on July 22, 2003, $197.75 million aggregate principal amount of the 10 3/8% Senior Subordinated Notes were repaid in full and the remaining outstanding $2.25 million aggregate principal amount of such notes were defeased in accordance with the indenture governing such notes and such notes will be redeemed by the Company on December 1, 2003, the first redemption date under such indenture.

Impact of the Transactions

        In connection with the consummation of the merger of TD Acquisition with and into Holdings, TransDigm obtained new senior secured credit facilities. The new senior secured credit facilities consist of a $295 million term loan facility, which was fully drawn on the closing date of the merger, and a $100 million revolving loan facility, which was undrawn on the closing date of the merger.

        The new revolving loan facility matures in July 2009 and the new term loan facility matures in July 2010. The new senior secured credit facilities require scheduled quarterly payments of principal on the term loans beginning December 31, 2003 in aggregate annual principal amounts equal to 1% of the original aggregate principal amount of the term loans during the life of the loans, with the balance payable at final maturity. Subject to exceptions, the new senior secured credit facilities also require mandatory prepayments of term loans based on certain percentages of excess cash flows, as defined, commencing 95 days after the end of the fiscal year ending on September 30, 2004, net cash proceeds of asset sales, the issuance of equity securities or the issuance of certain debt securities.

        In addition, the Company has the right to request (but no lender is committed to provide) additional term loans under such facilities, subject to the satisfaction of customary conditions, including being in compliance with the financial covenants in the credit agreement after giving effect, on a pro forma basis, to any such incremental term loan borrowing.

        The interest rates per annum applicable to loans other than swingline loans (i.e., a short term line of credit that is provided as part of the revolving credit facility by the administrative agent, which can be converted at any time by the administrative agent into revolving credit loans under the revolving credit facility), under the new senior secured credit facilities are, at the Company's option, equal to either an alternate base rate or an adjusted LIBO rate for one, two, three or six-month interest periods chosen by the Company, in each case, plus an applicable margin percentage. The alternate base rate is the greater of (1) Credit Suisse First Boston's prime rate or (2) 50 basis points over the weighted average rates on overnight Federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBO rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which the Company's lenders are subject. The applicable margin percentage initially was a percentage per annum equal to (1) 2.00% for alternate base rate term loans, (2) 3.00% for adjusted LIBO rate term loans, (3) 2.50% for alternate base rate revolving loans, and (4) 3.50% for LIBO adjusted rate revolving loans.

        Beginning after the Company delivers its financial statements for the fiscal period ended December 31, 2003 to the agent under the senior credit facilities, and so long as no event of default has occurred and is continuing, the applicable margin percentages under the term loan facility and the revolving loan facility will be subject to adjustments in increments based upon performance goals.

        All borrowings under the new revolving loan facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

        In connection with the merger, the Company also issued $400 million aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2011. Such notes do not require principal payments prior to their maturity in July 2011. The notes are fully and unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by Holdings and all of our existing domestic subsidiaries.

        Also in connection with the merger, Warburg Pincus and certain other institutional investors made an investment in TD Holding Corporation ("TD Holding") of approximately $471.3 million. TD Holding contributed such funds as equity to TD Acquisition. TD Acquisition then contributed the funds as equity to TD Funding, which lent a portion of such proceeds together with a portion of the proceeds it received from the issuance of the notes and from borrowings under the new senior secured credit facilities, to TD Acquisition. The promissory note evidencing the inter-company loan was subsequently assigned by TransDigm, as successor by merger to TD Funding, to TD Finance Corporation, a newly formed, wholly owned subsidiary of TransDigm. TD Acquisition was then able to pay all amounts due to the equity holders of Holdings under the terms of the merger agreement which totaled approximately $759.7 million. The senior management of the Company also rolled over options with a net value of approximately $35.7 million.

        Using a portion of the proceeds from the 8 3/8% Senior Subordinated Notes due 2011, the borrowings under the new senior secured credit facilities, the cash investment by Warburg Pincus and certain other institutional investors and existing cash balances, the Company repaid or defeased all of its long-term indebtedness that was outstanding immediately prior to the consummation of the merger and acquisition fees and expenses of approximately $34.8 million. The repaid indebtedness included all amounts outstanding under the Company's existing credit facilities. The Company also completed a tender offer to repurchase its 10 3/8% Senior Subordinated Notes. Approximately $197.75 million aggregate principal amount of the $200 million aggregate principal amount of outstanding 10 3/8% Senior Subordinated Notes were tendered in the tender offer. The Company defeased the remaining $2.25 million aggregate principal amount of 10 3/8% Senior Subordinated Notes that were not tendered and accepted for payment in the tender offer.

        Both the new senior secured credit facilities and the new 8 3/8% Senior Subordinated Notes due 2011 contain restrictive covenants that, among other things, limit the incurrence of additional indebtedness, the payment of dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, and prepayments of other indebtedness. In addition, the new senior secured credit facilities and the new 8 3/8% Senior Subordinated Notes due 2011 require the Company to meet certain financial ratios. Any failure to comply with the restrictions of the new senior secured credit facilities, the new 8 3/8% Senior Subordinated Notes due 2011 or any other subsequent financing agreements may result in an event of default. An event of default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders under the new senior secured credit facilities may be able to terminate any commitments they had made to supply the Company with further funds.

Contractual Obligations

        The following is a summary of contractual cash obligations, excluding interest, on a pro forma basis over the next several fiscal years to give effect to the Transactions as if they had occurred on June 28, 2003 (in millions):

	2003	2004	2005	2006	2007	2008 and thereafter	Total
Term loan facility	$—	$2.9	$2.9	$2.9	$2.9	$283.4	$295.0
8 3/8% Senior Subordinated Notes due 2011	—	—	—	—	—	400.0	400.0
Operating leases	0.4	1.5	1.2	0.8	0.7	3.9	8.5
Other long-term obligations	—	2.2	2.2	—	—	—	4.4

Total contractual cash obligations	$0.4	$6.6	$6.3	$3.7	$3.6	$687.3	$707.9

        After giving effect to the Transactions, the Company's primary future cash needs will consist of debt service and capital expenditures. The Company incurs capital expenditures for the purpose of maintaining and replacing existing equipment and facilities and, from time to time, for facility expansion. Capital expenditures totaled approximately $3.9 million and $2.1 million during the thirty-nine weeks ended June 28, 2003 and June 29, 2002, respectively, and $3.8 million, $4.5 million and $4.4 million during fiscal 2002, fiscal 2001 and fiscal 2000, respectively. The Company expects its capital expenditures in fiscal 2003 to be approximately $5.5 million and such expenditures are projected to increase moderately thereafter.

        The Company may from time to time seek to retire its outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, the Company's liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. In addition, the Company may issue additional debt if prevailing market conditions are favorable to doing so.

        The Company intends to pursue acquisitions that present opportunities consistent with the Company's value generation strategy. The Company regularly engages in discussions with respect to potential acquisitions and investments. However, there are no binding agreements with respect to any acquisitions at this time, and there can be no assurance that the Company will be able to reach an agreement with respect to any future acquisition. The Company's acquisition strategy may require substantial capital, and no assurance can be given that the Company will be able to raise any necessary funds on acceptable terms or at all. If the Company incurs additional debt to finance acquisitions, total interest expense will increase.

        The Company's ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, the Company's indebtedness, or to fund non-acquisition related capital expenditures and research and development efforts, will depend on the Company's ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based on its current levels of operations and anticipated cost savings and operating improvements and absent any disruptive events, management believes that internally generated funds and borrowings available under our new revolving loan facility should provide sufficient resources to finance its operations, non-acquisition related capital expenditures, research and development efforts and long-term indebtedness obligations for at least the next several years. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to the Company under the new credit facility in an amount sufficient to enable it to pay its indebtedness or to fund its other liquidity needs. The Company may need to refinance all or a portion of its indebtedness on or before maturity. Also, to the extent the Company accelerates its growth plans, consummates acquisitions or has lower than anticipated sales or increases in expenses, the Company may also need to raise additional capital. In particular, increased working capital needs occur whenever the Company consummates acquisitions or experiences strong incremental demand. There can be no assurance that the Company will be able to raise additional capital on commercially reasonable terms or at all.

Quantitative and Qualitative Disclosures About Market Risk

        At June 28, 2003, the Company had borrowings under its existing senior credit facility of $198.5 million that were subject to interest rate risk. The effect of a hypothetical one percentage point increase in interest rates would increase the annual interest costs under the existing credit facility by approximately $2.0 million based on the amount of borrowings outstanding at June 28, 2003. In addition, at June 28, 2003, the Company had $200 million outstanding under its existing 10 3/8% Senior Subordinated Notes that was exposed to the market risk of interest rate changes. All of the borrowings outstanding under the Company's existing credit facility were repaid in connection with the consummation of the merger. In addition, on July 22, 2003, $197.75 million aggregate principal amount of the 10 3/8% Senior Subordinated Notes were repaid in full and the remaining outstanding $2.25 million aggregate principal amount of such notes were defeased in accordance with the indenture governing such notes and such notes will be redeemed by the Company on December 1, 2003, the first redemption date under such indenture.

        The fair value of the $400 million aggregate principal amount of new 8 3/8% Senior Subordinated Notes due 2011 is exposed to the market risk of interest rate changes. The Company's cash flows and earnings will also be exposed to the market risk of interest rate changes resulting from variable rate borrowings under its new senior secured credit facilities. Borrowings under the Company's new senior secured credit facilities will bear interest, at its option, at a rate equal to either an alternate base rate or an adjusted LIBO rate for a one, two, three or six-month interest period chosen by the Company, in each case, plus an applicable margin percentage that will be subject to periodic adjustment based on the achievement of certain performance goals. The Company is subject to interest rate risk with respect to borrowings under its new senior secured credit facilities as the interest rates on such borrowings vary with market conditions and, thus, the amount of outstanding borrowings approximates the fair value of the indebtedness. The weighted average interest rate on the $295 million of borrowings under the new senior secured credit facilities on July 22, 2003 (date of the merger) was 4.11%. See "Description of the New Senior Secured Credit Facilities."

New Accounting Standards

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which became effective for the Company on October 1, 2002. Under the provisions of SFAS 142 amortization of goodwill ceased effective October 1, 2002. The adoption of this statement will result in the elimination of approximately $5 million of annual goodwill amortization expense beginning in fiscal 2003. Goodwill amortization was replaced with the requirement to test goodwill for impairment upon adoption of SFAS 142 and at least annually thereafter. The Company's initial impairment test as of October 1, 2002 had no effect on its consolidated financial position or results of operations. The Company's annual impairment test will be performed as of its fiscal year end. A reconciliation of net income reported by the Company for the thirty-nine week periods ended June 28, 2003 and June 29, 2002 to the net income which would have been reported had the provisions of SFAS 142 been applied at the beginning of each period is presented in the notes to Holdings' condensed consolidated financial statements included elsewhere in this registration statement.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which changes the accounting for costs such as lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity initiated after December 31, 2002. The statement requires companies to recognize the fair value of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The adoption of this statement had no effect on the Company's consolidated financial position or results of operations.

        In December 2002, the FASB issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements" ("FIN 45"), which requires the disclosure of any guarantees in place prior to December 31, 2002 and the recognition of a liability for the fair value of any guarantees entered into or modified after that date. The Company is not a guarantor in arrangements that require the recognition of a liability or disclosure under FIN 45. The adoption of this statement had no effect on the Company's consolidated financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS 148"), an amendment of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

        The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock option plans. No compensation cost has been recognized for the Company's stock option plans because the exercise price of the options issued equaled the fair value of the common stock on the grant dates. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method specified in SFAS 123, the Company's reported net income would have been reduced. Information concerning reported and pro forma stock-based employee compensation costs and net income is presented in the notes to Holdings' condensed consolidated financial statements for the thirty-nine week periods ended June 28, 2003 and June 29, 2002 presented elsewhere in this registration statement to illustrate the difference between accounting for the stock option plans under APB 25 and SFAS 123.

        During January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which requires existing, unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. Variable interest entities are defined as having one or both of the following characteristics:

  •
  The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties.

  •
  The equity investors lack one or more of the essential characteristics of a controlling financial interest.

        The Company has determined that it is not reasonably possible that it will be required to consolidate or disclose information about a variable interest entity upon implementation of FIN 46 in the fourth quarter of fiscal 2003.

        During May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement will be effective for the Company's fourth quarter of fiscal 2003 and requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The Company has not determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.

Additional Disclosure Required by Indenture

        Separate financial statements of TransDigm are not presented since Holdings has no operations or assets separate from its investment in TransDigm and since the original notes were, and the exchange notes will be guaranteed by Holdings and all direct and indirect domestic restricted subsidiaries of TransDigm. As of the date of this prospectus, the only subsidiary of TransDigm that will not guarantee the notes offered hereby is one wholly owned, foreign subsidiary that has inconsequential assets, liabilities and equity.

BUSINESS

General

        We were formed in July 1993 as NovaDigm Acquisition, Inc., a Delaware corporation, in connection with the acquisition of certain companies from IMO Industries Inc. Today we are a leading global supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. We estimate that approximately 95% of our net sales for the thirty-nine week period ended June 28, 2003 were generated by proprietary products for which we own the design. These items are generally approved and certified by airframe manufacturers, government agencies, the Federal Aviation Administration, or the FAA, or similar entities. During the same period, we estimate that we generated approximately 80% of our net sales from products for which we are the sole source provider. Once our parts are designated as original equipment on an aircraft, we generate net sales from recurring aftermarket parts sales over the life of that aircraft. As a result, we estimate that over 70% of our net sales for the thirty-nine week period ended June 28, 2003 were generated from the commercial and military aftermarkets. These aftermarket revenues have historically produced a higher gross margin and been more stable than original equipment manufacturer, or OEM, sales.

        We provide components for a large, diverse installed base of aircraft, with no single aircraft platform accounting for more than 9% of our net sales in the fiscal year ended September 30, 2002. In the commercial sector, which generated approximately 73% of our net sales for the thirty-nine week period ended June 28, 2003, we sell to distributors of aftermarket components, as well as directly to commercial airlines, aircraft maintenance facilities, and aircraft and engine OEMs. During the thirty-nine week period ended June 28, 2003, we generated approximately 27% of our net sales from the defense sector, selling through distributors and directly to the United States and foreign militaries and defense OEMs. For the thirty-nine week period ended June 28, 2003, we generated actual net sales of $225.2 million.

        Our business strategy includes three core value drivers: (1) pricing each of our products to fairly reflect the unique value provided by that product; (2) obtaining profitable new business by proactively working with customers to apply our technical capabilities to solve specific customer problems; and (3) striving to continually improve productivity. Successful execution of these value drivers has enabled us to consistently deliver solid financial performance even in difficult macroeconomic environments.

Industry and Market Overview

        We believe that our addressable market for proprietary engineered components is approximately $7.5 billion, including both the commercial and military aerospace sectors. The commercial OEM market has historically exhibited cyclical swings and sensitivity to economic conditions, while the aftermarket, which is driven by usage of the existing aircraft fleet, has proven to be more stable. For instance, Airbus and Boeing expect their new aircraft deliveries in 2003 to be approximately 36% lower than their 1999 peak levels. Meanwhile, Revenue Passenger Miles, or RPMs, a commonly used measure of fleet usage, decreased by approximately 12.4% from the first six months of 2001 compared to the first six months of 2003 and decreased by a smaller percentage (approximately 2.9%) from the first six months of 2002 compared to the first six months of 2003, notwithstanding the recent SARS outbreak and increased military activity in the Middle East. Military OEM and aftermarket sales increase as defense spending increases. Air transport, support and surveillance are an increasingly essential component of military operations. Following the recent military engagements in Afghanistan and Iraq, we expect that many aircraft will need to be overhauled and repaired. According to forecasts of the U.S. Department of Defense, U.S. military aircraft maintenance spending is expected to increase by 5.1% annually through 2005.

Competitive Strengths

        We believe our key competitive strengths are:

    •
    Large Installed Product Base with Recurring Aftermarket Revenue Stream. We provide components to a large and growing installed base of aircraft for which we supply aftermarket products and services. We estimate that our products are installed on more than 30,000 commercial transport, military and business turbine aircraft. This installed base and our sole source position for an estimated 80% of our net sales for the thirty-nine week period ended June 28, 2003 enable us to capture a long-term stream of highly profitable aftermarket revenues over the life of an individual aircraft, which will normally fly for 30 or more years.

    •
    Diversified Revenue Base. Our diversified revenue base reduces our dependence on any particular customer, platform or market segment and has been a significant factor in maintaining our financial performance. Our products are used on all of the major commercial aircraft platforms now in production, including the Boeing 777, 747, 757, 767, 737 and 717, the entire Airbus fleet and Bombardier and Embraer regional jets. In addition, our parts are used on many modern military programs, including fighters such as the F-15, F-16 and F-18, military transport planes such as the C-130, C-130J and C-17, helicopters such as the Apache and Blackhawk, and the Raytheon Patriot missile. While industry-wide commercial OEM deliveries have been negatively impacted following the events of September 11, 2001, our more stable commercial aftermarket business has been more modestly affected and our military business has strengthened. In addition, since we have limited exposure to older generation commercial aircraft such as the DC-9 and the Boeing 727, fewer of the aircraft that we provide components for have been retired or taken out of service during the current airline industry downturn.

    •
    Significant Barriers to Entry. We compete in niche markets with significant barriers to entry. We believe that the niche nature of our markets, the industry's stringent regulatory and certification requirements, the large number of SKUs that we sell and the investments necessary in development and certification create barriers to entry for potential competitors. As a result of the barriers to entry in our markets, we estimate that for the thirty-nine week period ended June 28, 2003, approximately 80% of our net sales were generated from products for which we are the sole source provider. When our customers receive products that meet or exceed expectations and performance standards, they have little incentive to certify another supplier because of the cost and time of the certification process. In addition, concerns about safety and the indirect costs of flight delays if products are unavailable or undependable make our customers hesitant to switch to new suppliers.

    •
    History of Successful Product Innovation. We have a history of consistent leadership in our markets and a strong reputation for innovative, solution-oriented products. For example, Airbus Industries selected us to design the security bolting systems to be installed on all Airbus cockpit doors to comply with FAA and European regulatory requirements adopted after the events of September 11, 2001. We have developed a highly engineered cockpit door safety mechanism that simultaneously prevents unauthorized penetration into the cockpit while providing a rapid response in the event of an emergency depressurization. The system has been retrofitted on more than 2,500 Airbus aircraft in service and is currently being installed on all new Airbus aircraft for use in North America or Europe. We also continue to develop new products for military applications. We expect to provide the in-air fuel coupling pumps, controls, valves and other components for the new Boeing 767 military fuel tanker program, which Congress recently approved, and we expect to provide pumps, ignition systems and other components for the Joint Strike Fighter jet manufactured by

      Lockheed Martin. Our success at developing new products has contributed to the growth of our business.

    •
    Experienced Management Team with a Successful Track Record. Our operations are managed by a highly experienced management team with a proven record in the aircraft components business. This team has also demonstrated its ability over the last ten years to successfully operate our business through market cycles and under a leveraged capital structure. Our experienced management team has a proven track record of consolidating operations, reducing overhead and rationalizing costs.

Business Strategy

        Key elements of our business strategy are:

    •
    Provide Value Added Products and Reliable Service to Customers. We focus on engineering, manufacturing and marketing highly engineered products to customers that place a premium on our capabilities. We have been effective in communicating to aircraft operators the value of our products in terms of increased value generated by their reliability and performance, as well as reduced maintenance requirements. Our customers often recognize that the indirect cost of a flight delay because of poor performance or an unavailable product greatly outweighs the underlying direct cost of our products. Our product quality and customer support has allowed us to share the value generated by our products. We intend to continue to develop and market high value added products that provide significant benefits to our customers.

    •
    Generate Profitable New Business Initiatives. We have been successful in identifying and commercializing new business opportunities in the OEM and aftermarket segments to drive revenue growth. We have been effective in creating aftermarket opportunities by developing superior products to retrofit aircraft already in service. We work closely with airlines to identify components that repeatedly cause flight delays or otherwise fail to meet the airlines' performance standards. We design and certify new parts with improved performance characteristics, for which our customers are typically willing to pay a premium. Importantly, we often invest in developing and certifying a new part with the support of an airline sponsor. This support tends to significantly improve the probability of commercial success. We intend to pursue growth opportunities through our new business initiatives.

    •
    Realize Productivity Savings. We will continue to focus on improving operating margins through steady improvements to our cost structure and increases in employee productivity. We have achieved significant increases in employee productivity since our formation in 1993. We have continually rationalized our manufacturing facilities and redesigned our manufacturing and other business practices to maximize efficiency. For example, we encourage our employees through performance incentives to learn to operate multiple manufacturing stations in order to minimize overall labor costs. This initiative and others like it have enabled us to consistently increase sales without corresponding increases in our cost structure.

    •
    Pursue Strategic Acquisitions. We continue to pursue acquisitions where we believe that we can enhance value, reduce costs and develop new business. The aircraft component industry is highly fragmented, with many of the companies in the industry being small operators or small non-core operations of larger businesses. We believe the industry may experience consolidation due to customer requirements that favor larger, more capable suppliers who can provide engineering as well as production capability. Our management team has successfully integrated seven acquisitions since our formation in 1993. In each case, we have significantly improved customer service and delivery reliability and have achieved enhanced financial performance.

Our Products

        We focus on developing highly customized products to solve specific problems for aircraft operators and manufacturers. We differentiate ourselves based on our engineering and manufacturing capabilities, and we typically choose not to compete for non-proprietary "build to print" business, in which price is the primary competitive driver and which usually offers lower margins. Our products have strong brand names within the industry and we have a strong reputation for high quality, reliability and customer support. We categorize our products into two groupings: power system components and airframe system components.

        Power system components generated approximately 60% of our net sales in the thirty-nine week period ended June 28, 2003. Our major power system components products are (1) ignition system components such as igniters, exciters and spark plugs used to start and spark turbine and reciprocating aircraft engines; (2) gear pumps used primarily in hydraulic and fuel applications; (3) mechanical/electromechanical controls used in numerous actuation applications; (4) batteries/chargers used to provide starting and back-up power; and (5) rods and locking devices used to hold open panels to allow access to engines for maintenance.

        Airframe system components generated approximately 40% of our net sales in the thirty-nine week period ended June 28, 2003. Our major airframe system components products are (1) engineered connectors used in fuel, pneumatic and hydraulic applications; (2) engineered latching and locking devices used in various bin, security and other applications; and (3) lavatory hardware and components.

        The major end users of our products include most of the world's airlines, the United States and foreign militaries, and leading engine and airframe OEMs such as Boeing, Airbus, General Electric, United Technologies, Rolls-Royce, Honeywell, Bombardier, Embraer, Cessna, Gulfstream, Raytheon, Northrop Grumman and Lockheed Martin. We sell our products directly to these end users and also through the industry's leading distributors such as Aviall, Satair and AAR.

Sales and Marketing

        Consistent with our overall strategy, our sales and marketing organization is structured to understand and anticipate the needs of customers in order to continually develop a stream of technical solutions that generate significant value. In particular, we focus on the high-margin, repeatable aftermarket segment.

        We have structured our sales efforts along our major product lines, assigning a product line manager to each line. The product line managers are expected to grow the sales and profitability of their product line faster than the served market and to achieve the targeted annual level of bookings, sales, new business and profitability for each product. Assisting the product line managers are account managers and sales engineers who are responsible for covering major OEM and airline accounts. Account managers and sales engineers are expected to be familiar with the personnel, organization and needs of specific customers, to achieve total bookings and new business goals for each account, and, in conjunction with the product line managers, to determine when additional resources are required at customer locations. Most of our sales personnel are compensated in part on their bookings and ability to identify and convert new business opportunities.

        Though the majority are employees, the account manager function may be performed by independent representatives depending on the specific customer, product and geographic location. We also use a number of distributors to provide logistical support as well as primary customer contact with certain smaller accounts. Our major distributors are Aviall, Satair and AAR.

Manufacturing and Engineering

        We maintain five principal manufacturing facilities. Each facility serves its respective product lines and comprises manufacturing, distribution and engineering as well as administrative functions, including management, sales and finance. The facilities encompass approximately 105,000, 44,000, 150,000, 50,000 and 169,000 square feet of manufacturing space in Los Angeles, California; Cleveland, Ohio; Waco, Texas; Fullerton, California; and Liberty, South Carolina, respectively. In addition, as a result of the Norco acquisition we currently lease an approximately 28,000 square foot facility in Ridgefield, Connecticut. We are in the process of relocating Norco's manufacturing operations from the Connecticut facility to our Waco, Texas facility. We expect to complete the relocation by the end of our 2003 fiscal year. We continually take various steps to improve productivity and reduce costs, including consolidating operations, developing improved control systems that allow for accurate product line profit and loss accounting, investing in equipment and tooling, installing modern information systems and implementing broad-based employee training programs. Management believes that our manufacturing systems and equipment contribute to our ability to compete by permitting us to meet the rigorous tolerances and cost sensitive price structure of aircraft customers. We focus our manufacturing activities by product line, alternating our equipment among designs as demand requires.

        Each of our operating groups attempts to differentiate itself from its competitors by efficiently and consistently producing uniquely engineered products with high quality and timely delivery. Our proprietary products are designed by our engineering staff and intended to serve unmet needs in the aircraft component industry, particularly through our new product initiatives. See "—Our Products." These proprietary designs must withstand the extraordinary conditions and stresses that will be endured by products during use and meet the rigorous demands of our customers' tolerance and quality requirements.

        We use sophisticated equipment and procedures to ensure the quality of our products and to comply with military specifications and FAA and OEM certification requirements. We perform a variety of testing procedures, including testing under different temperature, humidity and altitude levels, shock and vibration testing and X-ray fluorescent measurement. These procedures, together with other customer approved techniques for document, process and quality control, are used throughout our manufacturing facilities.

Customers

        Our customers include: (1) distributors of aerospace components, (2) worldwide commercial airlines, including national and regional airlines, particularly for aftermarket maintenance, repair and overhaul components, (3) large commercial transport and regional and business aircraft OEMs, (4) various armed forces of the United States and friendly foreign governments, (5) defense OEMs, and (6) various other industrial customers. For the fiscal year ended September 30, 2002, each of Aviall (a distributor of aftermarket parts to airlines throughout the world), the U.S. Government and Honeywell International, Inc. accounted for approximately 11% of the our net sales. Products supplied to many of our customers, including our three largest customers, are used on multiple platforms.

        We have strong customer relationships with virtually all important large commercial transport, regional, general aviation and military OEMs. The demand for our aftermarket parts and services depends on the breadth of our installed base, RPMs and, to a lesser extent, airline profitability and the size and age of the worldwide aircraft fleet. Some of our business is executed under long-term agreements with customers, which encompass many products under a common agreement. We are also a leading supplier of components used on U.S. designed military aircraft. Our products are used on a variety of fighter aircraft, freighters and helicopters, including the Boeing F-15 and F-18, Lockheed Martin F-16, the E2C (Hawkeye), Joint Strike Fighter, Boeing C-17, Lockheed C-130 and the Blackhawk and Apache helicopters.

Competition

        We compete with a number of established companies, including divisions of larger companies that have significantly greater financial, technological and marketing resources. The niche markets within the aerospace industry that we serve are relatively fragmented with several competitors for each of the products and services provided by us. Due to the global nature of the commercial aircraft industry, competition in these categories comes from both U.S. and foreign companies. We know of no single competitor, however, that provides the same range of products and services as those provided by us. Competitors in our product lines range in size from divisions of large corporations to small privately held entities, with only one or two components in their entire product line. We believe that our ability to compete depends on high product performance, consistent high quality and timely delivery, competitive price, and superior customer service and support.

Governmental Regulation

        The commercial aircraft component industry is highly regulated by both the FAA in the United States and by the Joint Aviation Authorities in Europe and other agencies throughout the world, while the military aircraft component industry is governed by military quality specifications. We, and the components we manufacture, are required to be certified by one or more of these entities, and, in some cases, by individual OEMs, in order to engineer and service parts and components used in specific aircraft models.

        We must also satisfy the requirements of our customers, including OEMs and airlines that are subject to FAA regulations, and provide these customers with products and services that comply with the government regulations applicable to commercial flight operations. In addition, the FAA requires that various maintenance routines be performed on aircraft components, and we currently satisfy or exceed these maintenance standards in our repair and overhaul services. Several of our operating divisions include FAA approved repair stations.

        Our operations are also subject to a variety of worker and community safety laws. The Occupational Safety and Health Act, or OSHA, mandates general requirements for safe workplaces for all employees. In addition, OSHA provides special procedures and measures for the handling of certain hazardous and toxic substances. We believe that our operations are in material compliance with OSHA's health and safety requirements.

Raw Materials and Patents

        We require the use of various raw materials, including titanium, aluminum, nickel powder, nickel screen, stainless steel, iridium and cadmium, in our manufacturing processes. We also purchase a variety of manufactured component parts from various suppliers. At times, our operating units concentrate their orders among a few suppliers in order to strengthen their supplier relationships. Raw materials and component parts are generally available from multiple suppliers at competitive prices.

        We have various trade secrets, proprietary information, trademarks, trade names, patents, copyrights and other intellectual property rights, which we believe, in the aggregate but not individually, are important to our business.

Environmental Matters

        Our operations and facilities are subject to federal, state and local environmental laws and regulations governing, among other matters, the emission, discharge, generation, management, transportation and disposal of hazardous materials, wastes and pollutants, the investigation and remediation of contaminated sites, and permits required in connection with our operations. Although we believe that our operations and facilities are in material compliance with applicable environmental laws, we cannot assure you that future changes in such laws, regulations or requirements thereunder or in the nature of our operations will not require us to make significant additional expenditures to ensure compliance in the future. Further, we could incur substantial costs, including cleanup costs, fines and sanctions, and third party property damage or personal injury claims as a result of violations of or liabilities under environmental laws, relevant common law, or the environmental permits required for our operations. See "Risk Factors—Risks Relating to Our Business—We could incur substantial costs as a result of violations of or liabilities under environmental laws."

        Under some environmental laws, a current or previous owner or operator of a contaminated site may be held liable for the entire cost of investigation, removal or remediation of hazardous materials at such property, whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous materials. Persons who arrange for disposal or treatment of hazardous materials also may be liable for the costs of investigation, removal or remediation of those substances at a disposal or treatment site, regardless of whether the affected site is owned or operated by that person. Because we own and/or operate a number of facilities that have a history of industrial or commercial use and because we arrange for the disposal of hazardous materials at many disposal sites, we may and do incur costs for investigation, removal and remediation. For example, we are addressing soil and groundwater contamination at our facility in Waco, Texas. Pursuant to the terms of the 1997 purchase agreement for such facility, the seller established a $2 million escrow fund for the purpose of funding the investigation and remediation of certain contaminants in the groundwater. In September 1998, the seller filed a lawsuit against us claiming that we breached the terms of the agreement and seeking release of all monies in the fund. We have filed counterclaims against the seller and cannot predict the ultimate outcome of this matter. In addition, the owner of our leased facility in Ridgefield, Connecticut is currently conducting on-site groundwater remediation pursuant to an agreement with the State of Connecticut. We also receive inquiries and notices of potential liability with respect to offsite disposal facilities from time to time. Although we have not incurred any material investigation or cleanup costs to date, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites, or the failure of any other potentially liable party to meet its obligations, could result in significant liability.

Properties

        We own and operate a 130,000 square foot facility in Los Angeles, California, a 44,000 square foot facility in Cleveland, Ohio, a 219,000 square foot facility in Waco, Texas and a 219,000 square foot facility in Liberty, South Carolina. In addition, we lease and operate a 100,000 square foot facility in Fullerton, California and approximately 19,000 square feet in Richmond Heights, Ohio, which is also our headquarters. We also lease certain of our other non-material facilities, including an approximately 28,000 square foot facility in Ridgefield, Connecticut we obtained in connection with the Norco acquisition. We are in the process of relocating Norco's manufacturing operations from the Connecticut facility to our Waco, Texas facility. We expect the relocation to be complete by the end of our 2003 fiscal year. Management believes that our machinery, plants and offices are in satisfactory operating condition and that we will have sufficient capacity to meet foreseeable future needs without incurring significant additional capital expenditures.

Employees

        As of June 28, 2003, we had approximately 960 employees. Approximately 12% of our employees were represented by the United Steelworkers Union, and approximately 6% were represented by the United Automobile, Aerospace and Agricultural Implement Workers of America. Collective bargaining agreements between us and these labor unions expire in April 2005 and November 2004, respectively. We consider our relationship with our employees generally to be satisfactory.

Legal Proceedings

        During the ordinary course of business, we are from time to time threatened with, or may become a party to, legal actions and other proceedings related to our businesses, products or operations. While we are currently involved in some legal proceedings, we believe the results of these proceedings will not have a material effect on our financial condition, results of operations, or cash flows. We believe that our potential exposure to those legal actions is adequately covered by our aviation product and general liability insurance.

MANAGEMENT

        The following table sets forth certain information concerning our directors and executive officers:

Name	Age	Position
W. Nicholas Howley	51	President, Chief Executive Officer and Chairman of the Board of Directors
Robert S. Henderson	47	President, AdelWiggins Group
Raymond F. Laubenthal	42	President, AeroControlex Group
John F. Leary	56	President, Adams Rite Aerospace, Inc.
Albert J. Rodriguez	43	President, Marathon Power Technologies Company
W. Todd Littleton	40	President, Champion Aerospace Inc.
Gregory Rufus	47	Vice President and Chief Financial Officer
David A. Barr	40	Director
Michael Graff	52	Director
Kevin Kruse	33	Director
Kewsong Lee	38	Director
Douglas W. Peacock	64	Director

        Mr. Howley has been a director and President of TransDigm and Holdings since December 1998, and was named Chairman of the Board of Directors of TransDigm and Holdings on July 23, 2003, in connection with the closing of the Transactions. He has served as Chief Executive Officer of TransDigm and Holdings since December 2001. From December 1998 until December 2001, Mr. Howley served as President and Chief Operating Officer of TransDigm and Holdings. Mr. Howley served as Executive Vice President of TransDigm and President of the AeroControlex Group from TransDigm's inception in September 1993 until December 1998. Prior to joining TransDigm, Mr. Howley served as General Manager of IMO Industries Inc., Aeroproducts Division, and Director of Finance for the 15 divisions of IMO's Turbomachinery, Aerospace, and Power Transmission groups. Mr. Howley is a director of Aviation Technology Group, Inc. and a trustee of Gilmour Academy. Mr. Howley received his B.S. degree in engineering from Drexel University and an MBA from Harvard Business School.

        Mr. Henderson has been President of the AdelWiggins Group since August 1999. From March 1998 until August 1999, he served as President of Marathon Power Technologies Company. From November 1994 until March 1998, he served as Manager of Operations for the AdelWiggins Group. From 1991 until November 1994, Mr. Henderson served as Operations Manager at RainBird Sprinkler. Mr. Henderson received his B.A. degree in mathematics from Brown University and attended Harvard Business School.

        Mr. Laubenthal has been President of the AeroControlex Group since November 1998. From December 1996 until November 1998, Mr. Laubenthal served as Director of Manufacturing and Engineering for the AeroControlex Group and had prior extensive experience in manufacturing and engineering at Parker Hannifin Corporation and Textron. From October 1993 until December 1996, Mr. Laubenthal served as Director of Manufacturing for the AeroControlex Group. Mr. Laubenthal received a B.S. degree in mechanical engineering from Case Western Reserve University and an MBA from Northern Illinois University.

        Mr. Leary has been President of Adams Rite Aerospace, Inc. since June 1999. From 1995 to June 1999, Mr. Leary was a General Operations Manager with Furon Company. From 1991 to 1995,

Mr. Leary served as the Plant Manager of Emerson Electric, Chromalox Division. Mr. Leary received a B.S. degree in Mechanical Engineering from the New Jersey Institute of Technology.

        Mr. Rodriguez has been President of Marathon Power Technologies Company since September 1999. From January 1998 until September 1999, Mr. Rodriguez served as Director of Commercial Operations for the AeroControlex Group. From 1993 to 1997, Mr. Rodriguez served as Director of Sales and Marketing for the AeroControlex Group. Mr. Rodriguez has prior experience with IMO Industries, Esterline, as well as Kaiser Aerospace. Mr. Rodriguez received his Bachelor of Engineering with a concentration in Chemical Engineering from Stevens Institute of Technology.

        Mr. Littleton has been President of Champion Aerospace Inc. since March 2002. From July 2001 until March 2002, he served as Director of Operations, Engineering for Champion Aerospace Inc. From 1989 until July 2001, he served as Director of Manufacturing for Anti-Lock Brakes and Fuel Systems Products in Anderson, South Carolina of Robert Bosch Corp. Prior to that, he served as Business Unit Manager with responsibility for Robert Bosch Corp.'s fuel systems product business. His prior experience also includes various operating management and engineering assignments with WABCO and T&S Brass. Mr. Littleton received a B.S. degree in mechanical engineering from Auburn University and has completed the Executive Leadership Skills Program at the University of South Carolina.

        Mr. Rufus has been Vice President and Chief Financial Officer of TransDigm and Holdings since August 2000. Prior to joining TransDigm, Mr. Rufus spent 19 years at Emerson Electric, during which he held divisional vice president responsibilities at Ridge Tool, Liebert Corp., and Harris Calorific, all part of the Emerson organization. Prior to Emerson, Mr. Rufus spent four years with Ernst & Young. Mr. Rufus received his CPA certification in Ohio in 1980. Mr. Rufus received a B.A. degree in accounting from Baldwin-Wallace College and attended the Weatherhead School of Management at Case Western Reserve University.

        Mr. Barr was named a director of TransDigm and Holdings on July 23, 2003, in connection with the closing of the Transactions. Mr. Barr has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 2001. Prior to joining Warburg Pincus, Mr. Barr served as a managing director at Butler Capital where he focused on industrial leveraged buyout transactions for more than ten years. Mr. Barr is a director of Eagle Family Foods, Inc. and Wellman, Inc. He holds a B.A. in economics from Wesleyan University and an MBA from Harvard Business School.

        Mr. Graff was named a director of TransDigm and Holdings on July 23, 2003, in connection with the closing of the Transactions. Mr. Graff has served as an advisor to Warburg Pincus LLC since July 2002. Prior to working with Warburg Pincus, Mr. Graff spent six years with Bombardier, serving as President of Business Aircraft and later as President and Chief Operating Officer of Bombardier Aerospace Group ("Bombardier"). Prior to joining Bombardier, Mr. Graff spent 15 years with McKinsey & Company, Inc., a management consulting firm, as a partner in the New York, London, and Pittsburgh offices serving a number of aerospace suppliers and OEMs, as well as major airlines. Mr. Graff received an A.B. degree in economics from Harvard College and an M.S. in management from M.I.T.

        Mr. Kruse was named a director of TransDigm and Holdings on July 23, 2003, in connection with the closing of the Transactions. Mr. Kruse has been a Vice President of Warburg Pincus LLC since January 2003 and has been employed by Warburg Pincus LLC since February 2002. Prior to joining Warburg Pincus, Mr. Kruse was employed by AEA Investors Inc. where he focused on private equity opportunities in industrial and consumer products companies. Before that, he was employed by Bain & Co., a management consulting firm. Mr. Kruse received an A.B. degree in government from Dartmouth College.

        Mr. Lee was named a director of TransDigm and Holdings on July 23, 2003, in connection with the closing of the Transactions. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus, Mr. Lee served as a consultant at McKinsey & Company, Inc. from 1990 to 1992. His present service as a director includes membership on the boards of Arch Capital Group, Ltd., Knoll, Inc., Eagle Family Foods, Inc. and several privately held companies. He received an A.B. degree from Harvard College and an MBA from Harvard Business School.

        Mr. Peacock has been a director of TransDigm since September 1993 and of Holdings since 1999, excluding a short period which occurred during July 22, 2003. He served as Chairman of the Board of Directors of TransDigm since its inception in September 1993 until July 2003 and Chairman of the Board of Directors of Holdings since 1993 until July 2003. Prior to December 2001, Mr. Peacock also served as Chief Executive Officer of TransDigm and Holdings. He is also a director of Microporous Products, L.P. and Aviation Technology Group, Inc. Prior to joining TransDigm, Mr. Peacock spent six years with IMO Industries Inc. ("IMO") serving as Executive Vice President of IMO's Instruments and Aero Components Group from 1991 until 1993, Executive Vice President of Power Systems from 1989 until 1991, and managed IMO's Turbomachinery business from 1987 until 1989. Prior to joining IMO, Mr. Peacock spent 15 years in various managerial positions at Westinghouse Electric Corp. Mr. Peacock received a B.S. degree in chemical engineering from Washington State University and a Ph.D. in physical chemistry from the University of Illinois.

Board Committees

        TD Holding's board of directors has a Compensation Committee and an Audit Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for executive officers and administers incentive compensation and benefit plans provided for employees. The Audit Committee reviews Holdings' and TransDigm's audit policies and oversees the engagement of Holdings' and TransDigm's independent auditors. The members of the Compensation Committee are Mr. Barr, Mr. Kruse and Mr. Lee. The members of the Audit Committee are Mr. Barr and Mr. Kruse.

Executive Compensation

        The following table sets forth the aggregate compensation paid or accrued by us for services rendered during fiscal 2003, 2002 and 2001 to TransDigm's Chief Executive Officer and each of TransDigm's four other most highly paid executive officers, who we refer to herein collectively as the named executive officers:

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus(1)			Other Annual Compensation(2)		Securities Underlying Options/SARs	All Other Compensation
W. Nicholas Howley President, Chief Executive Officer and Director	2003 2002 2001	$412,648 310,000 243,750	$	— 200,000 335,000		$53,451 — —	(3)	21,209 — —	$13,560 13,922 12,641	(4)
Robert S. Henderson President of AdelWiggins	2003 2002 2001	180,069 166,875 160,250		— 65,000 87,500		— — —		3,233 — —	9,796 10,046 10,595	(5)
Raymond F. Laubenthal President of AeroControlex	2003 2002 2001	169,431 150,000 134,250		— 75,000 90,000		— — —		3,643 — —	11,147 10,482 9,020	(6)
John F. Leary President of Adams Rite Aerospace, Inc.	2003 2002 2001	170,475 160,125 154,500		275,000 70,000 65,000	(7)	— — —		1,951 — —	10,927 10,555 9,091	(8)
Gregory Rufus Vice President and Chief Financial Officer	2003 2002 2001	175,609 147,000 137,250		350,000 65,000 92,500	(7)	— — —		2,272 — —	11,147 10,206 7,185	(9)

(1)
Does not include the bonus earned for fiscal 2003 because the amounts have not been determined as of the date hereof.

(2)
Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus of any of the listed executives, other than Mr. Howley.

(3)
Includes perquisites, $27,081 of which was for financial planning.

(4)
Includes $12,300 in contributions by TransDigm as projected to calendar year to a plan established under Section 401(k) of the Internal Revenue Code (the "401(k) plan") and $1,260 in Company-paid life insurance.

(5)
Includes $10,500 in contributions by TransDigm as projected to calendar year to the 401(k) plan and $1,260 in Company-paid life insurance.

(6)
Includes $9,900 in contributions by TransDigm as projected to calendar year to the 401(k) plan and $1,247 in Company-paid life insurance.

(7)
Special bonus paid upon consummation of the Transactions.

(8)
Includes $10,080 in contributions by TransDigm as projected to calendar year to the 401(k) plan and $847 in Company-paid life insurance.

(9)
Includes $9,900 in contributions by TransDigm as projected to calendar year to the 401(k) plan and $1,247 in Company-paid life insurance.

Option Grants in Fiscal Year Ended September 30, 2003

        The following table sets forth summary information concerning individual grants of stock options in the common stock of Holdings made during the fiscal year ended September 30, 2003, to each of the executive officers named in the Summary Compensation Table.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
			Individual Grants
			Percentage of Total Options Granted to Employees in Fiscal Year
Name	Number of Securities Underlying Options Granted (#)			Exercise Price ($/Share)	Expiration Date
						5%($)	10%($)
W. Nicholas Howley President, Chief Executive Officer and Director	6,035.62 3,434.05 1,739.33		11.7 6.7 3.4%	$355.84 19.94 118.72	1/1/2010 1/1/2004 1/1/2010	$6,109,099 3,437,118 2,172,935	$8,990,274 3,508,660 3,003,225
	8,000.00		15.6	1,000.00	8/5/2013	5,031,157	12,749,940
	2,000.00	(1)	3.9	1,000.00	8/5/2013	1,257,789	3,187,485
Robert S. Henderson President of AdelWiggins	1,932.59 260.00		3.8 0.5	349.79 1,000.00	1/1/2010 8/5/2013	1,967,810 163,513	2,890,355 414,373
	1,040.00	(1)	2.0	1,000.00	8/5/2013	654,050	1,657,492
Raymond F. Laubenthal President of AeroControlex	237.86 118.93		0.5 0.2	19.94 39.88	1/1/2004 3/31/2006	238,072 130,770	243,028 148,804
	1,986.11		3.9	353.07	1/1/2010	2,015,791	2,963,884
	260.00		0.5	1,000.00	8/5/2013	163,513	414,373
	1,040.00	(1)	2.0	1,000.00	8/5/2013	654,050	1,657,492
John F. Leary President of Adams Rite Aerospace, Inc.	148.66 502.47 260.00		0.3 1.0 0.5	501.14 349.79 1,000.00	7/19/2012 1/1/2010 8/5/2013	156,121 642,712 163,513	276,033 1,127,519 414,373
	1,040.00	(1)	2.0	1,000.00	8/5/2013	654,050	1,657,492
Gregory Rufus Vice President and Chief Financial Officer	520.31 451.93 260.00		1.0 0.9 0.5	501.14 396.88 1,000.00	7/19/2012 7/18/2010 8/5/2013	546,423 456,549 163,513	966,116 701,322 414,373
	1,040.00	(1)	2.0	1,000.00	8/5/2013	654,050	1,657,492

(1)
Options are subject to vesting upon achievement of performance hurdles, as set forth in our new stock option plan.

        In connection with the consummation of the Transactions, the then-existing options held by the named executive officers were either cashed out or rolled over to options and interests related to TD Holding. See "—New Stock Option Plan" and "—Rollover Options."

Aggregated Option/SAR Exercises In
Last Fiscal Year And Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Shares Underlying Unexercised Options/SARs at Fiscal Year-End			Value of Unexercised In- the-Money Options/SARs at Fiscal Year-End(2)
W. Nicholas Howley	3,434.05	$32,777,466	Exercisable	9,774.95	(3)	Exercisable	$5,420,742
President, Chief Executive			Unexercisable	8,000.00		Unexercisable	—
Officer and Director
Robert S. Henderson	—	3,896,453	Exercisable	1,984.59		Exercisable	1,256,589
President of AdelWiggins			Unexercisable	1,248.00		Unexercisable	—
Raymond F. Laubenthal	—	3,264,273	Exercisable	2,394.90		Exercisable	1,632,178
President of AeroControlex			Unexercisable	1,248.00		Unexercisable	—
John F. Leary	—	1,315,568	Exercisable	703.13		Exercisable	400,872
President of Adams Rite			Unexercisable	1,248.00		Unexercisable	—
Gregory Rufus	—	1,622,005	Exercisable	1,232.24		Exercisable	532,130
Vice President and			Unexercisable	1,040.00		Unexercisable	—
Chief Financial Officer

(1)
Values include cash received for cancellation of options in connection with the Transactions.

(2)
The value of an unexercised option equals the aggregate fair value of the shares underlying the option (based on a per share value of $1,000 at September 30, 2003), less the aggregate exercise price of the option.

(3)
Due to Mr. Howley's ownership interest in Bratenahl Investments, LTD., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 16a-1 under the Exchange Act) of options beneficially owned by Bratenahl Investment, LTD.

        In connection with the consummation of the Transactions, the then-existing options held by the named executive officers were either cashed out or rolled over to options and interests related to TD Holding. See "—New Stock Option Plan" and "—Rollover Options."

Compensation of Directors

        Our outside directors receive (1) an annual retainer fee of $20,000 in respect of their services as directors to us, (2) a fee of $5,000 per board meeting which they attend and (3) reimbursement of out-of-pocket expenses incurred in connection with the rendering of such services; provided however, no director shall receive in the aggregate greater than $40,000 in any fiscal year in connection with the rendering of such services.

        During the fiscal year ending September 30, 2003, Mr. Peacock was a party to an employment agreement which compensated him for his services as both an employee and Chairman of the Board. Pursuant to the terms of such agreement, Mr. Peacock received an annual base salary at rate of no less than $100,000. Such agreement terminated on July 22, 2003.

Employment Agreement

        W. Nicholas Howley entered into an employment agreement with Holdings on June 6, 2003, to serve as President, Chief Executive Officer and Chairman of the Board of Directors of each of TransDigm and Holdings. The employment agreement for Mr. Howley provides, among other things, for:

  (1)
  an initial term of five years from the effective date of the Transactions, with an automatic renewal for an additional two-year term, unless Holdings or Mr. Howley elects not to renew the term;

  (2)
  a base salary of $380,000 per year, subject to annual review;

  (3)
  participation in our annual cash bonus plan; and

  (4)
  participation in employee benefit plans and entitlement to certain perquisites.

        Mr. Howley's employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by Holdings. In addition, if Mr. Howley's employment is terminated without cause, if he terminates his employment for certain enumerated good reasons, or in the event of his termination due to his death or disability, Holdings will, in addition to the amounts described in the preceding sentence, for a period of eighteen months,

(1)
continue Mr. Howley's salary and pay the cash bonus he would have been entitled to receive had he continued his employment;

(2)
provide the perquisites he was receiving immediately prior to his termination; and

(3)
continue his participation under the medical benefit plans sponsored by Holdings.

        During the term of Mr. Howley's employment and following any termination of his employment, for a period of eighteen months in the case of a termination without cause or for enumerated good reasons, or twenty-four months in the event of his voluntary termination or termination for cause, Mr. Howley will be prohibited from engaging in any business that competes with any business maintained by Holdings or any entity owned by Holdings. In addition, during the term and for the two-year period following the termination of Mr. Howley's employment for any reason, he will be prohibited from soliciting the employees or service providers employed or engaged by us or Holdings.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        During the fiscal year ending September 30, 2003, the members of Holdings' Board of Director's Compensation Committee prior to the consummation of the Transactions were Messrs. Stephen Berger, Muzzafar Mizra and William Hopkins, and following the consummation of the Transactions are Messrs. David A. Barr, Kevin Kruse and Kewsong Lee, none of whom ever served as an officer or employee of Holdings or any of its subsidiaries.

New Stock Option Plan

        In connection with the consummation of the Transactions, TD Holding adopted a new 2003 Stock Option Plan, which we refer to herein, together with any amendments thereto, as the new stock option plan. The new stock option plan became effective contemporaneously with the consummation of the Transactions. The total number of shares of common stock reserved for grants of options (excluding shares of common stock reserved for grants of options granted to certain members of management in respect of their rollover options, as described below) represents approximately 10% of the common stock of TD Holding on a fully-diluted basis. Approximately 7.5% of such shares were awarded promptly following the consumation of the Transactions. Approximately 20% of all of the awards granted under the new stock option plan vest based on employment service or a change in control of TD Holding, and approximately 80% of all the awards granted under the new stock option plan will be based on satisfaction of performance criteria. In addition, all or a portion of the performance-based options granted under the new stock option plan will vest upon a change in control of TD Holding if equity investors receive predetermined rates of return on their investment.

Rollover Options

        Upon the consummation of the Transactions, certain members of management rolled over certain then-existing options to purchase shares of common stock of Holdings with an aggregate intrinsic value of approximately $35.7 million into a combination of options to purchase shares of common stock of TD Holding and interests in a newly created deferred compensation plan of TD Holding. The options of TD Holding granted to management with respect to their rollover options were fully vested on the date of the closing of the Transactions, were issued under the new stock option plan and were in addition to options granted under our new stock option plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        TransDigm is a wholly owned subsidiary of Holdings and Holdings is a wholly owned subsidiary of TD Holding. Neither TransDigm nor Holdings has any outstanding options or convertible securities.

        The following table sets forth certain information regarding the beneficial ownership of the common stock of TD Holding as of October 1, 2003 with respect to each beneficial owner of more than five percent of the outstanding common stock of TD Holding and beneficial ownership of the common stock of TD Holding by each director and executive officer and all directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of October 1, 2003, but excludes shares underlying options held by any other person. Percentage of ownership is based on approximately 294,737 shares of common stock outstanding as of October 1, 2003. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them.

	Common Stock Beneficially Owned(2)
Name and Address of Beneficial Owner(1)
	Shares	Percentage
Warburg Pincus Private Equity VIII, L.P.(3) 466 Lexington Avenue New York, NY 10017	204,558	69.40%
TD Co-Investors, LLC c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	53,363	18.11%
A.S.F. Co-Investment Partners II, L.P. c/o Portfolio Advisors, LLC 9 Old Kings Highway South Darien, CT 06920	14,823	5.03%
Banc of America Capital Investors, L.P. c/o Banc of America Capital Investors 100 North Tryon Street, 25th Floor Charlotte, NC 28255	23,717	8.05%
Michael Graff(4) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	213	*
W. Nicholas Howley(5)	13,209	4.34%
Douglas Peacock(6)	297	*
Gregory Rufus(7)	1,232	*
David A. Barr(8) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	204,558	69.40%

Kevin Kruse c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	0	*
Kewsong Lee(9) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	204,558	69.40%
Robert S. Henderson(10)	1,985	*
Raymond F. Laubenthal(11)	2,395	*
John F. Leary(12)	703	*
Albert J. Rodriguez(13)	2,044	*
W. Todd Littleton(14)	718	*
All directors and executive officers as a group (12 persons)(15)	227,354	72.42%

*
Less than one percent.

(1)
Unless otherwise indicated, the address of each listed person is c/o TransDigm Holding Company, 26380 Curtiss Wright Parkway, Richmond Heights, Ohio 44143.

(2)
Includes shares which the listed beneficial owner is deemed to have the right to acquire beneficial ownership of under Rule 13d-3 under the Exchange Act, including shares which the listed beneficial owner has the right to acquire within 60 days of October 1, 2003.

(3)
Warburg Pincus Private Equity VIII, L.P. ("Warburg Pincus") owns a 55% ownership interest in TD Co-Investors, LLC ("TD LLC"). Warburg Pincus is also the managing member of TD LLC and, as such, has voting and investment power over certain shares of TD Holding not directly attributable to Warburg Pincus. As a result, Warburg Pincus may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of all of the common stock of TD Holding owned by TD LLC, including the shares of common stock of TD Holding not directly attributable to Warburg Pincus. Warburg Pincus disclaims beneficial ownership of all shares of common stock of TD Holding owned by TD LLC which are not directly attributable to it. Warburg Pincus & Co is the sole general partner of Warburg Pincus. Warburg Pincus is managed by Warburg Pincus LLC.

(4)
Includes options to purchase approximately 35 shares exercisable within 60 days of October 1, 2003.

(5)
Includes options to purchase approximately 8,036 shares exercisable within 60 days of October 1, 2003. Also includes options to purchase approximately 1,739 shares exercisable within 60 days of October 1, 2003 which are held by Bratenahl Investments, Ltd. By virtue of his ownership interest in, and control of, Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the options that are beneficially owned by Bratenahl Investments, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned.

(6)
Includes options to purchase 297 shares exercisable within 60 days of October 1, 2003.

(7)
Includes options to purchase 1,232 shares exercisable within 60 days of October 1, 2003.

(8)
Represents shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Barr is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Barr are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Barr disclaims beneficial ownership of all shares which may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC.

(9)
Represents shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Lee is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Lee are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Lee disclaims beneficial ownership of all shares which may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC.

(10)
Includes options to purchase 1,985 shares exercisable within 60 days of October 1, 2003.

(11)
Includes options to purchase 2,395 shares exercisable within 60 days of October 1, 2003.

(12)
Includes options to purchase 703 shares exercisable within 60 days of October 1, 2003.

(13)
Includes options to purchase 2,044 shares exercisable within 60 days of October 1, 2003.

(14)
Includes options to purchase 718 shares exercisable within 60 days of October 1, 2003.

(15)
Includes all shares of common stock of TD Holding which may be deemed to be beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by directors and executive officers, including shares subject to options exercisable within 60 days of October 1, 2003. Also includes (i) 204,558 shares of common stock of TD Holding which Mr. Barr and Mr. Lee may be deemed to beneficially own by virtue of their affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC (see footnotes (3), (8) and (9) above) and (ii) options to purchase 1,739 shares exercisable within 60 days of October 1, 2003 which Mr. Howley may be deemed to beneficially own by virtue of his ownership interest in and control of Bratenahl Investments, Ltd. (see footnote (5) above).

THE TRANSACTIONS

        On July 22, 2003, TD Acquisition, a wholly owned subsidiary of TD Holding, merged with and into Holdings, with Holdings continuing as the surviving corporation. Concurrently with the merger of TD Acquisition with and into Holdings, TD Funding, a wholly owned subsidiary of TD Acquisition and transitory financing vehicle, merged with and into TransDigm, with TransDigm continuing as the surviving corporation. Although TD Funding was the issuer of the original notes, TransDigm became obligated under the original notes immediately following their issuance by operation of law upon consummation of the merger of TD Funding with and into TransDigm. Both the indenture under which the notes were issued and the global note evidencing the indebtedness under the original notes were executed by both TD Funding and TransDigm in recognition of the fact that the merger of TD Funding with and into TransDigm occurred immediately following the issuance of the original notes. Each of TD Acquisition and TD Funding was a corporation formed at the direction of Warburg Pincus Private Equity VIII, L.P. ("Warburg Pincus"). TD Funding was incorporated for the sole purpose of facilitating the financing of the merger of TD Acquisition with and into Holdings and the related transactions.

        The total amount paid in the merger of TD Acquisition with and into Holdings, including amounts related to the repayment of all of TransDigm's then existing long-term indebtedness, the payment of the merger consideration to Holdings' then existing common and preferred stockholders, in-the-money option holders and warrant holder, and the payment of transaction expenses and fees, was approximately $1.2 billion.

        To finance the merger and the related transactions in part, Warburg Pincus and a limited number of other institutional investors purchased securities of TD Holding for an aggregate purchase price of $471.3 million. Upon receipt of the investment from Warburg Pincus and the other institutional investors, TD Holding contributed the proceeds as equity to TD Acquisition. TD Acquisition, in turn, used such proceeds to make an equity contribution to TD Funding. Following receipt of TransDigm's available cash, and concurrently with the merger of TD Acquisition with and into Holdings and the merger of TD Funding with and into TransDigm, TD Funding received an aggregate of $389 million in net proceeds from the issuance of the original notes to the initial purchasers. Following receipt of the net proceeds from the issuance of the original notes, TransDigm received an aggregate of approximately $283 million in net proceeds from borrowings under a new senior secured credit facility that TD Funding and TransDigm entered into with a syndicate of financial institutions and institutional lenders. See "Description of the New Senior Secured Credit Facilities." Both TD Funding and TransDigm executed the new senior secured credit agreement as the initial borrowings thereunder were to be made concurrently with the merger of TD Funding with and into TransDigm.

        Following receipt of the net proceeds from the borrowings under the new senior secured credit facility, TransDigm repaid the total amount owed by TransDigm to the lenders under its then existing senior secured credit facilities, an aggregate of approximately $198 million. After making such payment, TransDigm then paid an aggregate of approximately $217 million to the holders of its then outstanding 10 3/8% senior subordinated notes due 2008 (the "10 3/8% Senior Subordinated Notes") that validly tendered their notes in the tender offer described below. At such time, TransDigm also defeased all of the 10 3/8% Senior Subordinated Notes not validly tendered in the tender offer by depositing an aggregate of approximately $2.5 million with the trustee under the indenture governing the 10 3/8% Senior Subordinated Notes.

        In connection with the merger of TD Acquisition with and into Holdings, TransDigm commenced a cash tender offer for the $200 million aggregate principal amount of the 10 3/8% Senior Subordinated Notes. As part of the tender offer, TransDigm also solicited consents to amend the indenture under which the 10 3/8% Senior Subordinated Notes were issued. The amendments provided for, among other things, the elimination of substantially all of the restrictive and certain other covenants under such indenture (other than the covenants to pay the principal of, and interest on, the 10 3/8% Senior Subordinated Notes when due) as well as the events of default relating to such eliminated covenants, the deletion or amendment of certain provisions relating to the legal and covenant defeasance of the 10 3/8% Senior Subordinated Notes and the elimination of certain conditions to the covenant relating to the merger, consolidation or sale of assets of TransDigm. Holders of $197.75 million aggregate principal amount of the 10 3/8% Senior Subordinated Notes consented to the proposed amendments and tendered their notes in the tender offer. TransDigm also received the requisite number of consents to effect the proposed amendments to the indenture governing the 10 3/8% Senior Subordinated Notes.

        Following the payment by TransDigm of an aggregate of approximately $417.5 million to the lenders under its then existing senior secured credit facilities and the holders (or the trustee in the case of the 10 3/8% Senior Subordinated Notes that were defeased) of its then outstanding 10 3/8% Senior Subordinated Notes, TransDigm made an inter-company loan to Holdings of approximately $750 million to permit Holdings to pay its then existing common and preferred stockholders, in-the-money option holders and warrant holder all amounts owing to them under the terms of the merger agreement and certain transaction fees and expenses incurred in connection with the Transactions. Upon the closing of the merger of TD Acquisition with and into Holdings, the then existing holders of Holdings common stock received an amount per share equal to the quotient obtained by dividing (1) approximately $797.3 million by (2) the total number of shares of Holdings common stock outstanding on the closing date, on a fully diluted basis. The merger consideration paid to Holdings' then existing common stockholders, option holders and warrant holder was reduced by approximately $29.1 million, which represents the merger related fees and expenses that were borne by such holders under the terms of the merger agreement. The then existing holder of Holdings preferred stock received approximately $21.1 million, plus an amount equal to any accrued but unpaid dividends since June 1, 2003.

        TD Holding is, and TD Acquisition and TD Funding were, Delaware corporations formed at the direction of Warburg Pincus. TD Finance Corporation is a newly formed wholly owned subsidiary of TransDigm whose sole asset is an inter-company promissory note issued by Holdings in favor of TransDigm in connection with the consummation of the Transactions. Upon the consummation of the Transactions, Warburg Pincus owned a majority of the outstanding common stock of our ultimate parent, TD Holding, on a fully-diluted basis, assuming the issuance and exercise of all shares of common stock subject to options retained by certain members of our management team or otherwise granted to certain of our employees in connection with the consummation of the Transactions or reserved for issuance under our new stock option plan (see "Management—New Stock Option Plan"). In connection with the execution of the merger agreement, W. Nicholas Howley, our President and Chief Executive Officer, entered into an agreement with Warburg Pincus pursuant to which he and an estate planning vehicle controlled by him agreed that his and its options to purchase shares of common stock of Holdings with an aggregate net value equal to approximately $16.5 million would not be cancelled in exchange for cash as provided in the merger agreement. Instead, at the effective time of the merger of TD Acquisition with and into Holdings, such options converted into a combination of fully vested options to purchase shares of common stock of TD Holding and interests in newly created deferred compensation plans, which have equivalent value. Prior to the effective time of the merger, certain other executive officers and/or employees entered into similar arrangements. The total net value of the options that were not cancelled by Mr. Howley, such estate planning vehicle and the other executives and/or employees equaled approximately $35.7 million. After the Transactions were consummated, our executive officers held options to acquire approximately 8% of TD Holding's common stock with approximately an additional 10% of TD Holding's common stock being reserved for future issuance under the new stock option plan. See "Capitalization" and "Management—New Stock Option Plan."

        Contemporaneously with the execution of the merger agreement on June 6, 2003, the merger and the transactions contemplated thereby were approved by the requisite holders of the common stock of Holdings and the sole holder of the preferred stock of Holdings. On July 22, 2003, we consummated the mergers concurrently with the consummation of the offering of the original notes and the consummation of the other financing transactions described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Tax Sharing Agreement

        Contemporaneously with the closing of the Transactions, TransDigm, Holdings, TD Holding and each domestic subsidiary of Transdigm entered into a tax sharing agreement. Under the terms of the tax sharing agreement, TransDigm, Holdings and each of our subsidiaries are obligated to make payments to TD Holding equal to the amount of the federal and state income taxes that we and our subsidiaries would have owed if we did not file our federal and state income tax returns on a consolidated or combined basis (reduced by any tax benefit derived by the consolidated group from net operating losses of TD Holding).

Option Rollover Agreements

        In connection with the merger of TD Acquisition with and into Holdings, Mr. Howley entered into an agreement with Warburg Pincus, pursuant to which he and an estate planning vehicle controlled by him agreed that his and its options to purchase shares of common stock of Holdings beneficially owned by him and such estate planning vehicle prior to the merger with an aggregate net value of approximately $16.5 million would not be cancelled in exchange for cash as otherwise provided in the merger agreement. In addition, prior to the consummation of the Transactions, certain other executive officers and/or employees entered into similar agreements with Warburg Pincus with respect to options owned by such executive officers and/or employees prior to the merger. The total net value of the options that were not cancelled in exchange for cash was approximately $35.7 million. The options that were not cancelled in exchange for cash, which are referred to herein as the rollover options, were converted into a combination of options to purchase shares of common stock of TD Holding and interests in deferred compensation plans of TD Holding that were established contemporaneously with the consummation of the Transactions. All options of TD Holding granted to executive officers and/or employees in respect of their rollover options were fully vested on the date of the closing of the Transactions. The rollover options and the shares of common stock issuable upon exercise thereof are subject to, among other things, the terms and conditions of a stockholders' agreement among TD Holding, Warburg Pincus, each holder of rollover options and certain institutional investors named therein and a management stockholders' agreement among Holdings, Warburg Pincus and each holder of rollover options.

Stockholders' Agreement

        In connection with the Transactions, TD Holding, Warburg Pincus, certain of our employees, including the named executive officers, whom we refer to herein collectively as the management stockholders, and certain institutional investors named therein, entered into a stockholders' agreement which governs the shares of common stock of TD Holding or options to purchase shares of common stock of TD Holding that such persons hold or have the right to acquire following the closing of the Transactions.

        The stockholders' agreement provides that, except for certain transfers authorized in writing by a majority of the members of TD Holding's board of directors, certain transfers in connection with the death of a management stockholder, certain transfers for estate planning purposes and, in the case of Warburg Pincus and the other institutional investors, certain transfers to affiliates and certain other permissible transfers, no investor may transfer any shares of common stock or any interest therein until the fifth anniversary of the closing date of the Transactions, and thereafter any proposed transfer will be subject to a right of first refusal running in favor of TD Holding. In the event TD Holding does not exercise its right of first refusal, the investor then proposing to transfer shares of common stock or interests therein will be required to offer such shares or interests to Warburg Pincus.

        The stockholders' agreement further provides that, in the event of certain types of transfers of common stock by Warburg Pincus or the other institutional investors party thereto, each party to the stockholders' agreement may participate in such transfers on a pro rata basis. In addition, in the event of certain types of transfers by Warburg Pincus, Warburg Pincus can require the other parties to the stockholders' agreement to transfer their shares in any such transactions on a pro rata basis. Under the terms of the stockholders' agreement, subject to certain customary exceptions, in the event TD Holding proposes to issue new equity securities, Warburg Pincus, the other institutional investors party thereto and each management stockholder that beneficially owns in excess of 1% of the common stock (assuming conversion of all options to purchase shares of common stock) on a fully diluted basis are entitled to participate in such proposed issuance on a pro rata basis. The right of Warburg Pincus and the other institutional investors to participate in any proposed issuance is conditional upon such investors owning a specified amount of shares of common stock of TD Holding. The participation rights and certain other rights granted under the stockholders' agreement will terminate following a public offering of common stock of TD Holding if the common stock so offered is then listed on the New York Stock Exchange or the American Stock Exchange or is quoted on The NASDAQ National Market, or if the public offering includes 50% or more of the outstanding shares of common stock that will have been issued following the offering.

Management Stockholders' Agreement

        In connection with the Transactions, Holdings, Warburg Pincus and the holders of rollover options entered into a management stockholders' agreement which governs the shares of common stock of TD Holding or options to purchase shares of common stock of TD Holding that such persons hold or have the right to acquire following the closing of the Transactions. The management stockholders' agreement provides that upon termination of the employment of a management stockholder under certain circumstances, such management stockholder will have certain put rights and TD Holding (or a permitted assignee thereof) will have certain call rights with respect to any shares of common stock and any fully vested options to purchase shares of common stock owned by such management stockholder at that time. If provisions of applicable law, the terms of any credit agreement or other financing arrangement to which TD Holding, Holdings or TransDigm is a party, including the indenture governing the notes, or the financial circumstances of TD Holding and its subsidiaries would prevent TD Holding from making a repurchase, or TD Holding is unable to access sufficient funds to enable it to make a repurchase, TD Holding will not make such purchase until all such prohibitions lapse, and will then pay such management stockholder, in addition to the repurchase price, a specified rate of interest on the repurchase price.

Stockholders' Registration Rights Agreement

        In connection with the Transactions, TD Holding, Warburg Pincus, the other institutional investors named therein and the management stockholders who rolled over existing stock options of Holdings entered into a stockholders' registration rights agreement pursuant to which TD Holding granted such persons certain customary registration rights, including demand, piggy back and Form S-3 registration rights.

DESCRIPTION OF THE NEW SENIOR SECURED CREDIT FACILITIES

        We summarize below the principal terms of the agreements that govern our new senior secured credit facilities. This summary is not a complete description of all the terms of such agreements.

General

        In connection with the offering of the original notes, we entered into a new senior secured credit agreement with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of our new senior secured credit facilities.

        Our new senior secured credit facilities provide for senior secured financing of up to $395 million, consisting of:

  •
  a $295 million term loan facility with a maturity of seven years that was drawn in full in connection with the consummation of the Transactions; and

  •
  a $100 million revolving loan facility, including a letter of credit sub-facility of $15 million, that will terminate in six years.

        In addition, we have the right to request (but no lender is committed to provide) additional term loans under the term loan facility, subject to the satisfaction of customary conditions, including our being in pro forma compliance with the financial covenants in the credit agreement after giving effect to any such incremental term loan borrowings.

        All borrowings under our new senior secured credit facilities are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

        Proceeds of the initial $295 million in term loans, together with other sources of funds, were used to finance the Transactions. The available borrowings under the revolving loan facility will be used to provide financing for general corporate purposes.

Interest and Fees

        The interest rates per annum applicable to loans, other than swingline loans, under our new senior secured credit facilities will be, at our option, equal to either an alternate base rate or an adjusted LIBO rate for one, two, three or six-month interest periods chosen by us, in each case, plus an applicable margin percentage.

        The alternate base rate will be the greater of (1) Credit Suisse First Boston's prime rate or (2) 50 basis points over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBO rate will be determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which our lenders are subject. The applicable margin percentage will initially be a percentage per annum equal to (1) 2.00% for alternate base rate term loans, (2) 3.00% for adjusted LIBO rate term loans, (3) 2.50% for alternate base rate revolving loans and (4) 3.50% for adjusted LIBO rate revolving loans. Beginning after we deliver our financial statements for the fiscal period ended December 31, 2003 to the agent under the senior credit facilities, and so long as no default has occurred and is continuing, the applicable margin percentages under the term loan facility and the revolving loan facility will be subject to adjustments in increments based on performance goals.

        On the last day of each calendar quarter we are required to pay each lender a commitment fee in respect of any unused commitments under the revolving loan facility.

Prepayments

        Subject to exceptions, our new senior secured credit facilities require mandatory prepayments of terms loans based on certain percentages of excess cash flows and net cash proceeds from asset sales, the issuance of equity securities or the issuance of certain debt securities.

Amortization of Principal

        Our new senior secured credit facilities require scheduled quarterly payments of principal on the term loans on each of March 31, June 30, September 30 and December 31, beginning on December 31, 2003 in aggregate annual amounts equal to 1% of the original aggregate principal amount of the term loans during the life of the loans, with the balance payable at final maturity. All scheduled amortization payments will be ratably increased by the aggregate principal amount of incremental term loans, if any.

Collateral and Guarantors

        Indebtedness under our new senior secured credit facilities is guaranteed by Holdings and all of our current and future domestic restricted subsidiaries, and are secured by a first priority security interest in substantially all of our and such domestic subsidiaries' existing and future property and assets, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property and other personal property, owned cash and cash proceeds of the foregoing and a first priority pledge of our capital stock, the capital stock of the guarantor subsidiaries and 65% of the voting capital stock of our first tier foreign subsidiaries.

Restrictive Covenants and Other Matters

        Our new senior secured credit facilities require that we comply with the following financial covenants: a minimum interest coverage ratio test, a minimum fixed charge coverage ratio test and a maximum leverage ratio test. These financial covenants will become more restrictive over time. In addition, our new senior secured credit facilities include negative covenants restricting or limiting our ability, and the ability of our parent and subsidiaries, to, among other things:

  •
  incur, assume or permit to exist additional indebtedness or guarantees;

  •
  incur liens and engage in sale leaseback transactions;

  •
  make capital expenditures;

  •
  make loans and investments;

  •
  declare dividends, make payments on or redeem or repurchase capital stock;

  •
  engage in mergers, acquisitions (but will permit the incurrence of certain indebtedness in connection with such acquisitions) and other business combinations;

  •
  prepay, redeem or purchase certain indebtedness, including the notes offered hereby;

  •
  amend or otherwise alter terms of our material indebtedness, including the notes offered hereby;

  •
  sell assets;

  •
  transact with affiliates; and

  •
  alter the business that we conduct (and in the case of our parent, engage in any business activities other than those incidental to its ownership of us).

        Such negative covenants are subject to certain exceptions.

        Our new senior secured credit facilities contain certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our new senior secured credit facilities to be in full force and effect and change of control. If such an event of default occurs, the lenders under our new senior secured credit facilities would be entitled to take various actions, including the acceleration of amounts due under our new senior secured credit facilities and all actions permitted to be taken by a secured creditor.

DESCRIPTION OF THE EXCHANGE NOTES

        The original notes were, and the exchange notes will be issued under an Indenture, dated July 22, 2003 (the "Indenture"), between TransDigm Inc. (as the surviving corporation in the merger with TD Funding Corporation) and The Bank of New York, as Trustee. The form and terms of the exchange notes are substantially identical to the form and terms of the original notes, except that the exchange notes:

    •
    will be registered under the Securities Act; and

    •
    will not bear any legends restricting transfer.

        You can find definitions of certain capitalized terms used in the following summary under "—Certain Definitions." For purposes of this section, references to the word "Company" means only TransDigm Inc., but not any of its Subsidiaries. References to the words "Exchange Notes" means new registered 8 3/8% senior subordinated exchange notes due 2011. References to the words "Original Notes" means all of our outstanding unregistered 8 3/8% senior subordinated notes due 2011. We refer to the Exchange Notes and the Original Notes collectively as the "Notes."

        The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, or the TIA, as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company.

Brief Description of the Notes

        The Notes:

    •
    are unsecured senior subordinated obligations of the Company;

    •
    are subordinated in right of payment to all existing and future Senior Debt of the Company;

    •
    are guaranteed by Holdings and each Domestic Restricted Subsidiary; and

    •
    are subject to registration with the SEC pursuant to the Registration Rights Agreement.

        The Company will issue the Exchange Notes in fully registered form in denominations of $1,000 and integral multiples of $1,000. The Trustee will initially act as Paying Agent and Registrar. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the Exchange Notes, or the Holders. The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest also may be paid by mailing a check to a Holder's registered address. Any Original Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Registered Exchange Offer, and any Additional Notes (as defined below) actually issued will be treated as a single class of securities under the Indenture.

Principal, Maturity and Interest

        The Original Notes were, and the Exchange Notes will be, issued with a maximum aggregate principal amount of $400 million. The Notes will mature on July 15, 2011. Subject to the Company's compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, the Company is permitted to issue more notes under the Indenture (the "Additional Notes"). Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Exchange Notes," references to the Notes include any Additional Notes actually issued. Interest on the Notes accrue at the rate of 8 3/8% per annum and is payable semiannually in cash on each January 15 and July 15, commencing on January 15, 2004 and accruing from July 22, 2003. The Company will make interest payments to the persons who are registered Holders at the close of business on the January 1 and July 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date on which interest on the Notes was paid.

        Additional interest may accrue on the Original Notes in certain circumstances pursuant to the Registration Rights Agreement.

Redemption

        Optional Redemption.    Except as described below, the Notes are not redeemable before July 15, 2006. Thereafter, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on July 15 of the year set forth below.

Year	Percentage
2006	106.281%
2007	104.188%
2008	102.094%
2009 and thereafter	100.000%

        In addition, the Company must pay all accrued and unpaid interest on the Notes redeemed.

        Optional Redemption Upon Equity Offerings.    Prior to July 15, 2006, the Company may at its option on one or more occasions redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes originally issued at a redemption price (expressed as a percentage of principal amount) of 108.375%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

  (1)
  at least 65% of such aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

  (2)
  each such redemption occurs within 60 days after the date of the related Equity Offering.

Selection and Notice of Redemption

        In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

  (1)
  in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed: or

  (2)
  on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No Notes of a principal amount of $1,000 or less shall be redeemed in part.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the caption "—Change of Control" and the "Limitation on Asset Sales" covenant. The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

Senior Indebtedness versus Notes and Guarantees

        The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee are subordinate in right of payment to the prior payment in full of all Senior Debt of the Company, Holdings or the relevant Guarantor, as the case may be, including, without limitation, the obligations of the Company, Holdings and such Guarantor under the Credit Facility.

        As of June 28, 2003, after giving pro forma effect to the Transactions and assuming all of the outstanding 10 3/8% Notes were tendered in connection with the Transactions:

  (1)
  the Company's Senior Debt would have been $295 million, all of which consists of secured indebtedness under the Credit Facility;

  (2)
  Holdings' Senior Debt would have been approximately $295 million, all of which represents Holdings' guarantee of the Company's indebtedness under the Credit Facility; and

  (3)
  the Senior Debt of the Guarantors would have been approximately $295 million, all of which consists of their guarantees of the Company's indebtedness under the Credit Facility.

        In addition, the Company would have had additional availability of approximately $100 million for borrowing of Senior Debt under the new revolving loan facility after completion of the Transactions. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt. See "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness".

Liabilities of Subsidiaries versus Notes and Guarantees

        Claims of creditors of Subsidiaries of the Company that are not Guarantors, including trade creditors holding Indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries, will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of creditors of the Company, including holders of the Notes, even if such claims do not constitute Senior Debt. Accordingly, the Notes and each Guarantee will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

        Although the Indenture limits the incurrence of Indebtedness and Preferred Stock by the Company's Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Indenture. See "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and "—Certain Covenants—Limitation on Preferred Stock of Restricted Subsidiaries".

        As of the Issue Date, only one Subsidiary of the Company (which has inconsequential assets and liabilities) did not guarantee the Notes.

Other Senior Subordinated Indebtedness versus Notes

        Only Indebtedness of the Company, Holdings or a Guarantor that constitutes Senior Debt ranks senior to the Notes and the relevant Guarantee in accordance with the provisions of the Indenture. The Notes and each Guarantee in all respects rank pari passu with all other senior subordinated Indebtedness of the Company, Holdings and the applicable Guarantor, respectively.

        The Company and the Guarantors have agreed in the Indenture that it and they will not incur or suffer to exist any Indebtedness that is senior in right of payment to the Notes or the applicable

Guarantor's Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be. See "—Certain Covenants—Prohibition on Incurrence of Senior Subordinated Debt". The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Debt merely because it is unsecured.

Subordination; Payment of Notes

        The Company is not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance" below and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if either of the following occurs (a "Payment Default"):

  (1)
  any Designated Senior Debt of the Company is not paid in full in cash when due; or

  (2)
  any other default on any Designated Senior Debt of the Company occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms;

    unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full in cash. Regardless of the foregoing, the Company is permitted to pay the Notes if the Company and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Debt with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company is not permitted to pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

  (2)
  because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

  (3)
  because such Designated Senior Debt has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Debt or the Representative of such Designated Senior Debt have accelerated the maturity of such Designated Senior Debt, the Company is permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Debt during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Debt (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360-day consecutive period, and there must be 181 days during any 360-day consecutive period during which no Payment Blockage Period is in effect.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

  (1)
  the holders of Senior Debt of the Company will be entitled to receive payment in full in cash of such Senior Debt before the Holders of the Notes are entitled to receive any payment;

  (2)
  until the Senior Debt of the Company is paid in full in cash, any payment or distribution to which Holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Debt as their interests may appear, except that Holders of the Notes may receive certain Capital Stock and subordinated debt obligations; and

  (3)
  if a distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Notes are required to hold it in trust for the holders of Senior Debt of the Company and pay it over to them as their interests may appear.

        If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Debt or the Representative of such Designated Senior Debt of the acceleration. If any Designated Senior Debt is outstanding, none of the Company, Holdings or any Guarantor may pay the Notes until five Business Days after the Representatives of all the issues of Designated Senior Debt receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

        The obligations of Holdings and the Guarantors under their respective Guarantees are senior subordinated obligations. As such, the rights of the Holders of the Notes to receive payment by Holdings or by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Senior Debt of Holdings or such Guarantor, as the case may be. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to Holdings and each Guarantor and the obligations of Holdings and such Guarantor under its Guarantee.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company, Holdings or a Guarantor who are holders of Senior Debt of the Company, Holdings or such Guarantor, as the case may be, may recover more, ratably, than the Holders of the Notes, and creditors of the Company who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders of the Notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. government obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance," if the foregoing subordination provisions were not violated at the time the respective amounts were deposited pursuant to such defeasance provisions.

Guarantees

        Holdings and the Domestic Restricted Subsidiaries of the Company, other than a Domestic Restricted Subsidiary that has total assets or Indebtedness of $10,000 or less, jointly and severally guarantee, on a senior subordinated basis, the Company's obligations under the Notes and the Indenture. The obligations of each Domestic Restricted Subsidiary under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Relating to the Notes—Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and if that occurs, you may not receive any payments on the notes". Since Holdings is a holding company with no significant operations, the Guarantee by

Holdings provides little, if any, additional credit support for the Notes and investors should not rely on the Guarantee by Holdings in evaluating an investment in the Notes.

        Holdings and each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor and Holdings in an amount equal to such other Guarantor's and Holdings' pro rata portion of such payment based on the respective net assets of all the Guarantors and Holdings at the time of such payment determined in accordance with GAAP (for purposes hereof, Holdings' net assets shall be those of all its consolidated Subsidiaries other than the Guarantors).

        If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including, without limitation, guarantees and other contingent liabilities) of Holdings or a Guarantor, as applicable, and, depending on the amount of such indebtedness, Holdings' or such Guarantor's liability on its Guarantee could be reduced to zero. See "Risk Factors—Risks Relating to the Notes—Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and if that occurs, you may not receive any payments on the notes".

        Pursuant to the Indenture, a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "—Certain Covenants—Merger, Consolidation and Sale of Assets"; provided, however, that if such other Person is not the Company, such Guarantor's obligations under its Guarantee must be expressly assumed by such other Person, subject to the following paragraph.

        The Guarantee of a Guarantor will be released:

  (1)
  upon the sale or other disposition (including by way of consolidation or merger) of a Guarantor;

  (2)
  upon the sale or disposition of all or substantially all the assets of a Guarantor;

  (3)
  upon the designation of such Guarantor as an Unrestricted Subsidiary pursuant to the terms of the Indenture; or

  (4)
  if the Company exercises its Legal Defeasance option or Covenant Defeasance option as described under "—Legal Defeasance and Covenant Defeasance" or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture as described under "—Satisfaction and Discharge" (in which case the Guarantee of Holdings will also be released);

    in the case of clauses (1) and (2), other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an officers' certificate to the Trustee to the effect that the Company will comply with its obligations under the "Limitation on Asset Sales" covenant in respect of such disposition.

Change of Control

        If a Change of Control occurs, each Holder will have the right to require the Company to purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        The Credit Facility prohibits the Company from purchasing any Notes (subject to certain limited exceptions), and also provides that the occurrence of certain Change of Control events with respect to the Company would constitute a default thereunder. Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, the Company covenants to:

  (1)
  repay in full all Indebtedness under the Credit Facility and all other Senior Debt the terms of which require repayment upon a Change of Control; or

  (2)
  obtain the requisite consents under the Credit Facility and all such other Senior Debt to permit the repurchase of the Notes as provided below.

        TransDigm's failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (3) and not in clause (2) under "—Events of Default" below which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions of the Indenture would likely restrict payment to the Holders of the Notes.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the Indenture and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the Company's ability to incur additional Indebtedness are contained in the "Limitation on Incurrence of Additional Indebtedness" covenant. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

        Future indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the consent of the holders of a majority in principal amount of the Notes then outstanding.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the Company complies with the provisions of any such securities laws or regulations, the Company shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture.

Certain Covenants

        The Indenture contains, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and the Guarantors may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries of the Company that are not Guarantors may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0.

        Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any distribution on or in respect of shares of the Company's or any Restricted Subsidiary's Capital Stock to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends or distributions payable to the Company or a Restricted Subsidiary and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

  (2)
  purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company held by any Affiliate of the Company (other than a Restricted Subsidiary of the Company) or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

  (3)
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company, or of any Guarantor, that is subordinate or junior in right of payment to the Notes or any Guarantee, as applicable (other than the purchase, defeasance or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such purchase, defeasance or other acquisition); or

  (4)
  make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

    if at the time of such Restricted Payment or immediately after giving effect thereto:

    (i)
    a Default or an Event of Default shall have occurred and be continuing;

    (ii)
    The Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

    (iii)
    the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11) of the following paragraph) shall exceed the sum of, without duplication:

    (v)
    50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to June 30, 2003 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); provided, however, that if, at the time of a proposed Restricted Payment under the first paragraph of this covenant, the Consolidated Leverage Ratio of the Company is less than 4.5 to 1, for purposes of calculating the availability of amounts hereunder for such Restricted Payment only, the reference to 50% in this clause (v) shall be deemed to be 75%; plus

    (w)
    100% of the aggregate net cash proceeds (including the fair market value of property, other than cash, that would constitute Marketable Securities or a Permitted Business) received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

    (x)
    without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received subsequent to the Issue Date by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(w) above and this (iii)(x), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under "—Redemption—Optional Redemption Upon Equity Offerings"); plus

    (y)
    the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

    (z)
    an amount equal to the sum of (I) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable

        Securities or a Permitted Business) received by the Company or any Restricted Subsidiary (A) from any sale or other disposition of any Investment (other than a Permitted Investment) in any Person (including an Unrestricted Subsidiary) made by the Company and its Restricted Subsidiaries and (B) representing the return of capital or principal (excluding dividends and distributions otherwise included in Consolidated Net Income) with respect to such Investment, and (II) the portion (proportionate to the Company's equity interest in an Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that, in the case of item (II), the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

  (1)
  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

  (2)
  any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company (other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees and other than Designated Preferred Stock) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clauses (iii)(w) and (iii)(x) of the immediately preceding paragraph;

  (3)
  the acquisition of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or the applicable Guarantee through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Refinancing Indebtedness that is subordinate or junior in right of payment to the Notes or the applicable Guarantee;

  (4)
  if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued after the Issue Date; provided that, at the time of such issuance, the Company, after giving effect to such issuance on a pro forma basis, would have had a Consolidated Fixed Charge Coverage Ratio of at least 2.0 to 1.0;

  (5)
  payments to Holdings or TD Holding for the purpose of permitting, and in an amount equal to the amount required to permit, Holdings or TD Holding to redeem or repurchase Holdings' or TD Holding's common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees, or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such redemptions or repurchases pursuant to this clause (5) shall not exceed in any fiscal year the sum of (A) $5.0 million plus (B) any amounts not utilized in any preceding fiscal year following the Issue Date that were otherwise available under this clause for such purchases (which aggregate amount shall be increased by the amount of any net cash proceeds received from the sale since the Issue Date of Capital Stock (other than Disqualified Capital Stock) to members of the Company's management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (iii) of the immediately preceding paragraph or clause (2) of this paragraph and by the cash proceeds of any "key-man" life insurance policies which are used to make such redemptions or repurchases); provided, further, that the cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of Holdings or TD Holding (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under the Indenture;

  (6)
  the making of distributions, loans or advances to TD Holding or Holdings to be used by TD Holding or Holdings solely (A) to pay its franchise taxes and other fees required to maintain its corporate existence and (B) to pay for operating expenses incurred by Holdings or TD Holding in the ordinary course of its business; provided, however, that, in the case of clause (B), such distributions, loans or advances (other than to pay for operating expenses incurred by Holdings or TD Holding on behalf of or for the benefit of the Company and its Subsidiaries) shall not, in the aggregate, exceed $500,000 per annum;

  (7)
  payments to Holdings or TD Holding, without duplication, in respect of Federal, state and local taxes directly attributable to (or arising as a result of) the operations of the Company and its consolidated Subsidiaries and actually used by Holdings or TD Holding to pay such taxes; provided, however, that the amounts of such payments in any fiscal year do not exceed the amount that the Company and its consolidated Subsidiaries would be required to pay in respect of Federal, state and local taxes for such fiscal year were the Company to pay such taxes as a stand-alone taxpayer;

  (8)
  repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

  (9)
  additional Restricted Payments in an aggregate amount not to exceed $25.0 million;

  (10)
  Permitted Acquisition Payments;

  (11)
  payments of dividends on Disqualified Capital Stock issued in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant;

  (12)
  Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after application thereof as required by the "Limitation on Asset Sales" covenant (including after the making by the Company of any Net Proceeds Offer required to be made by the Company pursuant to such covenant and the application of the entire Net Proceeds Offer Amount to purchase Notes tendered therein); and

  (13)
  upon the occurrence of a Change of Control and within 60 days after the completion of the Change of Control Offer pursuant to the "Change of Control" covenant (including the purchase of all Notes tendered), any purchase or redemption of Obligations of the Company that are subordinate or junior in right of payment to the Notes required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom), (B) the Company would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant after giving pro forma effect to such Restricted Payment and (C) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any Subsidiary.

    In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended pursuant to clauses (1), (12) and (13) shall be included in such calculation, and (b) amounts expended pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11) shall be excluded from such calculation.

        The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary as specified in the definition of "Unrestricted Subsidiary". For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        Limitation on Asset Sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

  (2)
  at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided that the amount of:

  (a)
  any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets;

  (b)
  any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of the receipt thereof (to the extent of the cash received); and

  (c)
  any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall, in each of (a), (b) and (c) above, be deemed to be cash for the purposes of this provision or for purposes of the second paragraph of this covenant; and

  (3)
  upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof (A) to prepay any Senior Debt, or Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment should be required)), (B) to reinvest in Productive Assets (provided that this requirement shall be deemed satisfied if the Company or such Restricted Subsidiary by the end of such 365-day period has entered into a binding agreement under which it is contractually committed to reinvest in Productive Assets and such investment is consummated within 120 days from the date on which such binding agreement is entered into and, with respect to the amount of such investment, the reference to the 366th day after an Asset Sale in the second following sentence shall be deemed to be a reference to the 121st day after the date on which such binding agreement is entered into (but only if such 121st day occurs later than such 366th day)), or (C) to a combination of prepayment and investment permitted by the foregoing clauses (3)(A) and (3)(B). Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines by Board Resolution not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount ") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and holders of any other Senior Subordinated Debt of the Company or a Restricted Subsidiary requiring the making of such an offer, on a pro rata basis, the maximum amount of Notes and such other Senior Subordinated Debt that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of their principal amount (or, in the event such other Senior Subordinated Debt was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest thereon, if any, to the date of purchase (or, in respect of such other Senior Subordinated Debt, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Debt); provided, however, that if at any time any non-cash consideration (including any Designated Noncash Consideration) received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $10.0 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

        Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent that:

  (1)
  at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities; and

  (2)
  such Asset Sale is for fair market value; provided that any consideration consisting of cash, Cash Equivalents and/or Marketable Securities received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph.

        Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of Notes and other Senior Subordinated Debt tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

  (1)
  pay dividends or make any other distributions on or in respect of its Capital Stock;

  (2)
  make loans or advances or pay any Indebtedness or other obligation owed to the Company or any Guarantor; or

  (3)
  transfer any of its property or assets to the Company or any Guarantor,

  except, with respect to clauses (1), (2) and (3), for such encumbrances or restrictions existing under or by reason of:

    (a)
    applicable law;

    (b)
    the Indenture;

    (c)
    non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Company entered into in the ordinary course of business;

    (d)
    any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

    (e)
    the Credit Facility as entered into on the Issue Date or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are ordinary and customary with respect to syndicated bank loans (under the relevant circumstances);

    (f)
    agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

    (g)
    restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

    (h)
    restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

    (i)
    any agreement or instrument governing the Capital Stock of any Person that is acquired;

    (j)
    any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

    (k)
    other Indebtedness or Permitted Subsidiary Preferred Stock outstanding on the Issue Date or permitted to be issued or incurred under the Indenture; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred or Preferred Stock being issued (under the relevant circumstances):

    (l)
    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

    (m)
    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (d) and (f) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

        Limitation on Preferred Stock of Restricted Subsidiaries.    The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company, other than Permitted Subsidiary Preferred Stock. The provisions of this covenant will not apply to (w) any of the Guarantors, (x) any transaction as a result of which neither the Company nor any of its Restricted Subsidiaries will own any Capital Stock of the Restricted Subsidiary whose Preferred Stock is being issued or sold and (y) Preferred Stock that is Disqualified Capital Stock and is issued in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant.

        Limitation on Liens.    The Company will not, and will not cause or permit any Guarantor to, incur any Secured Debt that is not Senior Debt of such Person, unless contemporaneously therewith such Person makes effective provision to secure the Notes or the relevant Guarantee, as applicable, equally and ratably with such Secured Debt for so long as such Secured Debt is secured by a Lien (the "Initial Lien"); provided, however, that the Company will be permitted to defease on the Issue Date the 10 3/8% Notes in accordance with the terms of the indenture governing those notes without having to comply with this covenant in connection therewith. Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing the other Secured Debt and that holders of such other Secured Debt may exclusively control the disposition of property subject to the Initial Lien.

        Prohibition on Incurrence of Senior Subordinated Debt.    The Company will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or such Guarantor's Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be.

        Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) to any Person unless:

  (1)
  either:

  (a)
  the Company shall be the surviving or continuing corporation; or

  (b)
  the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

  (x)
  shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia; and

  (y)
  shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company;

  (2)
  except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant;

  (3)
  except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

  (4)
  the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. However, transfer of assets between or among the Company and its Restricted Subsidiaries will not be subject to this covenant.

        The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance or transfer (but not a lease), the conveyor or transferor (but not a lessor) will be released from the provisions of the Indenture.

        The Company will not permit any Guarantor to consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

  (1)
  (except in the case of a Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or through the sale of all or substantially all of its assets (such sale constituting the disposition of such Guarantor in its entirety), if in connection therewith the Company provides an officers' certificate to the Trustee to the effect that the Company will comply with its obligations under the "Limitation on Asset Sales" covenant in respect of such disposition) the resulting, surviving or transferee Person (if not such Guarantor) shall be a Person organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of such Guarantor, if any, under its Guarantee;

  (2)
  except in the case of a merger of a Guarantor with or into the Company or another Guarantor and except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (1) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

  (3)
  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        Holdings will not consolidate or merge with or into, or sell, assign, transfer, lease or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

  (1)
  the resulting, surviving or transferee Person (if not Holdings) shall be a Person organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of Holdings, if any, under its Guarantee;

  (2)
  except in the case of a merger entered into solely for reincorporating Holdings in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (1) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

  (3)
  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        Notwithstanding anything in this "Merger, Consolidation and Sale of Assets" covenant to the contrary, each of the merger of TD Acquisition Corporation with and into Holdings on the Issue Date as described in the Merger Agreement and the merger of TD Funding Corporation with and into TransDigm Inc. on the Issue Date as described under the section of this registration statement entitled "The Transactions" shall be permitted under the Indenture, in each case without complying with the requirements of this covenant.

        Limitations on Transactions with Affiliates.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company; provided, however, that for a transaction or series of related transactions with an aggregate value of $5.0 million or more, at the Company's option, either:

  (1)
  a majority of the disinterested members of the Board of Directors of the Company shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company, or

  (2)
  the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company;

and provided, further, that for an Affiliate Transaction with an aggregate value of $20.0 million or more the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company.

        The restrictions set forth in the first paragraph of this covenant shall not apply to:

  (1)
  reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

  (2)
  transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by the Indenture;

  (3)
  any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined in good faith by the Board of Directors of the Company;

  (4)
  Restricted Payments or Permitted Investments permitted by the Indenture;

  (5)
  transactions effected as part of a Qualified Securitization Transaction;

  (6)
  the payment of customary annual management, consulting and advisory fees and related expenses to the Permitted Holders and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of the Company or such Restricted Subsidiary in good faith;

  (7)
  payments or loans to employees or consultants that are approved by the Board of Directors of the Company in good faith;

  (8)
  sales of Qualified Capital Stock;

  (9)
  the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders' agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the Notes in any material respect;

  (10)
  transactions permitted by, and complying with, the provisions of the "Merger, Consolidation and Sale of Assets" covenant; and

  (11)
  any issuance of securities or other payments, awards, grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company.

        Future Guarantees by Restricted Subsidiaries.    The Company will not, and will not permit any of its Restricted Subsidiaries to, create or acquire another Domestic Restricted Subsidiary unless such Domestic Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing for a senior subordinated guarantee of payment of the Notes by such Domestic Restricted Subsidiary; provided, however, that such Domestic Restricted Subsidiary need not execute and deliver such a supplemental indenture for so long as such Domestic Restricted Subsidiary has total assets or Indebtedness of $10,000 or less.

        Conduct of Business.    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from businesses that are the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date (which shall include, without limitation, engineered components businesses not within the aerospace industry). Holdings will not engage in any business other than managing its investment in the Company and any business incidental thereto (including issuing securities to finance such investment).

        Reports to Holders.    The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations.

        For so long as Holdings is a guarantor of the Notes, the Indenture will permit the Company to satisfy its obligations under this covenant by furnishing financial information relating to Holdings; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a stand-alone basis, on the other hand.

        In addition, following the consummation of the Registered Exchange Offer, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

          (1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Significant Subsidiary of the Company (other than a Securitization Entity), or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time;

          (5) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

          (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

          (1) shall become immediately due and payable or

          (2) if there are any amounts outstanding under the Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Facility and five business days after receipt by the Company and the Representative under the Credit Facility of such Acceleration Notice but only if such Event of Default is then continuing.

        If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

          (1) if the rescission would not conflict with any judgment or decree;

          (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

          (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that, such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

          (1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

          (2) the Company's obligations with respect to the Notes concerning issuing temporary notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

          (3) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that:

            (a) the Company has received from, or there has been published by the Internal Revenue Service a ruling or

            (b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

          (7) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

          (8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that:

            (a) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture; and

            (b) after the 91st day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code; and

          (9) certain other customary conditions precedent are satisfied.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when

          (1) either:

            (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or

            (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

          (2) the Company has paid all other sums payable under the Indenture by the Company.

        The Trustee will acknowledge the satisfaction and discharge of the Indenture if the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture to:

          (a) cure any ambiguity, defect or inconsistency;

          (b) provide for uncertificated notes in addition to or in place of certificated notes or to alter the provisions of the Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder;

          (c) provide for the assumption of the Company's, Holdings' or a Guarantor's obligations to the Holders of the Notes by a successor to the Company, Holdings or a Guarantor pursuant to the "Merger, Consolidation and Sale of Assets" covenant;

          (d) make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder of the Notes;

          (e) comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

          (f) provide for the issuance of Notes issued after the Issue Date in accordance with the limitations set forth in this Indenture; or

          (g) allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes.

        Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

          (1) reduce the amount of Notes whose Holders must consent to an amendment;

          (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

          (3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

          (4) make any Notes payable in money other than that stated in the Notes;

          (5) make any change in the provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on any Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

          (6) after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred; or

          (7) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders.

        However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt of the Company, Holdings or a Guarantor then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change.

Governing Law

        The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee is permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

No Personal Liability of Officers, Directors, Employees, Incorporators or Stockholders

        No director, officer, employee, incorporator or stockholder of Holdings, the Company or any Subsidiary of the Company (other than the Company, Holdings or any Guarantor) will have any liability for any obligations of Holdings, the Company or any Subsidiary of the Company under the Notes, the Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. You should refer to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "10 3/8% Notes" means the $200,000,000 aggregate principal amount of 10 3/8% Senior Subordinated Notes due 2008 issued by TransDigm Inc. under the indenture dated as of December 3, 1998, as supplemented on April 23, 1999 and June 26, 2001, among TransDigm Inc., as issuer, the guarantors thereunder and State Street Bank and Trust Company, as trustee.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

        "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of:

          (1) any Capital Stock of any Restricted Subsidiary of the Company, or

          (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales or other dispositions shall not include:

            (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

            (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "—Certain Covenants—Merger, Consolidation and Sale of Assets" or any disposition that constitutes a Change of Control;

            (c) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

            (d) disposals or replacements of obsolete equipment in the ordinary course of business;

            (e) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted under the "Limitation on Restricted Payments" covenant or pursuant to any Permitted Investment;

            (f) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (f), Purchase Money Notes shall be deemed to be cash);

            (g) dispositions of cash or Cash Equivalents; and

            (h) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien).

        "Bank Indebtedness" means all Obligations pursuant to the Credit Facility.

        "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Capital Stock" means:

          (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock, of such Person and

          (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

        "Capitalized Lease Obligations" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

          (1) marketable direct obligations issued by or unconditionally guaranteed by, the U.S. Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

          (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody's;

          (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or by a bank organized under the laws of any foreign country recognized by the United States of America, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million (or the foreign currency equivalent thereof);

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of one or more of the following events:

          (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or Holdings to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than to the Company (in the case of the assets of Holdings), the Permitted Holders or their Related Parties or any Permitted Group;

          (2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

          (3) any Person or Group (other than the Permitted Holders or their Related Parties or any Permitted Group) shall become the beneficial owner, directly or indirectly, of shares representing more than 40% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Company, Holdings or TD Holding at a time when the Permitted Holders and their Related Parties in the aggregate own a lesser percentage of the total ordinary voting power represented by such issued and outstanding Capital Stock; or

          (4) the first day on which a majority of the members of the Board of Directors of the Company or Holdings are not Continuing Directors.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of such Person's:

          (1) Consolidated Net Income; and

          (2) to the extent Consolidated Net Income has been reduced thereby:

            (a) all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

            (b) Consolidated Interest Expense;

            (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

            (d) any cash charges resulting from the Transactions that are incurred prior to the six month anniversary of the Issue Date; and

            (e) restructuring costs and acquisition integration costs and fees, including cash severance payments made in connection with acquisitions.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four-Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1) the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and

          (2) any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition and without regard to clause (4) of the definition of Consolidated Net Income) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

          (2) notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an officers' certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication:

          (1) Consolidated Interest Expense; plus

          (2) the product of (x) the amount of all cash dividend payments on any series of Preferred Stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); plus

          (3) the product of (x) the amount of all dividend payments on any series of Permitted Subsidiary Preferred Stock times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); provided that with respect to any series of Preferred Stock that did not pay cash dividends during such period but that is eligible to pay dividends during any period prior to the maturity date of the Notes, cash dividends shall be deemed to have been paid with respect to such series of Preferred Stock during such period for purposes of this clause (3).

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

          (1) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization or write-off of debt issuance costs;

          (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

          (3) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Leverage Ratio" with respect to any Person as of any date of determination means, the ratio of (x) consolidated Indebtedness of such Person as of the end of the most recent fiscal quarter for which internal financial statements are available to (y) the aggregate amount of the Consolidated EBITDA of such Person for the period of the most recent four consecutive quarters for which internal financial statements are available, in each case with such pro forma adjustments to consolidated Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

        "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends; provided that there shall be excluded therefrom to the extent otherwise included, without duplication:

          (1) gains and losses from Assets Sales (without regard to the $1.0 million limitation set forth in the definition thereof) and the related tax effects according to GAAP;

          (2) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

          (3) all extraordinary, unusual or non-recurring charges, gains and losses (including, without limitation, all restructuring costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), and the related tax effects according to GAAP;

          (4) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with or into the Company or any Restricted Subsidiary of the Company;

          (5) the net income (but not loss) of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Company of that income is prohibited by contract, operation of law or otherwise;

          (6) the net loss of any Person, other than a Restricted Subsidiary of the Company;

          (7) the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person;

          (8) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

          (9) any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction, including the Transactions; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP; and

          (10) inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments with respect to the Transactions and other acquisition transactions.

        For purposes of clause (iii)(v) of the first paragraph of the "Limitation on Restricted Payments" covenant, Consolidated Net Income shall be reduced by any cash dividends paid with respect to any series of Designated Preferred Stock.

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges, impairments and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period other than accruals or reserves associated with mandatory repurchases of equity securities). For clarification purposes, purchase accounting adjustments with respect to inventory will be included in Consolidated Non-cash Charges.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company or Holdings who:

          (1) was a member of such Board of Directors on the Issue Date; or

          (2) was nominated for election or elected to such Board of Directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit or banker's acceptances.

        "Credit Facility" means the Credit Agreement dated as of the Issue Date among the Company, the lenders party thereto in their capacities as lenders thereunder, Credit Suisse First Boston, as joint bookrunner, joint lead arranger, administrative agent and collateral agent, Banc of America Securities LLC, as joint bookrunner and joint lead arranger, Bank of America, N.A., as syndication agent, and UBS AG, Cayman Islands branch and General Electric Capital Corporation, as documentation agents, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means any noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Noncash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents. At the time of receipt of any Designated Noncash Consideration, the Company shall deliver an officers' certificate to the Trustee which shall state the fair market value of such Designated Noncash Consideration and shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking, appraisal or accounting firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10.0 million.

        "Designated Preferred Stock" means Preferred Stock that is so designated as Designated Preferred Stock pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii)(w) of the first paragraph of the "Limitation on Restricted Payments" covenant.

        "Designated Senior Debt" means

          (1) the Bank Indebtedness; and

          (2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

        "Disqualified Capital Stock" means with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the Notes shall not constitute Disqualified Capital Stock if:

          (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under the "Limitation on Asset Sales" covenant and "—Change of Control"; and

          (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

        The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Capital Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent internal financial statements of such Person.

        "Domestic Restricted Subsidiary" means any direct or indirect Restricted Subsidiary of the Company that is incorporated under the laws of the United States of America, any State thereof or the District of Columbia.

        "Equity Offering" means any offering of Qualified Capital Stock of Holdings or the Company; provided that:

          (1) in the event of an offering by Holdings, Holdings contributes to the capital of the Company the portion of the net cash proceeds of such offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the provisions described under "—Redemption—Optional Redemption Upon Equity Offerings" and

          (2) in the event such equity offering is not in the form of a public offering registered under the Securities Act, the proceeds received by the Company directly or indirectly from such offering are not less than $10.0 million.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in

such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect as of the Issue Date.

        "Guarantee" means:

          (1) the guarantee of the Notes by Holdings and the Domestic Restricted Subsidiaries of the Company in accordance with the terms of the Indenture; and

          (2) the guarantee of the Notes by any Restricted Subsidiary required under the terms of the "Future Guarantees by Restricted Subsidiaries" covenant.

        "Guarantor" means any Restricted Subsidiary that incurs a Guarantee; provided that upon the release and discharge of such Restricted Subsidiary from its Guarantee in accordance with the Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

        "Hedging Agreement" means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of the Company and its Restricted Subsidiaries, so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation.

        "Holdings" means TransDigm Holding Company, a Delaware corporation.

        "Indebtedness" means with respect to any Person, without duplication:

          (1) all Obligations of such Person for borrowed money;

          (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all Capitalized Lease Obligations of such Person;

          (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

          (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

          (8) all Obligations under Currency Agreements and interest swap agreements of such Person; and

          (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. For clarification purposes, the liability of the Company or any Restricted Subsidiary to make periodic payments to licensors in consideration for the license of patents and technical information under license agreements in existence on the Issue Date and any amount payable in respect of a settlement of disputes with respect to such payments thereunder shall not constitute Indebtedness.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of the Company (or, in the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary of the Company, such Restricted Subsidiary has a minority interest that is held by an Affiliate of the Company that is not a Restricted Subsidiary of the Company), the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary, not sold or disposed of. Except as otherwise provided herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in its fair market value.

        "Issue Date" means July 22, 2003.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody's.

        "Merger Agreement" means the agreement and plan of merger dated as of June 6, 2003, between TD Acquisition and Holdings, as such agreement may be further amended so long as such amendments are not adverse to the Holders of the Notes.

        "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

          (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and title and recording tax expenses);

          (2) all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

          (3) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

          (4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; and

          (5) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Acquisition Payments" means, without duplication, the following payments and distributions: (i) payments on the Issue Date to holders of Holdings' common stock, holders of Holdings' preferred stock, holders of in-the-money stock options to acquire Holdings' common stock and the holder of the warrant to acquire Holdings' common stock pursuant to the Merger Agreement, (ii) payments required to defease the 10 3/8% Notes in accordance with the terms of the indenture governing those notes and (iii) the payment of transaction fees and expenses relating to the Transactions not in excess of $30.0 million in the aggregate.

        "Permitted Business" means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Company and its Restricted Subsidiaries on the Issue Date and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

        "Permitted Group" means any group of investors that is deemed to be a "person" (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders' Agreements, as the same may be amended, modified or supplemented from time to time; provided that no single Person (together with its Affiliates), other than the Permitted Holders and their Related Parties, is the "beneficial owner" (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than 50% of the voting power of the issued and outstanding Capital Stock of the Company, Holdings or TD Holding (as applicable) that is "beneficially owned" (as defined above) by such group of investors.

        "Permitted Holders" means Warburg Pincus Private Equity VIII, L.P. and its Affiliates and any general or limited partners of Warburg Pincus Private Equity VIII, L.P. and any other shareholder of TD Holding on the Issue Date.

        "Permitted Indebtedness" means, without duplication, each of the following:

          (1) Indebtedness under the Notes (other than any Additional Notes);

          (2) Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $455.0 million less:

            (A)  the aggregate amount of Indebtedness of Securitization Entities at the time outstanding,

            (B)  the amount of all mandatory principal payments actually made by the Company or any such Restricted Subsidiary since the Issue Date with the Net Proceeds of an Asset Sale in respect of term loans under a credit facility (excluding any such payments to the extent refinanced at the time of payment), and

            (C)  any repayments of revolving credit borrowings under a credit facility with the Net Cash Proceeds of an Asset Sale that are accompanied by a corresponding commitment reduction thereunder;

provided that the amount of Indebtedness permitted to be incurred pursuant to the Credit Facilities in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Credit Facilities in reliance on, and in accordance with, clauses (7), (13), (14) and (15) below;

          (3)   other indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (4)   Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company or any of its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

          (5)   Indebtedness of the Company or any Restricted Subsidiary under Hedging Agreements and Currency Agreements;

          (6)   the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any such Restricted Subsidiaries; provided, however, that:

            (a)   if the Company is the obligor on such Indebtedness and the payee is a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and

            (b)   (1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and

                  (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof (other than by way of granting a Lien permitted under the Indenture or in connection with the exercise of remedies by a secured creditor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) in an aggregate principal amount outstanding not to exceed $10.0 million;

          (8)   Refinancing Indebtedness (other than Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (2) of this definition);

          (9)   aguarantees by the Company and its Restricted Subsidiaries of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred under the Indenture; provided, further, that in the event such Indebtedness (other than Acquired Indebtedness) is incurred pursuant to the Consolidated Fixed Charge Coverage Ratio, such guarantees are by the Company or a Guarantor only;

          (10) a Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness, incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

          (11) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

          (12) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is non-recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings);

          (13) Indebtedness incurred by the Company or any of the Guarantors in connection with the acquisition of a Permitted Business; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to the incurrence of such Indebtedness;

          (14) additional Indebtedness of the Company and the Guarantors in an aggregate principal amount which does not exceed $20.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a credit facility);

          (15) additional Indebtedness of the Foreign Restricted Subsidiaries in an aggregate principal amount which (when combined with the liquidation value of all series of outstanding Permitted Subsidiary Preferred Stock) does not exceed $15.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a credit facility);

          (16) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence; and

          (17) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary, including, without limitation, in order to provide security for workers' compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business.

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, divide and classify (or later redivide and reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant.

        "Permitted Investments" means:

          (1) Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company (other than a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) (whether existing on the Issue Date or created thereafter) or any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such other Person shall become a Restricted Subsidiary of the Company (other than a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) or that will merge with or consolidate into the Company or a Restricted Subsidiary of the Company and Investments in the Company by the Company or any Restricted Subsidiary of the Company;

          (2) investments in cash and Cash Equivalents;

          (3) loans and advances (including payroll, travel and similar advances) to employees and officers of the Company and its Restricted Subsidiaries for bona fide business purposes (including to purchase Capital Stock of Holdings or TD Holding) in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

          (4) Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with the Indenture;

          (5) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

          (6) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (7) Investments existing on the Issue Date;

          (8) accounts receivable created or acquired in the ordinary course of business;

          (9) guarantees by the Company or a Restricted Subsidiary of the Company permitted to be incurred under the Indenture;

          (10) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (A) $20.0 million and (B) 4% of the Company's Total Assets;

          (11) any Investment by the Company or a Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

          (12) Investments the payment for which consists exclusively of Qualified Capital Stock of the Company; and

          (13) any Investment in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business.

        "Permitted Subsidiary Preferred Stock" means any series of Preferred Stock of a Foreign Restricted Subsidiary that constitutes Qualified Capital Stock, the liquidation value of all series of which, when combined with the aggregate amount of outstanding Indebtedness of the Foreign Restricted Subsidiaries incurred pursuant to clause (15) of the definition of Permitted Indebtedness, does not exceed $5.0 million.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Productive Assets" means assets (including Capital Stock) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

        "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

          (1) a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

          (2) any other Person (in the case of a transfer by a Securitization Entity),

        or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization transactions involving accounts receivable and equipment.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; provided that any such event shall not:

          (1) directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness, except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness:

            (a) to pay Required Premiums and related fees; or

            (b) otherwise permitted to be incurred under the Indenture; and

          (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold.

        "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date, among the Company, Holdings, the Guarantors and Credit Suisse First Boston LLC, as representative of the initial purchasers.

        "Related Party" with respect to any Permitted Holder means:

          (1)(a) any spouse, sibling, parent or child of such Permitted Holder; or

            (b) the estate of any Permitted Holder during any period in which such estate holds Capital Stock of the Company for the benefit of any Person referred to in clause (1)(a); or

          (2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of, or the sole managing partner or managing member of which is, one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

        "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Group or any successor thereto.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Debt" means any Indebtedness secured by a Lien.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securitization Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity:

          (1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

            (a) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

            (b) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

            (c) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (2) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

          (3) to which neither the Company nor any Restricted Subsidiary of the Company has any obligations to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with foregoing conditions.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, Holdings or any Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate or pari passu in right of payment to the Notes or the Guarantees, as the case may be. Without limiting the generality of the foregoing, "Senior Debt"

shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

          (x) all monetary obligations of every nature of the Company, Holdings or any Guarantor under the Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

          (y) all Interest Swap Obligations (and guarantees thereof); and

          (z) all obligations (and guarantees thereof) under Currency Agreements and Hedging Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

        Notwithstanding the foregoing, "Senior Debt" shall not include:

            (i) any Indebtedness of the Company, Holdings or a Guarantor to the Company or to a Subsidiary of the Company;

            (ii) any Indebtedness of the Company, Holdings or any Guarantor to, or guaranteed by the Company, Holdings or any Guarantor on behalf of, any shareholder, director, officer or employee of the Company, Holdings or any Subsidiary of the Company (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Facilities (including the Credit Facility);

            (iii) any amounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities but excluding secured purchase money obligations);

            (iv) Indebtedness represented by Disqualified Capital Stock;

            (v) any liability for Federal, state, local or other taxes owed or owing by the Company, any of the Guarantors or Holdings;

            (vi) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the Trustee shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

            (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, any of the Guarantors or Holdings, as applicable; and

            (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company, any of the Guarantors or Holdings.

        "Senior Subordinated Debt" means with respect to a Person, the Notes (in the case of the Company), a Guarantee (in the case of a Guarantor or Holdings) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Debt of such Person.

        "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary, as determined in good faith by the Board of Directors of the Company, in an accounts receivable or equipment transaction.

        "Stockholders' Agreements" means those certain stockholders' agreements entered into in connection with the Transactions.

        "Subsidiary" with respect to any Person, means:

          (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly by such Person; or

          (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "TD Acquisition" means TD Acquisition Corporation, a Delaware corporation and the parent of TD Funding Corporation, the issuer of the Notes.

        "TD Holding" means TD Holding Corporation, a Delaware corporation and the parent of TD Acquisition.

        "Total Assets" means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's most recently available internal consolidated balance sheet as of such date.

        "Transactions" means the merger of TD Acquisition with and into Holdings and the transactions related thereto occurring on the Issue Date, the offering of the Notes being offered hereby and issued on the Issue Date, the tender offer for the 10 3/8% Notes effected in connection with the merger of TD Acquisition with and into Holdings and the defeasance of any such notes not tendered for and purchased in such tender offer and borrowings made on the Issue Date pursuant to the Credit Facility.

        "U.S. Subsidiary" means any Subsidiary of the Company that is incorporated under the laws of the United States of America or any State thereof or the District of Columbia.

        "Unrestricted Subsidiary" of any Person means:

          (1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided that:

          (1) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

          (2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Company or any Restricted Subsidiary.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the then outstanding aggregate principal amount of such Indebtedness; into

          (2) the sum of the total of the products obtained by multiplying;

            (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

            (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

        "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States of America or the District of Columbia, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

BOOK-ENTRY, DELIVERY AND FORM

        The original notes were sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes") and in offshore transactions in reliance on Regulation S ("Regulation S Notes"). The original notes were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

        Rule 144A Notes are currently represented by one or more global notes in registered form without interest coupons (collectively, the "Rule 144A Global Notes") and the Regulation S Notes are currently represented by one or more global notes in registered form without interest coupons (collectively, the "Temporary Regulation S Global Notes"). Beneficial ownership interests in a Temporary Regulation S Global Note will be exchangeable for interests in a Rule 144A Global Note, a permanent global note (the "Permanent Regulation S Global Note") or a definitive note in registered certificated form (a "Certificated Note") only after the expiration of the period through and including the 40th day after the later of the commencement and the closing of this offering (the "Distribution Compliance Period") and then only (i) upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (ii) in the case of an exchange for a Certificated Note, in compliance with the requirements described under "—Exchange of Global Notes for Certificated Notes." The Temporary Regulation S Global Note and the Permanent Regulation S Global Note are referred to herein as the "Regulation S Global Notes" and the Rule 144A Global Notes and the Regulation S Global Notes are collectively referred to herein as the "Global Notes". The Global Notes were deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See "—Exchanges Between Regulation S Notes and Rule 144A Notes".

        The exchange notes issued in exchange for the original notes will be represented by one or more fully registered global notes, without interest coupons and will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

        Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of exchange notes in certificated form.

        Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither the Company nor the Trustee takes any responsibility for these operations and procedures and investors are urged to contact the system or their participants directly to discuss these matters.

        DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Company that, pursuant to procedures established by it:

          (1) upon deposit of the global notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

          (2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

        Investors in the global notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations that are Participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the global notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the exchange notes, including the global notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the global notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the global notes for legended exchange notes in certificated form, and to distribute such exchange notes to its Participants.

        Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for certificated notes if:

          (1) DTC notifies the Company that it (a) is unwilling or unable to continue as depository for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either case DTC fails to appoint a successor depository;

          (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated notes; or

          (3) there has occurred and is continuing a Default with respect to the exchange notes.

        In addition, beneficial interests in a Global Note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Exchanges Between Regulation S Notes and Rule 144A Notes

        Beneficial interests in the Temporary Regulation S Global Note may be exchanged for beneficial interests in the Permanent Regulation S Global Note or the Rule 144A Global Note only after the expiration of the Distribution Compliance Period and then only upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Note are owned by or being transferred to either non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.

        Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).

        Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

        We will make payments in respect of the exchange notes represented by the global notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. The exchange notes represented by the global notes are eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The exchange of original notes for exchange notes pursuant to the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. The exchange notes received by a holder of original notes should be treated as a continuation of such holder's investment in the original notes; thus there should be no material U.S. federal income tax consequences to holders exchanging original notes for exchange notes. As a result:

  •
  a holder of original notes will not recognize taxable gain or loss as a result of the exchange of original notes for exchange notes pursuant to the exchange offer;

  •
  a holder's holding period with respect to the exchange notes will include the holder's holding period of the original notes surrendered in exchange therefor; and

  •
  a holder's adjusted tax basis in the exchange notes will be the same as such holder's adjusted tax basis in the original notes surrendered in exchange therefor.

PLAN OF DISTRIBUTION

        Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes that will be issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of the notes who is an "affiliate" (within the meaning of the Securities Act) of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a broker-dealer (within the meaning of the Securities Act) that acquired original notes in a transaction other than as part of its market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes: (1) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters; (2) will not be able to tender its original notes in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 11, 2004, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any such sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account, pursuant to the exchange offer, may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Holdings as of September 30, 2002 and 2001, and for each of the three years in the period ended September 30, 2002 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Federal-Mogul Aviation Inc., a division of Federal-Mogul Ignition Company that we acquired on May 31, 2001 (which we refer to herein as Champion Aerospace), as of December 31, 2000 and 1999 and for the years then ended, the period from October 10, 1998 through December 31, 1998 and the financial statements of the Aviation Division of the Cooper Automotive Division of Cooper Industries (the "Predecessor") for the period from January 1, 1998 through October 9, 1998 included in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND INFORMATION

        This prospectus forms a part of a registration statement that we filed with the SEC on Form S-4 under the Securities Act in connection with the offering of the exchange notes. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the exchange notes. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

        Under the terms of the indenture that governs the notes, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any original notes or exchange notes are outstanding, we will furnish to the trustee and the holders of the original notes or exchange notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and those of our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our independent auditors and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability, unless the SEC will not accept such a filing and make such information available to securities analysts and prospective investors upon request. In addition, following the consummation of the exchange offer, we have agreed that, for so long as any original notes or exchange notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and current reports. You may read and copy any document we file with the SEC at the SEC's public reference room at the following address:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms.

        Our SEC filings are also available at the SEC's web site at http://www.sec.gov and at our own web site at http://www.transdigm.com. You can also obtain a copy of any of our filings, at no cost, by writing to or telephoning us at the following address:

TransDigm Inc.
26380 Curtiss Wright Parkway
Richmond Heights, Ohio 44143
(216) 289-4939

INDEX TO FINANCIAL STATEMENTS

TransDigm Holding Company
Audited Consolidated Financial Statements:
Independent Auditors' Report	F-3
Consolidated Balance Sheets as of September 30, 2002 and 2001	F-4
Consolidated Statements of Income for the Years Ended September 30, 2002, 2001 and 2000	F-5
Consolidated Statements of Changes in Stockholders' Deficiency for the Years Ended September 30, 2002, 2001 and 2000	F-6
Consolidated Statements of Cash Flows for the Years Ended September 30, 2002, 2001 and 2000	F-7
Notes to Consolidated Financial Statements for the Years Ended September 30, 2002, 2001 and 2000	F-8
Unaudited Interim Condensed Consolidated Financial Statements:
Unaudited Condensed Consolidated Balance Sheets—June 28, 2003 and September 30, 2002	F-35
Unaudited Condensed Consolidated Statements of Income—Thirteen and Thirty-Nine Week Periods Ended June 28, 2003 and June 29, 2002	F-36
Unaudited Condensed Consolidated Statement of Changes in Stockholders' Deficiency—Thirty-Nine Week Period Ended June 28, 2003	F-37
Unaudited Condensed Consolidated Statements of Cash Flows—Thirty-Nine Week Periods Ended June 28, 2003 and June 29, 2002	F-38
Notes to Unaudited Condensed Consolidated Financial Statements	F-39
Supplementary Data:
Deloitte & Touche LLP, Independent Auditors' Report	F-54
Valuation and Qualifying Accounts for the years ended September 30, 2002, 2001 and 2000	F-55
Federal-Mogul Aviation, Inc.
Audited Financial Statements:
Report of Ernst & Young LLP, Independent Auditors	F-56
Statements of Operations for the years ended December 31, 2000 and 1999, for the period from October 10, 1998 through December 31, 1998 and for the Aviation Division of the Cooper Automotive Division of Cooper Industries (the Predecessor) for the period from January 1, 1998 to October 9, 1998	F-57
Balance Sheets as of December 31, 2000 and 1999	F-58

Statements of Cash Flows for the years ended December 31, 2000 and 1999, for the period from October 10, 1998 through December 31, 1998 and for the Aviation Division of the Cooper Automotive Division of Cooper Industries (the Predecessor) for the period from January 1, 1998 to October 9, 1998	F-59
Notes to Financial Statements as of December 31, 2000 and 1999, for the years ended December 31, 2000 and 1999, for the period from October 10, 1998 through December 31, 1998 and for the Aviation Division of the Cooper Automotive Division of Cooper Industries (the Predecessor) for the period from January 1, 1998 to October 9, 1998	F-60
Unaudited Interim Financial Statements:
Balance Sheets as of March 31, 2001 (unaudited) and December 31, 2000	F-65
Unaudited Statements of Operations for the Thirteen-Week Periods Ended March 31, 2001 and 2000	F-66
Unaudited Statements of Cash Flows for the Thirteen-Week Periods Ended March 31, 2001 and 2000	F-67
Notes to Financial Statements as of March 31, 2001 and December 31, 2000 and for the Thirteen-Week Periods Ended March 31, 2001 and 2000	F-68

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of
TransDigm Holding Company

        We have audited the accompanying consolidated balance sheets of TransDigm Holding Company and subsidiaries (the "Company") as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' deficiency and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of TransDigm Holding Company and subsidiaries as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
December 2, 2002 (except for Note 20 as to which the date is August 11, 2003)

TRANSDIGM HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2002 AND 2001

(in thousands)

	2002	2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$49,206	$11,221
Accounts receivable, net (Note 4)	37,341	40,215
Inventories (Note 5)	51,429	47,872
Deferred income taxes (Note 12)	9,959	9,749
Prepaid expenses and other	715	447

Total current assets	148,650	109,504
PROPERTY, PLANT AND EQUIPMENT—Net (Note 6)	39,192	42,095
INTANGIBLE ASSETS—Net (Note 7)	200,023	203,858
DEBT ISSUE COSTS—Net	11,622	12,494
DEFERRED INCOME TAXES AND OTHER (Note 12)	2,739	4,947

TOTAL ASSETS	$402,226	$372,898

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
Current portion of long-term liabilities (Notes 9 and 11)	$7,084	$15,822
Accounts payable	11,835	9,181
Accrued liabilities (Note 8)	30,696	28,829

Total current liabilities	49,615	53,832
LONG-TERM DEBT—Less current portion (Note 9)	404,468	399,587
OTHER NON-CURRENT LIABILITIES (Note 11)	6,268	8,033

Total liabilities	460,351	461,452

CUMULATIVE REDEEMABLE PREFERRED STOCK (Note 13)	16,124	13,222
REDEEMABLE COMMON STOCK (Note 13)	2,907	1,612
STOCKHOLDERS' DEFICIENCY:
Common stock, $.01 par value (Note 13)	102,080	102,080
Warrants (Note 13)	1,934	1,934
Retained deficit	(180,506)	(206,901)
Accumulated other comprehensive loss	(664)	(501)

Total stockholders' deficiency	(77,156)	(103,388)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$402,226	$372,898

See notes to consolidated financial statements

TRANSDIGM HOLDING COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

	Years Ended September 30,
	2002	2001	2000
NET SALES (Note 4)	$248,802	$200,773	$150,457
COST OF SALES (Including charges of $6,639 and $185 in 2001 and 2000, respectively, due to inventory purchase accounting adjustments) (Note 2)	134,575	118,525	82,193

GROSS PROFIT	114,227	82,248	68,264

OPERATING EXPENSES:
Selling and administrative	21,905	20,669	16,799
Amortization of intangibles	6,294	2,966	1,843
Research and development	2,057	2,943	2,308

Total operating expenses	30,256	26,578	20,950

INCOME FROM OPERATIONS	83,971	55,670	47,314
INTEREST EXPENSE—NET	36,538	31,926	28,563

INCOME BEFORE INCOME TAXES	47,433	23,744	18,751
INCOME TAX PROVISION (Note 12)	16,804	9,386	7,972

NET INCOME	$30,629	$14,358	$10,779

See notes to consolidated financial statements.

TRANSDIGM HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' DEFICIENCY

(in thousands)

	Common Stock	Warrants	Retained Deficit	Accumulated Other Comprehensive Loss	Total
BALANCE, OCTOBER 1, 1999	$102,097		$(229,237)	$(482)	$(127,622)
Comprehensive income:
Net income			10,779		10,779
Other comprehensive income				32	32

Comprehensive income					10,811
Exercise of stock options	274				274
Income tax benefit from stock options	460				460
Adjustment of redeemable common stock	(675)		(1,657)		(2,332)

BALANCE, SEPTEMBER 30, 2000	102,156		(220,115)	(450)	(118,409)
Comprehensive income:
Net income			14,358		14,358
Other comprehensive loss				(51)	(51)

Comprehensive income					14,307
Issuance of warrants for purchase of common stock		$1,934			1,934
Purchase of common stock	(125)				(125)
Income tax benefit from stock options	49				49
Adjustment of redeemable common stock			(256)		(256)
Cumulative redeemable preferred stock:
Dividends accrued			(800)		(800)
Accretion for original issuance discount			(88)		(88)

BALANCE, SEPTEMBER 30, 2001	102,080	1,934	(206,901)	(501)	(103,388)
Comprehensive income:
Net income			30,629		30,629
Other comprehensive loss				(163)	(163)

Comprehensive income					30,466
Adjustment of redeemable common stock			(1,332)		(1,332)
Cumulative redeemable preferred stock:
Dividends accrued			(2,629)		(2,629)
Accretion for original issuance discount			(273)		(273)

BALANCE, SEPTEMBER 30, 2002	$102,080	$1,934	$(180,506)	$(664)	$(77,156)

See notes to consolidated financial statements.

TRANSDIGM HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2002	2001	2000
OPERATING ACTIVITIES:
Net income	$30,629	$14,358	$10,779
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,198	5,680	4,669
Amortization of intangibles	6,294	2,966	1,843
Amortization/write-off of debt issue costs and note premium	4,146	1,946	1,705
Interest deferral on Holdings PIK Notes	3,659	2,958	2,639
Changes in assets and liabilities, net of effects from acquisition of businesses (Note 2):
Accounts receivable	3,020	(13,331)	(3,970)
Inventories	(3,542)	4,530	(2,337)
Prepaid expenses and other assets	887	2,325	2,328
Accounts payable	2,524	(947)	191
Accrued and other liabilities	1,637	2,276	(1,542)

Net cash provided by operating activities	56,452	22,761	16,305

INVESTING ACTIVITIES:
Capital expenditures	(3,816)	(4,486)	(4,368)
Acquisition of Champion Aviation (Note 2)		(162,318)
Acquisition of lube pump product line (Note 2)		(6,784)
Acquisition of ZMP, Inc. (Note 2)			1,648
Acquisition of Christie Electric Corp. (Note 2)			(2,400)
Other	(1,623)

Net cash used in investing activities	(5,439)	(173,588)	(5,120)

FINANCING ACTIVITIES:
Borrowings under credit facility, net of fees of $5,040		157,560
Proceeds from senior subordinated notes, net of fees of $3,377	73,629
Proceeds from exercise of stock options			295
Proceeds from issuance of cumulative redeemable preferred stock and warrants, net of fees of $733 (Note 2)		14,267
Repayment of amounts borrowed under credit facility	(84,820)	(13,949)	(7,595)
Payment of Honeywell license obligation	(1,800)
Purchase of common stock, including redeemable common stock	(37)	(139)	(2,305)

Net cash (used in) provided by financing activities	(13,028)	157,739	(9,605)

NET INCREASE IN CASH AND CASH EQUIVALENTS	37,985	6,912	1,580
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,221	4,309	2,729

CASH AND CASH EQUIVALENTS, END OF YEAR	$49,206	$11,221	$4,309

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$27,431	$26,078	$23,955

Cash paid during the year for income taxes	$15,684	$6,200	$5,004

See notes to consolidated financial statements.

TRANSDIGM HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000

1. DESCRIPTION OF THE BUSINESS AND RECAPITALIZATION

        Description of the Business—TransDigm Holding Company ("Holdings"), through its wholly-owned operating subsidiary, TransDigm Inc. ("TransDigm"), is a premier supplier of engineered power system and airframe components servicing predominantly the aerospace industry. TransDigm, which includes the AeroControlex and AdelWiggins Groups, along with its wholly-owned subsidiaries, Champion Aerospace Inc. ("Champion"), Marathon Power Technologies Company ("Marathon"), ZMP, Inc. ("ZMP"), and Adams Rite Aerospace, Inc. ("Adams Rite") (collectively, the "Company") offers a broad line of proprietary aerospace components. Major product offerings in the Power System Components categories include ignition system components, fuel and lube pumps, mechanical controls, and batteries and chargers. Major product offerings in the Airframe System Components categories include engineered connectors, engineered latches, and lavatory hardware and components.

        Recapitalization—On December 3, 1998, an entity formed by affiliates of Odyssey Investment Partners, LP ("Odyssey"), and Holdings consummated a definitive agreement and plan of merger (the "Merger Agreement" or the "Merger"). Pursuant to the terms of the Merger, Holdings was the surviving corporation in the Merger. In connection with the Merger, owners of Holdings' outstanding common stock received, in exchange for each outstanding share of common stock (except for shares held directly or indirectly by Holdings or the Rolled Shares, as defined in the Merger Agreement), the "Per Share Merger Consideration," as defined in the Merger Agreement. The aggregate consideration payable pursuant to the Merger, including amounts payable to holders of options and warrants, was approximately $299.7 million.

        The Merger was treated as a recapitalization for financial reporting purposes, which had no impact on the historical basis of Holdings' consolidated assets and liabilities but resulted in the majority of the merger consideration being charged directly to Holdings' equity, creating the Company's stockholders' deficiency.

        Separate Financial Statements—Separate financial statements of TransDigm are not presented since TransDigm's Senior Subordinated Notes (see Note 9) are guaranteed by Holdings and all direct and indirect subsidiaries of TransDigm and since Holdings has no significant operations or assets separate from its investment in TransDigm.

2. ACQUISITIONS

        Champion Aviation—Through a newly-formed, wholly-owned subsidiary, Champion Aerospace Inc., TransDigm acquired substantially all of the assets and certain liabilities of the Champion Aviation Products ("Champion Aviation") business on May 31, 2001 (the "Acquisition"), from Federal Mogul Ignition Company ("Federal-Mogul"), a wholly-owned subsidiary of Federal-Mogul Corporation, for approximately $160.1 million in cash, subject to adjustment based on the level of acquired working capital as of the closing of the Acquisition. Champion Aviation is engaged in researching, designing, developing, engineering, manufacturing, marketing, distributing and selling ignition systems and related components and other products (including, without limitation, igniters, spark plugs, and exciters) for turbine and piston aircraft applications as well as other aerospace engine and industrial applications.

        The purchase price consideration of $160.1 million in cash and $2.2 million of costs associated with the Acquisition was funded through: (1) $147.6 million of new borrowings under the Company's existing Senior Credit Facility, (2) $14.3 million received (net of fees of $.7 million) from the issuance of $15 million of Holdings' 16% Cumulative Redeemable Preferred Stock (see Note 13) and warrants to purchase 1,381.87 shares of Holdings' common stock (see Note 13), and (3) the use of $.4 million of the Company's existing cash balances. TransDigm also borrowed an additional $15 million under the Senior Credit Facility to pay $5 million of debt issuance costs and provide $10 million of working capital for future operations. Fees paid to Odyssey in connection with the acquisition totaled approximately $1.7 million.

        Approximately $2.6 million of the additional borrowings were obtained under the Company's revolving credit line, $45 million was added to the Company's existing Tranche B Facility, and $115 million was borrowed in the form of a new Tranche C Facility maturing in May 2007 under the Senior Credit Facility.

        The Company accounted for the Acquisition as a purchase and included the results of operations of the acquired business in its fiscal 2001 consolidated financial statements from the effective date of the Acquisition. The purchase price was allocated based on the estimated fair values of the assets and liabilities acquired in conjunction with the Acquisition and resulted in goodwill of approximately $134 million being recorded on the Company's consolidated balance sheet. This goodwill is being amortized on a straight-line basis over forty years.

        The following table summarizes the unaudited, consolidated pro forma results of operations of the Company, as if the Acquisition had occurred at the beginning of the years ended September 30 (in thousands):

	2001	2000
Net sales	$247,761	$219,073
Operating income	65,560	60,879
Net income	15,137	10,380

        This pro forma information is not necessarily indicative of the results that actually would have been obtained if the operations had been combined as of the beginning of the years presented and is not intended to be a projection of future results.

        Lube Pump Product Line—During the first and second quarters of fiscal 2001, the Company entered into a series of agreements with Honeywell International, Inc. which provided the Company an exclusive, worldwide license to produce and sell products composing Honeywell's lube pump product line for at least forty years and enabled the Company to acquire approximately $5.9 million of inventory pertaining to the product line, along with certain related assets. Under the agreements, the Company made cash payments approximating $6.6 million at closing and is required to make future, specified (see Note 11) and variable royalty payments for the license. The Company also agreed to supply certain products to Honeywell for a period of five years.

        The Company accounted for the acquisition as a purchase and has included the results of operations of the acquired product line (which were not material through September 30, 2001) in its fiscal 2001 consolidated financial statements from the effective date of the acquisition (March 26, 2001). Intangible assets of $15.7 million, consisting of the license agreement and goodwill that were recorded as a result of the acquisition are being amortized on a straight-line basis over twenty years.

        The purchase price of the inventory acquired from Honeywell is subject to adjustment based upon a final determination of the value acquired, as defined.

        Pro forma net sales and results of operations for this acquisition, had the acquisition occurred at the beginning of the years ended September 30, 2001 and 2000, are not significant and, accordingly, are not provided.

        On March 8, 2000, Marathon acquired all of the issued and outstanding common shares of Christie Electric Corp. ("Christie") for $2.4 million. The Company accounted for the acquisition as a purchase and included the results of operations of Christie, which are not material to the Company's consolidated results of operations, in its fiscal 2000 consolidated financial statements from the effective date of acquisition. Goodwill of $1.8 million, which resulted from the acquisition, is being amortized on a straight-line basis over forty years.

        On April 23, 1999, TransDigm acquired all of the outstanding common stock of ZMP, Inc., the corporate parent of Adams Rite Aerospace, Inc. through a merger. During the fiscal year ended September 30, 2000, the Company received a purchase price adjustment of $1.6 million, net of expenses, and credited the amount against goodwill previously recognized in connection with the merger.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Consolidation—The accompanying consolidated financial statements include the accounts of TransDigm Holding Company and subsidiaries. All significant intercompany balances and transactions have been eliminated.

        Revenue Recognition—Revenue is recognized when products are shipped to the customer. Any anticipated losses on contracts are charged to earnings when identified.

        Cash Equivalents—The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

        Allowance for Uncollectible Accounts—The Company reserves for amounts determined to be uncollectible based on specific identification and historical experience.

        Inventories—Inventories are stated at the lower of cost or market. Cost of inventories is determined by the average cost and the first-in, first-out (FIFO) methods. Provision for potentially obsolete or slow-moving inventory is made based on management's analysis of inventory levels and future sales forecasts. In accordance with industry practice, all inventories are classified as current assets even though a portion of the inventories may not be sold within one year.

        Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates based on the estimated useful lives of the assets.

        Debt Issue Costs, Premiums and Discounts—The cost of obtaining financing as well as premiums and discounts are amortized using the interest method over the terms of the respective obligations/securities.

        Intangible Assets—Intangible assets are amortized on a straight-line basis over their respective estimated useful lives ranging from 5 to 40 years. The Company assesses the recoverability of intangibles by determining whether the amortization over the remaining life can be recovered through projected, undiscounted, cash flows from future operations.

        Income Taxes—The Company accounts for income taxes using an asset and liability approach. Deferred taxes are recorded for the difference between the book and tax basis of various assets and liabilities.

        Product Warranty Costs—The Company generally provides a one year warranty on certain products beginning on the date the product is installed on an aircraft. A provision for estimated sales returns and the cost of repairs is recorded at the time of sale and periodically adjusted to reflect actual experience.

        Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Comprehensive Loss—The Company's accumulated other comprehensive loss, consisting principally of its minimum pension liability adjustment, is reported separately in the accompanying consolidated balance sheets and statements of changes in stockholders' deficiency, net of taxes of $521,000, $404,000, and $317,000 at September 30, 2002, 2001, and 2000, respectively.

        Segment Reporting—The Company's principal business, aircraft component supplier, is reported as one segment. Substantially all of the Company's operations are located within the United States.

        Reclassifications—Certain reclassifications have been made to the fiscal 2001 and 2000 financial statements and related notes to conform to the classifications used in fiscal 2002.

4. SALES AND ACCOUNTS RECEIVABLE

        Sales—The Company's sales and receivables are concentrated in the aerospace industry. The major customers for Power System Components include commercial and defense aftermarket end users of engines and APUs, engine and APU OEMs, and regional and business jet OEMs and end users. The major customers for Airframe System Components include commercial and defense aftermarket end users, commercial transport OEMs, and regional and business jet OEMs and end users.

        Information concerning the Company's net sales by its major system component categories is as follows for the years ended September 30 (in thousands):

	2002	2001	2000
Power System Components	$156,222	$106,811	$67,275
Airframe System Components	92,580	93,962	83,182

Total	$248,802	$200,773	$150,457

        For the fiscal year ended September 30, 2002, three customers each accounted for approximately 11% of the Company's net sales. Two customers represented approximately 17% and 8% of the Company's net sales during the fiscal year ended September 30, 2001 and two customers represented approximately 10% and 9% of the Company's net sales for the fiscal year ended September 30, 2000. Export sales to customers, primarily in Western Europe, were $59.4 million in fiscal 2002, $54.8 million in fiscal 2001, and $36.2 million in fiscal 2000.

        Accounts Receivable—Accounts receivable consist of the following at September 30 (in thousands):

	2002	2001
Due from U.S. government or prime contractors under U.S. government programs	$2,670	$3,798
Commercial customers	35,976	37,573
Allowance for uncollectible accounts	(1,305)	(1,156)

Accounts receivable—net	$37,341	$40,215

        Approximately 28% of the Company's receivables at September 30, 2002 were due from two customers. In addition, approximately 39% of the Company's receivables were due from entities which principally operate outside of the United States. Credit is extended based on an evaluation of each customer's financial condition and collateral is generally not required.

5. INVENTORIES

        Inventories consist of the following at September 30 (in thousands):

	2002	2001
Work-in-progress and finished goods	$28,534	$30,990
Raw materials and purchased component parts	30,010	24,177

Total	58,544	55,167
Reserve for excess and obsolete inventory	(7,115)	(7,295)

Inventories—net	$51,429	$47,872

6. PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consist of the following at September 30 (in thousands):

	2002	2001
Land and improvements	$5,464	$4,881
Buildings and improvements	15,287	19,316
Machinery and equipment	43,421	38,024
Furniture and fixtures	5,893	5,560
Construction in progress	1,252	814

Total	71,317	68,595
Accumulated depreciation	(32,125)	(26,500)

Property, plant and equipment — net	$39,192	$42,095

7. INTANGIBLE ASSETS

        Intangible assets, net of accumulated amortization, consist of the following at September 30 (in thousands):

	2002	2001
Goodwill	$158,453	$191,630
Trademarks and trade names	19,852
Honeywell license agreement (Note 2)	11,191	11,946
Technology	9,078
Other	1,449	282

Total	$200,023	$203,858

        Accumulated amortization of intangibles was $29.6 million at September 30, 2002 and $23.3 million at September 30, 2001.

        During fiscal 2002, the purchase price allocation of the Champion Aviation acquisition (see Note 2) was finalized and resulted in the recognition of trademarks and trade names intangible assets of $20.5 million and technology (patented and unpatented) intangible assets of $10.9 million, with a corresponding reduction in previously recorded goodwill.

8. ACCRUED LIABILITIES

        Accrued liabilities consist of the following at September 30 (in thousands):

	2002	2001
Estimated losses on uncompleted contracts	$8,429	$10,233
Interest	7,310	5,540
Compensation and related benefits	6,155	6,650
Sales returns and repairs	4,249	3,363
Professional services	1,291	688
Income taxes payable	282	1,062
Other	2,980	1,293

Total	$30,696	$28,829

9. DEBT

        Summary—The Company's long-term debt consists of the following at September 30 (in thousands):

	2002	2001
Term loans:
Tranche A		$40,713
Tranche B	$83,629	105,186
Tranche C	92,163	114,713
Senior Subordinated Notes	200,000	125,000
Holdings PIK Notes	31,256	27,597
Premium on Senior Subordinated Notes	1,904	—

Total debt	408,952	413,209
Current maturities	(4,484)	(13,622)

Long-term portion	$404,468	$399,587

        Revolving Credit and Term Loans—TransDigm's Senior Credit Facility totals $293 million, which consists of (1) a $30 million revolving credit line maturing in November 2004 and (2) a term loan facility in the aggregate of $263 million, consisting of a $43 million Tranche A Facility, which was repaid in fiscal 2002, a $105 million Tranche B Facility maturing in May 2006, and a $115 million Tranche C Facility maturing in May 2007. At September 30, 2002, the Company had $30 million of borrowings (the entire revolving credit line) available under the credit facility.

        The interest rate under the credit facility is, at TransDigm's option, either (A) a floating rate equal to the Base Rate plus the Applicable Margin, as defined in the credit facility; or (B) the Eurodollar Rate for fixed periods of one, two, three, or six months, plus the Applicable Margin. The credit facility is subject to mandatory prepayment with a defined percentage of net proceeds from certain asset sales, insurance proceeds or other awards that are payable in connection with the loss, destruction or condemnation of any assets, certain new debt and equity offerings and 50% of excess cash flow (as defined in the credit facility) over a predetermined amount defined in the credit facility. The interest rate on outstanding borrowings at September 30, 2002 was 5.375%.

        All obligations under the Senior Credit Facility are guaranteed by Holdings and each of the subsidiaries, direct and indirect, of TransDigm. The indebtedness outstanding under the Senior Credit Facility is secured by a pledge of the stock of TransDigm and all of its domestic subsidiaries and a perfected lien and security interest in assets other than real estate (tangible and intangible) of TransDigm, its direct and indirect subsidiaries and Holdings. The agreement also contains a number of restrictive covenants that, among other things, restrict Holdings, TransDigm and their subsidiaries from various actions, including mergers and sales of assets, use of proceeds, granting of liens, incurrence of indebtedness, voluntary prepayment of indebtedness, capital expenditures, payment of dividends, business activities, investments and acquisitions, and transactions with affiliates. The agreement also requires the Company to comply with certain financial covenants pertaining to earnings, interest coverage and leverage. The Company was in compliance with all financial covenants of the Senior Credit Facility as of September 30, 2002. The maturities of the Company's term loans by fiscal year are as follows: $4.5 million in fiscal 2003, $13.1 million in fiscal 2004, $36.7 million in fiscal 2005, $54.9 million in fiscal 2006, and $66.6 million in fiscal 2007.

        On June 7, 2002, the Senior Credit Facility was amended to, among other things, permit TransDigm to: (1) incur up to $150 million of additional bank borrowings or subordinated debt (for which there are currently no commitments to provide such funds) to finance permitted acquisitions or pay dividends to Holdings to retire certain "paid-in-kind" subordinated notes issued by Holdings (the "Holdings PIK Notes") and (2) make future permitted acquisitions as long as the aggregate purchase price of such permitted acquisitions does not exceed $225 million and certain other conditions are met. The amendment also modified certain financial covenants and waived any mandatory prepayment of amounts owed under the Senior Credit Facility from excess cash flow, if any, generated by TransDigm during fiscal 2002.

        Senior Subordinated Notes—TransDigm's Senior Subordinated Notes (the "Notes") bear interest at an annual rate of 10 3/8%, maturing on December 1, 2008, and are unsecured obligations of TransDigm ranking subordinate to the Company's senior debt, as defined in the note agreement. The Notes are redeemable after December 1, 2003, in whole or in part, at specified redemption prices, which decline over the remaining term of the Notes. If a change in control of the Company occurs, the holders of the Notes will have the right to demand that the Company redeem the Notes at a purchase price equal to 101% of the principal amount of the Notes plus accrued interest. The Notes contain many of the same restrictive covenants included in the Senior Credit Facility. The Company was in compliance with all financial covenants of the Notes as of September 30, 2002.

        On June 7, 2002, the Company issued $75 million of additional Notes at a premium of approximately $2 million. The proceeds of the additional Notes, net of fees and expenses of approximately $3 million, were used to repay $74 million of the borrowings outstanding under the Company's Senior Credit Facility ($33 million under the Tranche A Facility, $19.5 million under the Tranche B Facility, and $21.5 million under the Tranche C Facility).

        Holdings PIK Notes—In connection with the Merger (see Note 1), Holdings issued $20 million of pay-in-kind notes due in fiscal 2009 ("Holdings PIK Notes" or "PIK Notes"). The PIK Notes are

unsecured obligations of Holdings, which has no significant assets or operations. Interest on the PIK Notes is accrued at an annual fixed rate of 12% and is payable semi-annually in the form of additional PIK Notes through December 2003. Thereafter, cash interest is payable semi-annually commencing in the year 2004. The PIK Notes are redeemable by Holdings prior to their maturity under certain circumstances and contain many of the same restrictive covenants included in the Notes and Senior Credit Facility. The Company was in compliance with all financial covenants of the PIK Notes as of September 30, 2002.

10. RETIREMENT PLANS

        The Company has two non-contributory defined benefit pension plans, which together cover certain union employees. The plans provide benefits of stated amounts for each year of service. The Company's funding policy is to contribute actuarially determined amounts allowable under Internal Revenue Service regulations. The plans' assets consist primarily of guaranteed investment contracts with an insurance company.

        Financial information for the defined benefit plans is provided below (in thousands):

	Years Ended September 30,
	2002	2001
Change in benefit obligation:
Benefit obligation, beginning of year	$5,394	$5,034
Service cost	82	82
Interest cost	379	359
Benefits paid	(271)	(298)
Actuarial losses	392	217

Benefit obligation, end of year	$5,976	$5,394

	2002	2001
Change in plan assets:
Fair value of plan assets, beginning of year	$4,422	$3,846
Actual return on plan assets	250	239
Employer contribution	518	635
Benefits paid	(271)	(298)

Fair value of plan assets, end of year	$4,919	$4,422

	2002	2001
Amounts recognized in the consolidated balance sheets at September 30 consist of:
Intangible assets	$390	$311
Accrued liabilities	(396)	(551)
Other non-current liabilities	(661)	(421)
Accumulated other comprehensive loss	1,181	880

Net amount recognized	$514	$219

	2002	2001
Weighted-average assumptions as of September 30:
Discount rate	6.5%	7.0%
Expected return on plan assets	6.0%	6.0%
	Years Ended September 30,
	2002	2001	2000
Components of net periodic benefit cost:
Service cost	$82	$82	$87
Interest cost	379	359	333
Expected return on plan assets	(271)	(236)	(210)
Net amortization and deferral	91	83	71

Net periodic pension cost	$281	$288	$281

        The Company also sponsors certain defined contribution employee savings plans that cover substantially all of the Company's non-union employees. Under the plans, the Company contributes a percentage of employee compensation and matches a portion of employee contributions. The cost recognized for such contributions under these plans for the years ended September 30, was approximately $1.8 million, $1.0 million, and $1.2 million in fiscal 2002, 2001, and 2000, respectively.

11. OTHER NON-CURRENT LIABILITIES

        Other non-current liabilities consist of the following at September 30 (in thousands):

	2002	2001
Obligation under Honeywell license agreement (net of imputed interest of $557 in fiscal 2002 and $1,043 in 2001) (Note 2)	$6,443	$7,757
Accrued pension costs (Note 10)	661	421
Other	1,764	2,055

Total	8,868	10,233
Current portion of Honeywell license agreement obligation	(2,600)	(2,200)

Other non-current liabilities	$6,268	$8,033

        The Honeywell license agreement obligation is non-interest bearing and is due as follows: $2.6 million in fiscal 2003 and $2.2 million in both fiscal 2004 and 2005. The obligation has been recorded at its present value using an imputed interest rate of 8%.

12. INCOME TAXES

        The provision for income taxes consists of the following for the years ended September 30 (in thousands):

	2002	2001	2000
Current	$14,904	$9,239	$6,288
Deferred	1,433	186	1,545
Net operating loss carryforward—state and local income taxes	467	(39)	139

Total	$16,804	$9,386	$7,972

        The differences between the provision for income taxes at the federal statutory income tax rate and the tax provision shown in the consolidated statements of income for the years ended September 30 are as follows (in thousands):

	2002	2001	2000
Tax at statutory rate of 35%	$16,601	$8,310	$6,563
State and local income taxes	1,910	650	700
Benefit from foreign sales	(934)	(483)	(363)
Nondeductible goodwill amortization and interest expense	790	746	711
Research and development credits	(1,272)
Other—net	(291)	163	361

Provision for income taxes	$16,804	$9,386	$7,972

        The components of the deferred tax assets at September 30 consist of the following (in thousands):

	2002	2001
CURRENT ASSET:
Estimated losses on uncompleted contracts	$3,304	$3,991
Inventory	1,928	1,844
Employee benefits	1,589	1,723
Sales returns and repairs	1,786	1,012
Other accrued liabilities	1,352	1,179

Total	$9,959	$9,749

NON-CURRENT ASSET:
Holdings PIK Notes interest	$4,097	$2,761
Intangible assets	(579)	1,910
Retirement and other accrued obligations	1,098	870
Property, plant and equipment	(2,388)	(1,785)
Net operating loss carryforwards—state and local income taxes (expiring in fiscal 2022)	34	499

Total	$2,262	$4,255

        During the fiscal year ended September 30, 2002, the Company filed amended income tax returns for fiscal years 1997 through 2000 with the Internal Revenue Service ("IRS") requesting refunds totaling approximately $1.8 million for research and development tax credits that had not been claimed on previously filed tax returns for these years. Because these income tax returns are currently being audited by the IRS, the Company has not recorded potential tax refunds that could result from these credits.

13. CAPITAL STOCK, WARRANTS, AND OPTIONS

        Common Stock—Authorized common stock of the Company consists of 900,000 shares of common stock (voting), par value $.01 per share and 100,000 shares of Class A (non-voting) common stock. The total number of shares of voting common stock outstanding at September 30, 2002 and 2001 was 119,789 and 119,814, respectively. No shares of Class A (non-voting) common stock were outstanding at September 30, 2002 and 2001. Common stock issued to management personnel is subject to certain agreements, which provide management shareholders the right (a "put") to require the Company to repurchase their shares of common stock under certain conditions at fair market value. Accordingly, the estimated put value of the outstanding shares of voting common stock held by management (1,127 and 1,152 shares at September 30, 2002 and 2001, respectively) has been classified as redeemable common stock in the accompanying consolidated balance sheets.

        Common Stock Options—Holdings has granted options to purchase Common Stock to certain employees of TransDigm and Holdings. All outstanding options issued prior to the Recapitalization (See Note 1) are vested. Prior to May 31, 2001, the terms of any stock options issued subsequent to, or in connection with, the Recapitalization (the "New Options") vested upon the passage of time and/or upon Holdings' attainment of certain financial targets. On May 31, 2001, the New Options were modified to provide for the vesting of an additional percentage of each optionee's New Options so that a total of 45% of each of the New Options outstanding at May 31, 2001 were vested effective September 30, 2001. Additionally, such May 31, 2001 modification provided that, subject to each optionee's continued employment with Holdings or TransDigm and, in the case of the Chairman of the Board of Holdings and TransDigm, continued service as Chairman of the Board of Holdings and TransDigm, the remaining 55% of the New Options were eligible to become exercisable upon the earlier of (1) the date which is seven years and nine months after such New Option was granted, or (2) a "change in control," if any, on or prior to September 30, 2003, pursuant to which certain investor return targets are satisfied.

        Effective July 8, 2002, the New Options were further modified so that, subject to each optionee's continued employment with TransDigm or Holdings and, in the case of the Chairman of the Board of Holdings and TransDigm, continued service as Chairman of the Board of Holdings and TransDigm, the remaining 55% of each optionee's New Options are eligible to become exercisable upon the earlier of (1) the date which is seven years and nine months after such New Option was granted, or (2) a "change in control", if any, on or prior to September 30, 2004, pursuant to which certain investor return targets are satisfied.

        New Options issued after May 31, 2001 vest as follows: 45% of each such New Option is eligible to become exercisable, subject to each optionee's continued employment with TransDigm or Holdings, on the first anniversary of the grant date of such New Option and the remaining 55% of each such New Option is eligible to become exercisable, subject to each optionee's continued employment with TransDigm or Holdings, upon the earlier of (1) the date which is seven years and nine months after such grant date, or (2) a "change in control," if any, on or prior to September 30, 2004, pursuant to which certain investor return targets are satisfied.

        None of the options to purchase Common Stock (including the New Options and the Rollover Options) are exercisable more than ten years after the date the options were granted.

        A summary of the status of the Company's stock option plans as of September 30, 2002, 2001, and 2000 and changes during the years then ended is presented below:

	2002		2001		2000
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	30,781	$668	29,531	$634	30,399	$623
Granted	1,975	1,490	1,570	1,400	1,695	1,180
Exercised/cancelled	(1,050)	1,307	(320)	1,128	(2,563)	864

Outstanding at end of year	31,706	698	30,781	668	29,531	634

Exercisable at end of year	21,475	481	21,428	477	16,516	300

        The following table summarizes information about stock options outstanding at September 30, 2002:

		Options Outstanding
Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Number Exercisable
$100	7,002	1.2	7,002
154	172	2.5	172
200	1,245	3.5	1,245
335	6,297	4.7	6,297
1,040	12,850	6.6	5,784
1,180	1,295	7.8	583
1,400	870	8.7	392
1,490	1,975	9.4	—

	31,706		21,475

        At September 30, 2002, 1,910 remaining options were available for award under the Company's stock option plans. In addition, 8,114 of the exercisable stock options at September 30, 2002, with exercise prices of $100 (2,992 options), $335 (3,097 options), and $1,040 (2,025 options), provide the holder a right under certain conditions, to require the Company to purchase, at fair value, 80% of the shares that can be acquired from the exercise of the options.

        The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans. No compensation cost has been recognized for the Company's stock option plans because the exercise price of the options issued equaled the fair value of the common stock on the grant date. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method specified in Statement No. 123 of the Financial Accounting Standards Board ("FASB"), the Company's net income for the fiscal year ended September 30, 2002 would have been reduced by approximately $523,000; the Company's net income for the fiscal year ended September 30, 2001 would have been reduced by approximately $1,730,000; and the Company's net income for the fiscal year ended September 30, 2000 would have been reduced by $509,000.

        The weighted average fair value of options granted during the years ended September 30, 2002, 2001, and 2000 was $351, $411, and $399, respectively. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rates ranging from 3.5% to 5.4%, expected life of approximately seven years, expected volatility and dividend yield of 0%.

        Warrants to Purchase Common Stock—At September 30, 2002, warrants to purchase 1,381.87 shares of Holdings' common stock were issued and outstanding. The warrants were issued in connection with the acquisition of Champion Aviation (see Note 2) and were recorded at their estimated fair value at the date of issuance. The warrants are exercisable through May 2011 at an exercise price per share of $0.01.

        Cumulative Redeemable Preferred Stock—The authorized preferred stock of Holdings consists of 75,000 shares of 16% cumulative redeemable preferred stock with a par value of $.01 per share. As of September 30, 2002, 17,496 shares of the preferred stock were issued and outstanding. The preferred stock has a stated liquidation preference of $1,000 per share. Dividends accrue and accumulate at 16% per annum, based on the liquidation preference amount, and are payable semi-annually in cash or delivery of additional shares of preferred stock. The recorded value of the preferred stock includes $0.9 million of accrued dividends that will be paid-in-kind and is net of remaining, unamortized original issuance discount and issuance costs of $2.3 million. The preferred stock, including all accumulated and unpaid dividends, is also subject to mandatory redemption in 2010. Prior to the date of mandatory redemption, under certain circumstances (including a change in control), the preferred stock is subject to optional redemption. The terms of the preferred stock require the Company to comply with certain covenants, including covenants that limit (1) acquisition indebtedness, (2) restricted payments, (3) distributions by subsidiaries, (4) transactions with affiliates, (5) dividend and other payment restrictions and (6) mergers or consolidations.

14. LEASES

        The Company leases office space for its corporate headquarters and two of its divisions. The Company also leases a manufacturing facility. The office space lease requires rental payments of approximately $200,000 per year through 2004. TransDigm may also be required to share in the operating costs of the facility under certain conditions. The facility lease requires annual rental payments ranging from $540,000 to $780,000 through December 2012. TransDigm also has commitments under operating leases for vehicles and equipment. Rental expense was $1,257,000 in 2002, $1,106,000 in 2001, and $978,000 in 2000. Future, minimum rental commitments at September 30, 2002 under operating leases having initial or remaining non-cancelable lease terms exceeding one year are $1,336,000 in 2003, $1,283,000 in 2004, $1,178,000 in 2005, $990,000 in 2006, $707,000 in 2007, and $3,837,000 thereafter.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company has various financial instruments, including cash and cash equivalents, accounts receivable and payable, accrued liabilities and long-term debt. The carrying value of the Company's cash and cash equivalents, accounts receivable and payable, and accrued liabilities approximates their fair value due to the short-term maturities of these assets and liabilities. The Company also believes that the aggregate fair value of its term loans approximates its carrying amount because the interest rates on the debt are reset on a frequent basis to reflect current market rates. The fair value of the Company's Senior Subordinated Notes approximated $205 million at September 30, 2002 based upon quoted market prices. A determination of the fair value of the Holdings PIK Notes and cumulative redeemable preferred stock is not considered practicable because they are not publicly traded.

16. CONTINGENCIES

        Environmental—The Company has been addressing contaminated soil and groundwater beneath its facility in Waco, Texas. Although there can be no assurance that material expenditures will not be required in the future to address currently unidentified contamination or to satisfy further requirements of the Texas Commission on Environmental Quality ("TCEQ"), the Company believes, based upon information currently available, that the current soil and groundwater remediation at the Waco facility will not require the incurrence of material expenditures in excess of the escrow fund created in August 1997.

        In connection with the Company's acquisition of Marathon, a $2 million escrow was created to cover the cost of remediation that TCEQ might require at the facility. During September 1998, the former owner of Marathon filed a lawsuit against the Company to release the environmental escrow alleging that the Company had violated the requirements of the stock purchase agreement relating to the investigation of the presence of certain contaminants at the Waco, Texas facility. The Company has filed counter claims against the seller and cannot presently determine the ultimate outcome of this matter. Current estimates indicate the $2.0 million escrow is adequate to cover any costs that may be required to meet TCEQ requirements.

        Put Options—During fiscal 2002, a put option ("put") became exercisable enabling the holder to require the Company to purchase up to 80% of his Common Stock (including shares acquired through the exercise of stock options and held at least six months) at fair value, subject to certain restrictions under the Company's long-term debt agreements and his continued service as Chairman of the Board of Holdings and TransDigm. As of September 30, 2002, there were no outstanding shares of Common Stock subject to the put; however, 8,114 shares of Common Stock that can be acquired under exercisable stock options at September 30, 2002 are subject to the put. The estimated fair value of the 6,491 shares that the Chairman of the Board could require Holdings to purchase, net of the exercise price of the related stock options, totaled approximately $15.0 million at September 30, 2002. An additional 2,475 shares of Common Stock that are issuable in the future if certain stock options become exercisable upon the occurrence of certain events (change in control, achievement of certain earnings targets, etc.) or certain specified dates in the option agreements are also subject to the put. The estimated fair value of 80% of the additional 2,475 shares, net of the exercise price of the related stock options, totaled approximately $3.0 million at September 30, 2002. Also, the Chairman of the Board and other members of management hold put rights that may become exercisable in the future with respect to other shares of common stock, including shares of common stock subject to options.

        Other—During the ordinary course of business, the Company is from time to time threatened with, or may become a party to, legal actions and other proceedings. While the Company is currently involved in some legal proceedings, it believes the results of these proceedings will not have a material adverse effect on its financial condition, results of operations, or cash flows. The Company believes that its potential exposure to such legal actions is adequately covered by its aviation product and general liability insurance.

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In Thousands)
Fiscal year ended September 30, 2002
Net sales	$57,725	$59,888	$63,045	$68,144
Gross profit	26,027	27,438	30,594	30,168
Net income	5,703	6,586	8,575	9,765
Fiscal year ended September 30, 2001
Net sales	$35,780	$42,084	$54,201	$68,708
Gross profit	15,787	19,257	21,088	26,116
Net income	1,986	3,929	3,582	4,861

18. NEW ACCOUNTING STANDARDS

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets which became effective for the Company on October 1, 2002. Under the provisions of SFAS No. 142 amortization of goodwill ceased effective October 1, 2002. The adoption of this statement will result in the elimination of approximately $5 million of annual goodwill amortization expense beginning in fiscal 2003. Goodwill amortization will be replaced with the requirement to test goodwill at least annually for impairment. The initial impairment test must be completed within six months of adoption of the new standard. The Company has not determined the impact, if any, that the impairment test will have on its consolidated financial position or results of operations.

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The amount recorded as a liability will be capitalized by increasing the carrying amount of the related long-lived asset. Subsequent to initial measurement, the liability is accreted to the ultimate amount anticipated to be paid and is also adjusted for revisions to the timing of the amount of estimated cash flows. The capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The provisions of this statement became effective for the Company's fiscal year ending September 30, 2003. The Company has not determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.

        In August 2001, the FASB issued SFAS No. 144, Accounting for Impairment or Disposals of Long-Lived Assets. This statement specifies the accounting model to be used for long-lived assets to be disposed of by sale (whether previously held and used or newly acquired) and by broadening the presentation of discontinued operations to include more disposal transactions. The provisions of this statement became effective for the Company's fiscal year ending September 30, 2003. The Company has not determined the impact that this statement will have on its consolidated financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which changes the accounting for costs such as lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity initiated after December 31, 2002. The statement requires companies to recognize the fair value of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Company anticipates that the adoption of this statement will not have a material effect on its financial position or results of operations.

19. SUPPLEMENTAL GUARANTOR INFORMATION

        TransDigm's Senior Subordinated Notes, including the additional notes issued on June 7, 2002 (see Note 9), are unconditionally guaranteed by Holdings and all direct and indirect subsidiaries of TransDigm (other than one wholly-owned, foreign subsidiary that has inconsequential assets, liabilities and equity) on a senior subordinated basis. The Holdings guarantee of the Senior Subordinated Notes is subordinated to Holdings' obligations under the Holdings PIK Notes, as well as the Holdings' guarantee of TransDigm's borrowings under its Senior Credit Facility. The following supplemental consolidating condensed financial information presents the balance sheets of the Company as of September 30, 2002 and 2001 and its statements of income and cash flows for the years ended September 30, 2002, 2001 and 2000.

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF SEPTEMBER 30, 2002

(in thousands)

	Holdings	TransDigm	Subsidiary Guarantors	Eliminations	Total Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$50,866	$(1,660)		$49,206
Accounts receivable, net		13,636	23,705		37,341
Inventories		20,131	31,298		51,429
Deferred income taxes		9,959			9,959
Prepaid expenses and other		299	416		715

Total current assets		94,891	53,759		148,650
INVESTMENT IN SUBSIDIARIES AND INTERCOMPANY BALANCES	$(144,430)	377,723	(123,047)	$(110,246)
PROPERTY, PLANT AND EQUIPMENT—Net		9,568	29,624		39,192
INTANGIBLE ASSETS—Net		22,665	177,358		200,023
DEBT ISSUE COSTS—Net	209	11,413			11,622
DEFERRED INCOME TAXES AND OTHER		2,739			2,739

TOTAL ASSETS	$(144,221)	$518,999	$137,694	$(110,246)	$402,226

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Current portion of long-term liabilities		$7,084			$7,084
Accounts payable		5,551	$6,284		11,835
Accrued liabilities		17,413	13,283		30,696

Total current liabilities		30,048	19,567		49,615
LONG-TERM DEBT—Less current portion	$31,256	373,212			404,468
OTHER NON-CURRENT LIABILITIES		4,981	1,287		6,268

Total liabilities	31,256	408,241	20,854		460,351

CUMULATIVE REDEEMABLE PREFERRED STOCK	16,124				16,124
REDEEMABLE COMMON STOCK	2,907				2,907
STOCKHOLDERS' EQUITY (DEFICIENCY)	(194,508)	110,758	116,840	$(110,246)	(77,156)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$(144,221)	$518,999	$137,694	$(110,246)	$402,226

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF SEPTEMBER 30, 2001

(in thousands)

	Holdings	TransDigm	Subsidiary Guarantors	Eliminations	Total Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$12,294	$(1,073)		$11,221
Accounts receivable—net		17,481	22,734		40,215
Inventories		19,353	28,519		47,872
Deferred income taxes		9,749			9,749
Prepaid expenses and other		132	315		447

Total current assets		59,009	50,495		109,504
INVESTMENTS IN SUBSIDIARIES AND INTERCOMPANY BALANCES	$(144,774)	395,987	(141,163)	$(110,050)
PROPERTY, PLANT AND EQUIPMENT—Net		10,954	31,141		42,095
INTANGIBLE ASSETS—Net		19,384	184,474		203,858
DEBT ISSUE COSTS—Net	255	12,239			12,494
DEFERRED INCOME TAXES AND OTHER		4,947			4,947

TOTAL ASSETS	$(144,519)	$502,520	$124,947	$(110,050)	$372,898

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Current portion of long-term liabilities		$15,822			$15,822
Accounts payable		4,909	$4,272		9,181
Accrued liabilities		17,836	10,993		28,829

Total current liabilities		38,567	15,265		53,832
LONG-TERM DEBT—Less current portion	$27,597	371,990			399,587
OTHER NON-CURRENT LIABILITIES		6,671	1,362		8,033

Total liabilities	27,597	417,228	16,627		461,452

CUMULATIVE REDEEMABLE PREFERRED STOCK	13,222				13,222
REDEEMABLE COMMON STOCK	1,612				1,612
STOCKHOLDERS' EQUITY (DEFICIENCY)	(186,950)	85,292	108,320	$(110,050)	(103,388)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$(144,519)	$502,520	$124,947	$(110,050)	$372,898

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED SEPTEMBER 30, 2002

(in thousands)

	Holdings	TransDigm	Subsidiary Guarantors	Eliminations	Total Consolidated
NET SALES		$115,367	$133,435		$248,802
COST OF SALES		55,108	79,467		134,575

GROSS PROFIT		60,259	53,968		114,227

OPERATING EXPENSES:
Selling and administrative		12,823	9,082		21,905
Amortization of intangibles		1,137	5,157		6,294
Research and development		1,616	441		2,057

Total operating expenses		15,576	14,680		30,256

INCOME FROM OPERATIONS		44,683	39,288		83,971
INTEREST EXPENSE—Net	$3,706	23,291	9,541		36,538

INCOME (LOSS) BEFORE INCOME TAXES	(3,706)	21,392	29,747		47,433
INCOME TAX PROVISION (BENEFIT)	(1,313)	7,578	10,539		16,804

NET INCOME (LOSS)	$(2,393)	$13,814	$19,208	$—	$30,629

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED SEPTEMBER 30, 2001
(in thousands)

	Holdings	TransDigm	Subsidiary Guarantors	Eliminations	Total Consolidated
NET SALES		$108,650	$92,123		$200,773
COST OF SALES		61,554	56,971		118,525

GROSS PROFIT		47,096	35,152		82,248

OPERATING EXPENSES:
Selling and administrative		14,867	5,802		20,669
Amortization of intangibles		480	2,486		2,966
Research and development		1,983	960		2,943

Total operating expenses		17,330	9,248		26,578

INCOME FROM OPERATIONS		29,766	25,904		55,670
INTEREST EXPENSE—Net	$2,988	24,656	4,282		31,926

INCOME (LOSS) BEFORE INCOME TAXES	(2,988)	5,110	21,622		23,744
INCOME TAX PROVISION (BENEFIT)	(1,181)	2,020	8,547		9,386

NET INCOME (LOSS)	$(1,807)	$3,090	$13,075	$—	$14,358

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED SEPTEMBER 30, 2000

(in thousands)

	Holdings	TransDigm	Subsidiary Guarantors	Eliminations	Total Consolidated
NET SALES		$88,824	$61,633		$150,457
COST OF SALES		46,125	36,068		82,193

GROSS PROFIT		42,699	25,565		68,264

OPERATING EXPENSES:
Selling and administrative		12,120	4,679		16,799
Amortization of intangibles		450	1,393		1,843
Research and development		1,550	758		2,308

Total operating expenses		14,120	6,830		20,950

INCOME FROM OPERATIONS		28,579	18,735		47,314
INTEREST EXPENSE—Net	$2,670	25,925	(32)		28,563

INCOME (LOSS) BEFORE INCOME TAXES	(2,670)	2,654	18,767		18,751
INCOME TAX PROVISION (BENEFIT)	(1,135)	1,131	7,976		7,972

NET INCOME (LOSS)	$(1,535)	$1,523	$10,791	$—	$10,779

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED SEPTEMBER 30, 2002

(in thousands)

	Holdings	TransDigm	Subsidiary Guarantors	Eliminations	Total Consolidated
OPERATING ACTIVITIES:
Net income (loss)	$(2,393)	$13,814	$19,208		$30,629
Adjustments to reconcile net income (loss) to net cash provided by operating activities	3,766	14,059	7,998		25,823

Net cash provided by operating activities	1,373	27,873	27,206		56,452

INVESTING ACTIVITIES:
Capital expenditures		(1,719)	(2,097)		(3,816)
Other		(1,623)			(1,623)

Net cash used in investing activities		(3,342)	(2,097)		(5,439)

FINANCING ACTIVITIES:
Changes in intercompany activities	(1,336)	27,032	(25,696)		—
Proceeds from senior subordinated notes		73,629			73,629
Repayment of term loans		(84,820)			(84,820)
Payment of Honeywell license obligation		(1,800)			(1,800)
Purchase of capital stock	(37)				(37)

Net cash provided by (used in) financing activities	(1,373)	14,041	(25,696)		(13,028)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		38,572	(587)		37,985
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		12,294	(1,073)		11,221

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$50,866	$(1,660)	$—	$49,206

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED SEPTEMBER 30, 2001

(in thousands)

	Holdings	TransDigm	Subsidiary Guarantors	Eliminations	Total Consolidated
OPERATING ACTIVITIES:
Net income (loss)	$(1,807)	$3,090	$13,075		$14,358
Adjustments to reconcile net income (loss) to net cash provided by operating activities	2,988	5,869	(454)		8,403

Net cash provided by operating activities	1,181	8,959	12,621		22,761

INVESTING ACTIVITIES:
Capital expenditures		(919)	(3,567)		(4,486)
Business acquisitions		(169,102)			(169,102)

Net cash used in investing activities		(170,021)	(3,567)		(173,588)

FINANCING ACTIVITIES:
Changes in intercompany activities	(15,309)	25,191	(9,882)		—
Borrowings under credit facility		157,560			157,560
Proceeds from issuance of cumulative redeemable preferred stock and warrants	14,267				14,267
Repayment of amounts borrowed under credit facility		(13,949)			(13,949)
Purchase of common stock, including redeemable common stock	(139)				(139)

Net cash provided by (used in) financing activities	(1,181)	168,802	(9,882)		157,739

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		7,740	(828)		6,912
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		4,554	(245)		4,309

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$12,294	$(1,073)	$—	$11,221

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED SEPTEMBER 30, 2000

(in thousands)

	Holdings	TransDigm	Subsidiary Guarantors	Eliminations	Total Consolidated
OPERATING ACTIVITIES:
Net income (loss)	$(1,535)	$1,523	$10,791		$10,779
Adjustments to reconcile net income (loss) to net cash provided by operating activities	2,670	3,431	(575)		5,526

Net cash provided by operating activities	1,135	4,954	10,216		16,305

INVESTING ACTIVITIES:
Capital expenditures		(1,781)	(2,587)		(4,368)
Business acquisitions		(752)			(752)

Net cash used in investing activities		(2,533)	(2,587)		(5,120)

FINANCING ACTIVITIES:
Changes in intercompany activities	875	7,510	(8,385)		—
Proceeds from exercise of stock options	295				295
Repayment of amounts borrowed under credit facility		(7,595)			(7,595)
Purchase of common stock, including redeemable common stock	(2,305)				(2,305)

Net cash used in financing activities	(1,135)	(85)	(8,385)		(9,605)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		2,336	(756)		1,580
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		2,218	511		2,729

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$4,554	$(245)	$—	$4,309

20. SUBSEQUENT EVENTS

        Acquisition—On February 24, 2003, Marathon acquired certain assets and assumed certain liabilities of the Norco, Inc. ("Norco") business from TransTechnology Corporation ("TransTechnology") for $51.0 million in cash, subject to adjustment based on a final determination of the level of working capital acquired in conjunction with the acquisition. In addition, the Company was required to pay approximately $1.0 million of asset transfer tax payments in accordance with the agreement. Norco is leading aerospace component manufacturer of proprietary engine hold open mechanisms and specialty connecting devices. Norco's proprietary aerospace components, significant aftermarket content and strong niche market position fit well into the Company's overall business and strategic direction. As a result of the acquisition, Marathon expects to reduce costs through the relocation of the Norco manufacturing process into its existing Waco, Texas facility.

        The initial purchase price consideration of $51.0 million in cash, $1.0 million asset transfer tax payments and $1.0 million of costs associated with the acquisition were funded through the use of $28.2 million of the Company's existing cash balances and $24.8 million (net of fees of $0.2 million) of new borrowings added to the Company's Tranche C Facility maturing in May 2007 under its existing Senior Credit Facility. During August 2003, TransTechnology refunded approximately $1.1 million of the purchase price to the Company in settlement of the purchase price adjustment provisions of the purchase agreement.

        Merger—On July 22, 2003, Holdings consummated a merger with TD Acquisition Corporation ("TD Acquisition") pursuant to which TD Acquisition merged with and into Holdings, with Holdings continuing as the surviving corporation as a wholly-owned subsidiary of a newly formed corporation, TD Holding Corporation (the "Merger"). In connection with the Merger, TransDigm completed a tender offer for its outstanding 10 3/8% Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes"). Of the $200 million aggregate principal amount of outstanding Senior Subordinated Notes, a total of approximately $197.8 million aggregate principal amount of Senior Subordinated Notes were validly tendered and the remaining $2.2 million aggregate principal amount of Senior Subordinated Notes were defeased pursuant to the terms of the indenture governing the Senior Subordinated Notes. In addition, as a result of the consummation of the Merger, the outstanding balance under TransDigm's existing Senior Credit Facility became due. The cash merger consideration of $759.7 million paid to Holdings' common and preferred stockholders, holders of in-the-money stock options and holder of warrants to purchase Holdings' common stock (including merger related expenses of approximately $29.1 million borne by the existing equity holders of Holdings and excluding the $35.7 million fair value of stock options rolled over in connection with the Merger), acquisition fees and expenses of approximately $34.8 million and the repayment of substantially all of the Company's existing debt in connection with the consummation of the Merger was financed through: (1) an investment of approximately $471.3 million in TD Holding Corporation by Warburg Pincus Private Equity VIII, L.P. and certain other institutional investors which was contributed as equity to TD Acquisition which merged with and into Holdings, (2) $295.0 million of borrowings under a new term loan facility, (3) $400.0 million of proceeds from the issuance of new 8 3/8% Senior Subordinated Notes due 2011 (the "8 3/8% Senior Subordinated Notes") and (4) the use of existing cash balances.

        The new 8 3/8% Senior Subordinated Notes are guaranteed, on a senior subordinated basis, by Holdings and each domestic restricted subsidiary of TransDigm.

        Management anticipates that a one-time charge of approximately $176.0 million ($109.2 million after tax) will be recorded in the fourth quarter of fiscal 2003, consisting primarily of compensation costs for stock options which were cancelled in conjunction with the Merger, the write-off of deferred debt issue costs and professional, advisory and financing fees incurred by Holdings in connection with the Merger.

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars)
(Unaudited)

	June 28, 2003	September 30, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,035	$49,206
Accounts receivable, net	40,217	37,341
Inventories, net (Note 5)	60,102	51,429
Deferred income taxes	9,959	9,959
Prepaid expenses and other	1,114	715

Total current assets	132,427	148,650
PROPERTY, PLANT AND EQUIPMENT—Net	39,591	39,192
GOODWILL—Net	203,274	158,453
OTHER INTANGIBLE ASSETS—Net	41,407	41,570
DEBT ISSUE COSTS—Net	9,603	11,622
DEFERRED INCOME TAXES AND OTHER	514	2,739

TOTAL ASSETS	$426,816	$402,226

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
Current portion of long-term liabilities	$12,883	$7,084
Accounts payable	11,109	11,835
Accrued liabilities	26,436	30,696

Total current liabilities	50,428	49,615
LONG-TERM DEBT—Less current portion	388,481	404,468
DEFERRED INCOME TAXES	1,838	—
OTHER NON-CURRENT LIABILITIES	4,365	6,268

Total liabilities	445,112	460,351

CUMULATIVE REDEEMABLE PREFERRED STOCK	18,583	16,124
REDEEMABLE COMMON STOCK	5,650	2,907
STOCKHOLDERS' DEFICIENCY:
Common stock	102,080	102,080
Warrants	1,934	1,934
Retained deficit	(145,849)	(180,506)
Accumulated other comprehensive loss	(694)	(664)

Total stockholders' deficiency	(42,529)	(77,156)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$426,816	$402,226

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands of Dollars)
(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
NET SALES	$75,751	$63,045	$225,172	$180,658
COST OF SALES (Including charges of $652 and $684 for the thirteen and thirty-nine week periods ended June 28, 2003, respectively, due to inventory purchase accounting adjustments) (Note 4)	39,249	32,451	117,435	96,599

GROSS PROFIT	36,502	30,594	107,737	84,059
OPERATING EXPENSES:
Selling and administrative	5,978	5,050	16,243	15,525
Amortization of intangibles	288	1,758	859	4,925
Research and development	771	657	2,193	2,029

Total operating expenses	7,037	7,465	19,295	22,479

INCOME FROM OPERATIONS	29,465	23,129	88,442	61,580
INTEREST EXPENSE—Net	8,181	10,315	26,163	27,200

INCOME BEFORE INCOME TAXES	21,284	12,814	62,279	34,380
INCOME TAX PROVISON	7,211	4,239	22,420	13,516

NET INCOME	$14,073	$8,575	$39,859	$20,864

See notes to condensed consolidated financial statements.

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN
STOCKHOLDERS' DEFICIENCY

(In Thousands of Dollars)
(Unaudited)

	Common Stock	Warrants	Retained Deficit	Accumulated Other Comprehensive Loss	Total
BALANCE, OCTOBER 1, 2002	$102,080	$1,934	$(180,506)	$(664)	$(77,156)
Comprehensive income:
Net income	—	—	39,859	—	39,859
Other comprehensive loss	—	—	—	(30)	(30)

Comprehensive income					39,829
Cumulative redeemable preferred stock:
Dividends accrued	—	—	(2,250)	—	(2,250)
Accretion for original issue discount	—	—	(209)	—	(209)
Adjustment of redeemable common stock	—	—	(2,743)	—	(2,743)

BALANCE, JUNE 28, 2003	$102,080	$1,934	$(145,849)	$(694)	$(42,529)

See notes to condensed consolidated financial statements.

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands of Dollars)
(Unaudited)

	Thirty-Nine Week Periods Ended
	June 28, 2003	June 29, 2002
OPERATING ACTIVITIES:
Net income	$39,859	$20,864
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,973	5,189
Amortization of intangibles	859	4,925
Amortization/write-off of debt issue costs and note premium	1,897	3,615
Interest deferral on Holdings PIK Notes	1,546	2,469
Changes in assets/liabilities, net of effects from acquisition of business (Note 4):
Accounts receivable	(1,027)	4,774
Inventories	(2,502)	(2,329)
Prepaid expenses and other assets	1,376	(1,088)
Accounts payable	(1,545)	(604)
Accrued and other liabilities	(2,749)	(1,901)

Net cash provided by operating activities	42,687	35,914

INVESTING ACTIVITIES:
Acquisition of Norco net assets (Note 4)	(53,025)	—
Capital expenditures	(3,930)	(2,140)

Net cash used in investing activities	(56,955)	(2,140)

FINANCING ACTIVITIES:
Borrowings under credit facility, net of fees of $200	24,800	—
Proceeds from issuance of senior subordinated notes, net of fees of $3,068	—	73,938
Repayment of Holdings PIK Notes	(32,802)	—
Repayment of amounts borrowed under credit facility	(3,301)	(84,079)
Payment of Honeywell license obligation	(2,600)	(1,800)
Purchase of redeemable common stock	—	(37)

Net cash used in financing activities	(13,903)	(11,978)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(28,171)	21,796
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	49,206	11,221

CASH AND CASH EQUIVALENTS, END OF PERIOD	$21,035	$33,017

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$27,978	$24,746

Cash paid during the period for income taxes	$16,792	$12,657

See notes to condensed consolidated financial statements

TRANSDIGM HOLDING COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THIRTEEN AND THIRTY-NINE WEEKS ENDED JUNE 28, 2003 AND JUNE 29, 2002

(UNAUDITED)

1.    DESCRIPTION OF THE BUSINESS AND MERGER

        Description of the Business—TransDigm Holding Company ("Holdings"), through its wholly owned operating subsidiary, TransDigm Inc. ("TransDigm"), is a premier supplier of engineered power system and airframe components servicing predominantly the aerospace industry. TransDigm, which includes the AeroControlex and AdelWiggins Groups, along with its wholly-owned subsidiaries, Champion Aerospace Inc. ("Champion"), Marathon Power Technologies Company ("Marathon"), ZMP, Inc. ("ZMP"), and Adams Rite Aerospace, Inc. ("Adams Rite") (collectively, and together with Holdings, the "Company") offers a broad line of proprietary aerospace components. Major product offerings in the Power System Components category include ignition system components, fuel and lube pumps, mechanical controls and actuators, batteries and chargers, engine hold open mechanisms and specialty connecting devices. Major product offerings in the Airframe System Components category include engineered connectors, engineered latches, and lavatory hardware and components.

        Merger—On July 22, 2003, Holdings consummated a merger with TD Acquisition Corporation ("TD Acquisition") pursuant to which TD Acquisition merged with and into Holdings, with Holdings continuing as the surviving corporation as a wholly-owned subsidiary of a newly formed corporation, TD Holding Corporation (the "Merger"). In connection with the Merger, TransDigm completed a tender offer for its outstanding 10 3/8% Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes"). Of the $200 million aggregate principal amount of outstanding Senior Subordinated Notes, a total of approximately $197.8 million aggregate principal amount of Senior Subordinated Notes were validly tendered and the remaining $2.2 million aggregate principal amount of Senior Subordinated Notes were defeased pursuant to the terms of the indenture governing the Senior Subordinated Notes. In addition, as a result of the consummation of the Merger, the outstanding balance under TransDigm's existing Senior Credit Facility became due. The cash merger consideration of $759.7 million paid to Holdings' common and preferred stockholders, holders of in-the-money stock options and holder of warrants to purchase Holdings' common stock (including merger related expenses of approximately $29.1 million borne by the existing equity holders of Holdings and excluding the $35.7 million fair value of stock options rolled over in connection with the Merger), transaction fees and expenses of approximately $34.8 million and the repayment of substantially all of the Company's existing debt in connection with the consummation of the Merger was financed through: (1) an investment of approximately $471.3 million in TD Holding Corporation by Warburg Pincus Private Equity VIII, L.P. ("Warburg Pincus") and certain other institutional investors which was contributed as equity to TD Acquisition which merged with and into Holdings, (2) $295.0 million of borrowings under a new term loan facility, (3) $400.0 million of proceeds from the issuance of new 8 3/8% Senior Subordinated Notes due 2011 (the "8 3/8% Senior Subordinated Notes") and (4) the use of existing cash balances. Following the merger, Warburg Pincus indirectly owns a majority of the outstanding common stock of TD Holding Corporation.

        The new 8 3/8% Senior Subordinated Notes are guaranteed, on a senior subordinated basis, by Holdings and each domestic restricted subsidiary of TransDigm. The notes are fully and unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by Holdings and all of TransDigm's existing domestic subsidiaries.

        Management anticipates that a one-time charge of approximately $176.0 million ($109.2 million after tax) will be recorded in the fourth quarter of fiscal 2003, consisting primarily of the following (in thousands):

Description	Amount
Compensation costs recognized for stock options redeemed and rolled over in connection with the Merger	$137,538
Premium paid to redeem the 10 3/8% Senior Subordinated Notes	16,595
Write-off of debt issue costs associated with the 10 3/8% Senior Subordinated Notes	9,459
Investment banker fees	8,220
Other fees and expenses	4,224

Total Merger charge	$176,036

2.    UNAUDITED INTERIM FINANCIAL INFORMATION

        The financial information included herein is unaudited; however, the information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the Company's financial position and results of operations and cash flows for the interim periods presented. These financial statements and notes should be read in conjunction with the financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended September 30, 2002. The September 30, 2002 condensed consolidated balance sheet was derived from the Company's audited financial statements. The results of operations for the thirteen and thirty-nine week periods ended June 28, 2003 are not necessarily indicative of the results to be expected for the full year. Certain reclassifications have been made to the fiscal 2002 financial statements to conform to the classifications used in fiscal 2003.

3.    NEW ACCOUNTING STANDARDS

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which became effective for the Company on October 1, 2002. Under the provisions of SFAS 142, amortization of goodwill and other intangible assets that have indefinite useful lives ceased effective October 1, 2002. As a result of adopting this statement, amortization expense of goodwill and other intangibles assets with indefinite lives (approximately $5 million in fiscal 2002) is not recognized for fiscal 2003 and future periods. Amortization of such assets was replaced with the requirement to test them for impairment upon adoption of SFAS 142 and at least annually thereafter. A two-step impairment test will be used to identify potential goodwill impairment. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired, thus the second step of the goodwill impairment test is unnecessary. The second step measures the amount of impairment, if any, by comparing the carrying value of the goodwill associated with a reporting unit to the implied fair value of the goodwill derived from the estimated overall fair value of the reporting unit and the individual fair values of the other assets and liabilities of the reporting unit. The impairment test for other intangible assets will consist of a comparison between their fair values and carrying values. If the carrying amounts of other intangible assets that have indefinite useful lives exceed their fair values, an impairment loss will be recognized in an amount equal to the sum of any such excesses. Previously, the Company assessed the potential impairment of all of its intangible assets by determining whether their carrying values could be recovered through projected, undiscounted cash flows from future operations over their remaining estimated useful lives. The Company's initial impairment test of goodwill and other intangible assets that have indefinite useful lives, performed as of October 1, 2002, had no effect on its consolidated financial position or results of operations. The Company's annual impairment test will be performed as of its fiscal year end.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which changes the accounting for costs such as lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity initiated after December 31, 2002. This statement requires companies to recognize the fair value of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The adoption of this statement had no effect on the Company's consolidated financial position or results of operations.

        In December 2002, the FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements ("FIN 45"), which requires the disclosure of any guarantees in place prior to December 31, 2002 and the recognition of a liability for the fair value of any guarantees entered into or modified after that date. The adoption of this statement had no effect on the Company's consolidated financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure ("SFAS 148"), an amendment of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

        The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock option plans. No compensation cost has been recognized for the Company's stock option plans because the exercise price of the options issued equaled the fair value of the common stock on the grant dates. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method specified in SFAS 123, the Company's reported net income would have been reduced. Information concerning reported and pro forma stock-based employee compensation costs and net income is provided below (in thousands) to illustrate the difference between accounting for the stock option plans under APB 25 and SFAS 123.

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Net income reported	$14,073	$8,575	$39,859	$20,864
Stock-based employee compensation cost (net of income taxes) if fair value based method had been used	146	131	437	392

Pro forma net income as if the fair value based method had been used	$13,927	$8,444	$39,422	$20,472

        During January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities ("FIN 46"), which requires existing, unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. Variable interest entities are defined as having one or both of the following characteristics:

  •
  The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties.

  •
  The equity investors lack one or more of the essential characteristics of a controlling financial interest.

        The Company has determined that it is not reasonably possible that it will be required to consolidate or disclose information about a variable interest entity upon implementation of FIN 46 in the fourth quarter of fiscal 2003.

        During May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement will be effective for the Company's fourth quarter of fiscal 2003 and requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The Company has not determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.

4.    ACQUISITION

        On February 24, 2003, Marathon acquired certain assets and assumed certain liabilities of the Norco, Inc. ("Norco") business from TransTechnology Corporation ("TransTechnology") for $51.0 million in cash subject to adjustment based on a final determination of working capital as of the closing of the acquisition. In addition, the Company was required to pay approximately $1.0 million of asset transfer tax payments in accordance with the agreement. The primary reasons for the acquisition were Norco's proprietary aerospace components, significant aftermarket sales and large share of niche markets, which are consistent with the Company's overall business and strategic direction. In addition, as a result of the acquisition, Marathon expects to reduce combined costs through the relocation of the Norco manufacturing process into its existing Waco, Texas facility.

        The purchase price consideration of $51.0 million in cash, $1.0 million asset transfer tax payments and $1.0 million of costs associated with the acquisition were funded through the use of $28.2 million of the Company's existing cash balances and $24.8 million (net of fees of $0.2 million) of new borrowings added to the Company's Tranche C Facility maturing in May 2007 under its existing Senior Credit Facility. All amounts outstanding under the Company's existing Senior Credit Facility were repaid in connection with the consummation of the Merger in July 2003 (see Note 1). In addition, during August 2003, TransTechnology refunded approximately $1.1 million of the purchase price to the Company in settlement of the purchase price adjustment provisions of the purchase agreement.

        The Company accounted for the acquisition as a purchase and included the results of operations of the acquired business in its consolidated financial statements from the effective date of the acquisition. The Company is in the process of obtaining third-party valuations of certain tangible and intangible assets. Accordingly, the allocation of the purchase price is subject to refinement, including the Company's initial conclusion (based on the Company's knowledge of the business and principal reasons for the acquisition) that no significant identifiable intangible assets, other than goodwill, were acquired. The Company expects substantially all of the goodwill will be deductible for income tax purposes. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition (in thousands):

February 24, 2003
Current assets	$8,079
Property, plant and equipment	1,442
Goodwill	44,866
Intangible assets	51

Total assets acquired	54,438
Total liabilities assumed—Current liabilities	1,413

Net assets acquired	$53,025

        The following table summarizes the unaudited, consolidated pro forma results of operations of the Company, as if the acquisition had occurred on the first day of the fiscal year (in thousands):

	Thirteen Week Period Ended	Thirty-Nine Week Periods Ended
	June 29, 2002	June 28, 2003	June 29, 2002
Net sales	$69,026	$232,672	$199,078
Operating income	25,021	90,596	67,124
Net income	9,509	40,785	23,581

        This pro forma information is not necessarily indicative of the results that actually would have been obtained if the operations had been combined as of the beginning of the periods presented and is not intended to be a projection of future results.

5.    INVENTORIES

        Inventories are stated at the lower of cost or market. Cost of inventories is determined by the average cost and the first-in, first-out (FIFO) methods. Inventories, for the dates indicated, consist of the following (in thousands):

	June 28, 2003	September 30, 2002
Work-in-progress and finished goods	$35,428	$28,534
Raw materials and purchased component parts	32,000	30,010

Total	67,428	58,544
Reserve for excess and obsolete inventory	(7,326)	(7,115)

Inventories—net	$60,102	$51,429

6.    INTANGIBLE ASSETS

        As discussed in Note 3, the Company adopted SFAS No. 142 as of October 1, 2002, which requires that goodwill and certain other intangible assets that have an indefinite life be tested for impairment annually rather than be subject to amortization. Accordingly, no goodwill amortization was recorded during the thirty-nine weeks ended June 28, 2003. In addition, the Company does not believe that the carrying value of its goodwill and other intangible assets are impaired at June 28, 2003.

        Intangibles assets subject to amortization consisted of the following at June 28, 2003 and September 30, 2002 (dollars in thousands):

	June 28, 2003
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
Honeywell license agreement	$12,098	$1,361	$10,737	20 years
Technology	10,910	1,127	9,783	27 years

Total	$23,008	$2,488	$20,520

	September 30, 2002
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
Honeywell license agreement	$12,098	$907	$11,191	20 years
Technology	10,860	722	10,138	27 years

Total	$22,958	$1,629	$21,329

        The total carrying amount of identifiable intangible assets not subject to amortization consisted of the following at June 28, 2003 and September 30, 2002 (in thousands):

	June 28, 2003	September 30, 2002
Trademarks and trade names	$19,852	$19,852
Other	1,035	389

Total	$20,887	$20,241

        The changes in the carrying amount of goodwill for the thirty-nine week period ended June 28, 2003 are as follows (in thousands):

Balance as of October 1, 2002	$158,453
Goodwill acquired during the period (Note 4)	44,866
Other	(45)

Balance as of June 28, 2003	$203,274

        During the thirty-nine weeks ended June 29, 2002, the purchase price allocation of the Champion Aerospace acquisition was finalized and resulted in the recognition of trademarks and trade names intangible assets of $20.5 million and technology (patented and unpatented) intangible assets of $10.9 million, with a corresponding reduction in previously recorded goodwill.

        Information regarding the amortization expense of amortizable intangible assets is detailed below (in thousands):

Aggregate Amortization Expense (excluding the amortization of goodwill):
Thirty-Nine Weeks Ended June 28, 2003	$859
Thirty-Nine Weeks Ended June 29, 2002	$1,390
Estimated Amortization Expense:
Period Ended September 30,
Thirteen weeks ended 2003	$286
Year ended 2004	$1,145
Year ended 2005	$1,102
Year ended 2006	$1,014
Year ended 2007	$1,014
Year ended 2008	$1,014

        A reconciliation of net income reported by the Company for the thirteen and thirty-nine week periods ended June 28, 2003 and June 29, 2002 to the net income which would have been reported had the provisions of SFAS 142 been applied at the beginning of the periods is as follows (in thousands):

	Thirteen-Week Periods Ended		Thirty-Nine Week Periods Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Reported net income	$14,073	$8,575	$39,859	$20,864
Add back goodwill amortization (net of income taxes)	—	883	—	2,700

Adjusted net income	$14,073	$9,458	$39,859	$23,564

7.    PRODUCT WARRANTY

        The Company provides limited warranties in connection with the sale of its products. The warranty period for products sold varies among the Company's operations, ranging from 90 days to 5 years; however, the warranty period for the majority of the Company's sales generally does not exceed one year. A provision for the estimated cost to repair or replace its products is recorded at the time of sale and periodically adjusted to reflect actual experience. The following table presents a reconciliation of changes in the product warranty liability for the thirty-nine week period ended June 28, 2003 (in thousands):

Liability balance at October 1, 2002	$2,356
Accruals for warranties issued	1,367
Warranty claims settled	(966)

Liability balance at June 28, 2003	$2,757

8.    CONTINGENCIES

        Environmental—The Company has been addressing contaminated soil and groundwater beneath its facility in Waco, Texas. Although there can be no assurance that material expenditures will not be required in the future to address currently unidentified contamination or to satisfy further requirements of the Texas Commission on Environmental Quality ("TCEQ"), the Company believes, based upon information currently available, that the current soil and groundwater remediation at the Waco facility will not require the incurrence of material expenditures in excess of the escrow fund created in August 1997.

        In connection with the Company's acquisition of Marathon, a $2 million escrow was created to cover the cost of remediation that TCEQ might require at the facility. During September 1998, the former owner of Marathon filed a lawsuit against the Company to release the environmental escrow alleging that the Company had violated the requirements of the stock purchase agreement relating to the investigation of the presence of certain contaminants at the Waco, Texas facility. The Company has filed counter claims against the seller and cannot presently determine the ultimate outcome of this matter. Current estimates indicate the $2 million escrow is adequate to cover any costs that may be required to meet TCEQ requirements.

        Put Options—During fiscal 2002, a put option ("put") became exercisable enabling the holder to require the Company to purchase up to 80% of his Common Stock (including shares acquired through the exercise of stock options and held at least six months) at fair value. Also, as of June 28, 2003, the Chairman of the Board and other members of management held certain put rights with respect to other shares of common stock, including shares of common stock subject to options. All of the put options were either exercised or cancelled upon consummation of the Merger on July 22, 2003. See Note 1.

        Other—During the ordinary course of business, the Company is from time to time threatened with, or may become a party to, legal actions and other proceedings. While the Company is currently involved in certain legal proceedings, it believes the results of these proceedings will not have a material adverse effect on its financial condition, results of operations or cash flows. The Company believes that its potential exposure to such legal actions is adequately covered by its aviation product and general liability insurance.

9.    SUPPLEMENTAL GUARANTOR INFORMATION

        TransDigm's 8 3/8% Senior Subordinated Notes issued in connection with the consummation of the Merger with TD Acquisition Corporation (see Note 1) are fully and unconditionally guaranteed by Holdings and all direct and indirect subsidiaries of TransDigm (other than one wholly-owned, foreign subsidiary that has inconsequential assets, liabilities and equity) on a senior subordinated basis. The Holdings' guarantee of the 8 3/8% Senior Subordinated Notes is subordinated to Holdings' guarantee of TransDigm's borrowings under its new Senior Credit Facility. The following supplemental consolidating condensed financial information presents the balance sheets of the Company as of June 28, 2003 and September 30, 2002 and its statements of income and cash flows for the thirty-nine week periods ended June 28, 2003 and June 29, 2002.

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF JUNE 28, 2003
(In Thousands of Dollars)

	Holdings	TransDigm	Subsidiary Guarantors	Eliminations	Total Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$21,811	$(776)	$—	$21,035
Accounts receivable, net	—	15,997	24,220	—	40,217
Inventories, net	—	20,157	39,945	—	60,102
Deferred income taxes	—	9,959	—	—	9,959
Prepaid expenses and other	—	237	877	—	1,114

Total current assets	—	68,161	64,266	—	132,427
INVESTMENT IN SUBSIDIARIES AND INTERCOMPANY BALANCES	(177,232)	458,305	(117,809)	(163,264)	—
PROPERTY, PLANT AND EQUIPMENT—Net	—	9,642	29,949	—	39,591
GOODWILL—Net	—	11,072	192,202	—	203,274
OTHER INTANGIBLE ASSETS—Net	—	11,122	30,285	—	41,407
DEBT ISSUE COSTS—Net	—	9,603	—	—	9,603
DEFERRED INCOME TAXES AND OTHER	—	514	—	—	514

TOTAL ASSETS	$(177,232)	$568,419	$198,893	$(163,264)	$426,816

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Current portion of long-term liabilities	$—	$12,883	$—	$—	$12,883
Accounts payable	—	4,629	6,480	—	11,109
Accrued liabilities	—	17,996	8,440	—	26,436

Total current liabilities	—	35,508	14,920	—	50,428
LONG-TERM DEBT — Less current portion	—	388,481	—	—	388,481
DEFERRED INCOME TAXES	—	1,838	—	—	1,838
OTHER NON-CURRENT LIABILITIES	—	3,078	1,287	—	4,365

Total liabilities	—	428,905	16,207	—	445,112

CUMULATIVE REDEEMABLE PREFERRED STOCK	18,583	—	—	—	18,583
REDEEMABLE COMMON STOCK	5,650	—	—	—	5,650
STOCKHOLDERS' EQUITY (DEFICIENCY)	(201,465)	139,514	182,686	(163,264)	(42,529)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$(177,232)	$568,419	$198,893	$(163,264)	$426,816

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF SEPTEMBER 30, 2002
(In Thousands of Dollars)

	Holdings	TransDigm	Subsidiary Guarantors	Eliminations	Total Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$50,866	$(1,660)	$—	$49,206
Accounts receivable, net	—	13,636	23,705	—	37,341
Inventories, net	—	20,131	31,298	—	51,429
Deferred income taxes	—	9,959	—	—	9,959
Prepaid expenses and other	—	299	416	—	715

Total current assets	—	94,891	53,759	—	148,650
INVESTMENTS IN SUBSIDIARIES AND INTERCOMPANY BALANCES	(144,430)	377,723	(123,047)	(110,246)	—
PROPERTY, PLANT AND EQUIPMENT—Net	—	9,568	29,624	—	39,192
GOODWILL—Net	—	11,085	147,368	—	158,453
OTHER INTANGIBLE ASSETS—Net	—	11,580	29,990	—	41,570
DEBT ISSUE COSTS—Net	209	11,413	—	—	11,622
DEFERRED INCOME TAXES AND OTHER	—	2,739	—	—	2,739

TOTAL ASSETS	$(144,221)	$518,999	$137,694	$(110,246)	$402,226

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Current portion of long-term liabilities	$—	$7,084	$—	$—	$7,084
Accounts payable	—	5,551	6,284	—	11,835
Accrued liabilities	—	17,413	13,283	—	30,696

Total current liabilities	—	30,048	19,567	—	49,615
LONG-TERM DEBT—Less current portion	31,256	373,212	—	—	404,468
OTHER NON-CURRENT LIABILITIES	—	4,981	1,287	—	6,268

Total liabilities	31,256	408,241	20,854	—	460,351

CUMULATIVE REDEEMABLE PREFERRED STOCK	16,124	—	—	—	16,124
REDEEMABLE COMMON STOCK	2,907	—	—	—	2,907
TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)	(194,508)	110,758	116,840	(110,246)	(77,156)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$(144,221)	$518,999	$137,694	$(110,246)	$402,226

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATING STATEMENT OF INCOME
FOR THE THIRTY-NINE WEEK PERIOD ENDED JUNE 28, 2003
(In Thousands of Dollars)

	Holdings	TransDigm	Subsidiary Guarantors	Eliminations	Total Consolidated
NET SALES	$—	$89,995	$135,177	$—	$225,172
COST OF SALES	—	39,125	78,310	—	117,435

GROSS PROFIT	—	50,870	56,867	—	107,737

OPERATING EXPENSES:
Selling and administrative	—	8,528	7,715	—	16,243
Amortization of intangibles	—	454	405	—	859
Research and development	—	1,117	1,076	—	2,193

Total operating expenses	—	10,099	9,196	—	19,295

INCOME FROM OPERATIONS	—	40,771	47,671	—	88,442
INTEREST EXPENSE—Net	1,755	18,225	6,183	—	26,163

INCOME (LOSS) BEFORE INCOME TAXES	(1,755)	22,546	41,488	—	62,279
INCOME TAX PROVISION (BENEFIT)	(651)	8,136	14,935	—	22,420

NET INCOME (LOSS)	$(1,104)	$14,410	$26,553	$—	$39,859

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATING STATEMENT OF INCOME
FOR THE THIRTY-NINE WEEK PERIOD ENDED JUNE 29, 2002
(In Thousands of Dollars)

	Holdings	TransDigm	Subsidiary Guarantors	Eliminations	Total Consolidated
NET SALES	$—	$87,012	$93,646	$—	$180,658
COST OF SALES	—	42,295	54,304	—	96,599

GROSS PROFIT	—	44,717	39,342	—	84,059

OPERATING EXPENSES:
Selling and administrative	—	9,452	6,073	—	15,525
Amortization of intangibles	—	904	4,021	—	4,925
Research and development	—	1,206	823	—	2,029

Total operating expenses	—	11,562	10,917	—	22,479

INCOME FROM OPERATIONS	—	33,155	28,425	—	61,580
INTEREST EXPENSE—Net	2,492	17,377	7,331	—	27,200

INCOME (LOSS) BEFORE INCOME TAXES	(2,492)	15,778	21,094	—	34,380
INCOME TAX PROVISION (BENEFIT)	(980)	6,203	8,293	—	13,516

NET INCOME (LOSS)	$(1,512)	$9,575	$12,801	$—	$20,864

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE THIRTY-NINE WEEK PERIOD ENDED JUNE 29, 2003
(In Thousands of Dollars)

	Holdings	TransDigm	Subsidiary Guarantors	Eliminations	Total Consolidated
OPERATING ACTIVITIES:
Net income (loss)	$(1,104)	$14,410	$26,553	$—	$39,859
Adjustments to reconcile net income (loss) to net cash provided by operating activities	1,755	5,831	(4,758)	—	2,828

Net cash provided by operating activities	651	20,241	21,795	—	42,687

INVESTING ACTIVITIES:
Acquisition of Norco, Inc. net assets	—	—	(53,025)	—	(53,025)
Capital expenditures	—	(1,959)	(1,971)	—	(3,930)

Net cash used in investing activities	—	(1,959)	(54,996)	—	(56,955)

FINANCING ACTIVITIES:
Changes in intercompany activities	32,151	(66,236)	34,085	—	—
Borrowings under credit facility, net of fees of $200	—	24,800	—	—	24,800
Repayment of Holdings PIK Notes	(32,802)	—	—	—	(32,802)
Repayment of amounts borrowed under credit facility	—	(3,301)	—	—	(3,301)
Payment of Honeywell license obligation	—	(2,600)	—	—	(2,600)

Net cash provided by (used in) financing activities	(651)	(47,337)	34,085	—	(13,903)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	(29,055)	884	—	(28,171)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	50,866	(1,660)	—	49,206

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$21,811	$(776)	$—	$21,035

TRANSDIGM HOLDING COMPANY
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE THIRTY-NINE WEEK PERIOD ENDED JUNE 29, 2002
(In Thousands of Dollars)

	Holdings	TransDigm	Subsidiary Guarantors	Eliminations	Total Consolidated
OPERATING ACTIVITIES:
Net income (loss)	$(1,512)	$9,575	$12,801	$—	$20,864
Adjustments to reconcile net income (loss) to net cash provided by operating activities	2,535	5,447	7,068	—	15,050

Net cash provided by operating activities	1,023	15,022	19,869	—	35,914

INVESTING ACTIVITIES—Capital expenditures	—	(946)	(1,194)	—	(2,140)

FINANCING ACTIVITIES:
Changes in intercompany activities	(986)	19,953	(18,967)	—	—
Proceeds from issuance of senior subordinated notes, net of fees of $3,068	—	73,938	—	—	73,938
Repayment of amounts borrowed under credit facility	—	(84,079)	—	—	(84,079)
Payment of Honeywell license obligation	—	(1,800)	—	—	(1,800)
Purchase of redeemable common stock	(37)	—	—	—	(37)

Net cash provided by (used in) financing activities	(1,023)	8,012	(18,967)	—	(11,978)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	22,088	(292)	—	21,796
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	12,294	(1,073)	—	11,221

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$34,382	$(1,365)	$—	$33,017

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of
TransDigm Holding Company

        We have audited the consolidated balance sheets of TransDigm Holding Company and subsidiaries (the "Company") as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' deficiency and cash flows for each of the three years in the period ended September 30, 2002 and have issued our report thereon dated December 2, 2002 (except for Note 20 as to which the date is August 11, 2003); such consolidated financial statements and report are included in this prospectus. Our audits also included the consolidated financial statement schedule of the Company, shown on page F-55. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
Cleveland, Ohio
December 2, 2002

TRANSDIGM HOLDING COMPANY

VALUATION AND QUALIFYING ACCOUNTS
FOR THE YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000
(in thousands)

Column A	Column B	Column C				Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Christie Acquisition	Champions Aviation Acquisition	Honeywell Acquisition	Deductions from Reserve(1)	Balance at End of Period
Year Ended September 30, 2002:
Allowance for doubtful accounts	$1,156	$953				$804	$1,305
Reserve for excess and obsolete inventory	7,295	2,007				2,187	7,115
Sales returns and repairs	3,363	3,442				2,556	4,249
Year Ended September 30, 2001:
Allowance for doubtful accounts	371	839				54	1,156
Reserve for excess and obsolete inventory	6,431	504		$841	$350	831	7,295
Sales returns and repairs	1,870	1,096		1,676		1,279	3,363
Year Ended September 30, 2000:
Allowance for doubtful accounts	441	60	$20			150	371
Reserve for excess and obsolete inventory	7,110	684	100			1,463	6,431
Sales returns and repairs	2,163	14	100			407	1,870

(1)
For the allowance for doubtful accounts and reserve for excess and obsolete inventory, the amounts in this column represent charge-offs net of recoveries. For the sales returns and repairs accrued liabilities, the amounts primarily represent expenditures charged against liabilities.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Federal-Mogul Corporation:

        We have audited the accompanying balance sheets of Federal-Mogul Aviation, Inc. as of December 31, 2000 and 1999 and the related statements of operations and cash flows for the years then ended, the period from October 10, 1998 through December 31, 1998 and for the Aviation Division of the Cooper Automotive Division of Cooper Industries (the Predecessor) for the period from January 1, 1998 through October 9, 1998. These financial statements are the responsibility of the respective Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Federal-Mogul Aviation, Inc. at December 31, 2000 and 1999 and the results of its operations and its cash flows for the years then ended, the period from October 10, 1998 through December 31, 1998 and for the Predecessor for the period from January 1, 1998 through October 9, 1998, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Detroit, Michigan

March 1, 2001, except for Note 7, as to which the date is May 31, 2001

FEDERAL-MOGUL AVIATION, INC.

STATEMENTS OF OPERATIONS

(thousands of dollars)

				Predecessor
	Year Ended December 31,		October 10- December 31,	January 1- October 9,
	2000	1999	1998	1998
Net sales	$68,616	$64,584	$13,628	$47,034
Cost of products sold	41,392	38,977	8,641	30,298
Selling, general and administrative expenses	7,146	7,228	1,380	5,446
Amortization expense	2,219	2,092	289	309
Other expense, net	1,986	1,858	1,618	12

Earnings before income taxes	15,873	14,429	1,700	10,969
Income taxes	6,875	6,278	776	4,314

Net Earnings	$8,998	$8,151	$924	$6,655

See accompanying Notes to Financial Statements.

FEDERAL-MOGUL AVIATION, INC.

BALANCE SHEETS

(thousands of dollars)

	December 31,
	2000	1999
Assets
Cash	$1	$1
Other receivables	25	378
Inventories	10,805	11,454
Perishable tooling and supplies	1,942	1,710

Total current assets	12,773	13,543
Property, plant and equipment, less accumulated depreciation	18,223	19,073
Goodwill, less accumulated amortization	81,938	84,097
Other intangibles, less accumulated amortization	759	818
Other assets	6	51

Total Assets	$113,699	$117,582

Liabilities and Net Parent Investment
Accounts payable	$1,743	$4,598
Accrued compensation	90	125
Other accrued liabilities	751	1,517

Total current liabilities	2,584	6,240
Net parent investment	111,115	111,342

Total Liabilities and Net Parent Investment	$113,699	$117,582

See accompanying Notes to Financial Statements.

FEDERAL-MOGUL AVIATION, INC.

STATEMENTS OF CASH FLOWS

(thousands of dollars)

				Predecessor
	Year Ended December 31,
			October 10, through December 31 1998	January 1, through October 9, 1998
	2000	1999
Cash flows from operating activities:
Net Earnings	$8,998	$8,151	$924	$6,655
Adjustments to reconcile to net cash provided by operating activities:
Depreciation expense	1,509	1,286	519	2,122
Amortization expense	2,219	2,092	289	309
Changes in assets and liabilities:
Other receivables	353	(378)	600	(1,618)
Inventories	649	5,120	300	(4,883)
Accounts payable and accrued liabilities	(3,621)	660	(795)	(1,624)
Other assets and liabilities, net	(3)	523	—	23

Net cash provided by operating activities	10,104	17,454	1,837	984
Cash flows from investing activities:
Capital expenditures	(879)	(799)	(275)	(420)
Cash flows from financing activities:
Net inter-company activity with parent	(9,225)	(16,655)	(1,562)	(564)

Change in cash	—	—	—	—
Cash at beginning of period	1	1	1	1

Cash at end of period	$1	$1	$1	$1

See accompanying Notes to Financial Statements.

FEDERAL-MOGUL AVIATION, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1: Basis of Presentation

        The accompanying financial statements reflect the assets, liabilities and operations of Federal-Mogul Aviation, Inc. ("Aviation"). Aviation is a wholly-owned subsidiary of Federal-Mogul Corporation ("Federal-Mogul"). Aviation was previously an operating unit included in the Cooper Automotive Division of Cooper Industries, Inc. ("Cooper"). Federal-Mogul purchased the automotive divisions of Cooper, including Aviation, on October 9, 1998.

        Aviation operates with complete financial and operations staff on a decentralized basis. Its parent provides certain centralized services for employee benefits administration, cash management, risk management, legal services, public relations, domestic tax reporting and internal and external audit. Its parent bills Aviation for all direct costs incurred on behalf of Aviation. General corporate, accounting, tax, legal and other administrative costs that are not directly attributable to the operations of Aviation have been allocated to Aviation in the accompanying financial statements.

        The accompanying financial statements are presented as if Aviation had existed as an entity separate from its parent during the period presented and include the assets, liabilities, revenues and expenses that are directly related to Aviation's operations. Since the date of Federal-Mogul's acquisition of Aviation, the financial statements include the push-down of fair value adjustments to assets and liabilities, including goodwill, other intangible assets and property, plant and equipment and their related amortization and depreciation adjustments.

        Because Aviation is fully integrated into its parent's worldwide cash management system, all of its cash requirements are provided by its parent and any excess cash generated by Aviation is transferred to its parent. Aviation participates in Federal-Mogul's accounts receivable securitization program. On an ongoing basis, Aviation sells certain accounts receivable to Federal-Mogul Funding Corporation ("FMFC"), a wholly-owned subsidiary of Federal-Mogul, which then sells such receivables, without recourse, to a financial conduit. The transfers of these receivables are charged to the net parent investment account. Aviation does not retain any interest in these receivables and the accounts receivable are sold at carrying value.

Note 2: Summary of Significant Accounting Policies

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Inventories:    Inventories are carried at cost or, if lower, net realizable value. Prior to Federal-Mogul's acquisition of Aviation, cost was determined using the first-in, first-out ("FIFO") method. Subsequent to Federal-Mogul's acquisition of Aviation, cost was determined using the last-in, first-out ("LIFO") method, which approximated FIFO for all years presented.

        At December 31, inventories consisted of the following (in thousands):

	2000	1999
Raw materials	$3,382	$3,067
Work-in-process	6,136	6,795
Finished goods	1,287	1,592

Net inventories	$10,805	$11,454

        Revenue Recognition:    Aviation recognizes revenues and the related customer incentives when there is evidence of a sales agreement, the delivery of the goods has occurred, the sales price is fixed or determinable and the ability to collect the revenue is reasonably assured. Aviation generally records revenue upon shipment of product to the customer, which coincides with the transfer of title under standard commercial terms.

        Research and Development Costs:    Aviation expenses research and development costs when incurred. Research and development costs were $1.6 million and $1.9 million for the years ended December 31, 2000 and 1999 and $1.4 million and $0.4 million for the period from January 1, 1998 through October 9, 1998 and October 10, 1998 through December 31, 1998, respectively.

        Property, Plant and Equipment:    Property, plant and equipment are stated at Federal-Mogul's cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method, which in general are depreciated over the following lives: buildings—10 to 40 years and machinery and equipment—3 to 20 years.

        At December 31, property, plant and equipment consisted of the following (in thousands):

	2000	1999
Property, Plant and Equipment
Land	$110	$110
Buildings	9,288	8,656
Machinery and equipment	11,270	11,390
Construction-in-progress	869	722

	21,537	20,878
Accumulated depreciation	(3,314)	(1,805)

	$18,223	$19,073

        Goodwill and Other Intangible Assets:    At December 31, goodwill and other intangible assets, which resulted from Federal-Mogul's acquisition of Aviation, consisted of the following (in thousands):

	Estimated Useful Life	2000	1999
Goodwill	40 years	$86,406	$86,406
Accumulated amortization		(4,468)	(2,309)

Net goodwill		$81,938	$84,097

Assembled workforce	15 years	$891	$891
Accumulated amortization		(132)	(73)

Net assembled workforce		$759	$818

        Intangible assets are periodically reviewed for impairment indicators. If impairment indicators exist, an assessment of undiscounted future cash flows related to assets held for use or fair value for assets held for sale are evaluated accordingly. Intangible assets are amortized on a straight-line basis over their estimated useful lives.

        Net Parent Investment:    The Net Parent Investment account includes Aviation's historical earnings, intercompany amounts, income taxes deferred and payable, postemployment benefit liabilities and other transactions between Aviation and its parent.

        Fair Value of Financial Instruments:    The carrying amounts of certain financial instruments such as other receivables and accounts payable approximate their fair value for all years presented.

Note 3: Net Parent Investment

        Changes in net parent investment during the three years ended December 31, were as follows (in thousands):

Balance at January 1, 1998	$42,904
Net inter-company transactions with parent	(1,927)
Net income for period from January 1, 1998 to October 9, 1998	6,655

Balance at October 9, 1998	$47,632

Federal-Mogul's initial investment in Aviation	$81,979
Net inter-company transactions with parent	1,290
Net income for period from October 10, 1998 to December 31, 1998	924

Balance at December 31, 1998	84,193
Net inter-company transactions with parent	18,998
Net income	8,151

Balance at December 31, 1999	111,342
Net inter-company transactions with parent	(9,225)
Net income	8,998

Balance at December 31, 2000	$111,115

        Intercompany transactions are principally cash transfers and non-cash charges between Aviation and its parent.

        Aviation has an inter-company loan with Federal-Mogul in the amount of $30.5 million, which is included in the net parent investment balance at December 31, 2000, 1999 and 1998. In 2000, 1999 and 1998 Federal-Mogul charged interest on this balance based on the stated rate of 6.9%.

        Federal-Mogul has pledged 100% of Aviation's capital stock and also provided collateral in the form of a pledge of inventories, property, plant and equipment, real property and intellectual properties to secure certain outstanding debt of Federal-Mogul. In addition, Aviation has guaranteed fully and unconditionally, on a joint and several basis, the obligation to pay principal and interest under Federal-Mogul's Senior Credit Agreements and its publicly traded registered debt. Such pledges and guarantees have also been made by certain other subsidiaries of Federal-Mogul.

Note 4: Income Taxes

        Aviation files a consolidated return with its parent for U.S. federal income tax purposes. Federal income tax expense is calculated on a separate-return basis for financial reporting purposes. A reconciliation between Aviation's statutory federal income tax rate and its effective tax rate is summarized below:

	Year ended December 31,
			Period from January 1, through October 9, 1998	Period from October 10, through December 31, 1998
	2000	1999
Effective tax rate reconciliation:
U.S. Federal statutory rate	35%	35%	35%	35%
Non-deductible goodwill	5	6	8	1
State and Local Taxes	3	3	3	3

Effective Tax Rate	43%	44%	46%	39%

        Deferred taxes and income taxes payable are a component of the net investment in parent.

Note 5: Pension Plans

        In 1998, prior to Federal-Mogul's acquisition of Aviation, the various pension plans of Aviation were merged into one plan of Cooper. As such, the related pension liabilities were recorded to net parent investment. This plan was assumed by Federal-Mogul in its acquisition of the automotive divisions of Cooper. This plan was required to be fully funded by Cooper prior to the acquisition by Federal-Mogul. In 2000, Federal-Mogul consolidated all domestic qualified defined benefit plans into one plan, the Federal Mogul Corporation Pension Plan.

        The expense charged to Aviation was $0.2 million and $0.2 million for the years ended December 31, 2000 and 1999 and $0.3 million for the period from January 1, 1998 through October 8, 1998. There was no expense recorded for the period from October 9, 1998 through December 31, 1998.

        At December 31, 2000 and 1999, the Federal-Mogul Corporation Pension Plan's projected benefit obligation was $721.8 million and $345.6 million based on discount rates of 8% and 7.75%, and the fair value of plan assets were $852.5 million and $327.0 million, respectively.

Note 6: Concentration of Credit Risk and Other

        Aviation grants credit to their customers, which are primarily in the aerospace industry. Credit risk with respect to trade receivables is generally diversified due to the large number of entities comprising Aviation's customer base. Aviation performs periodic credit evaluations of their customers and generally do not require collateral.

        Aviation operates in a single business segment, manufacturing primarily engine ignition systems and related parts for the aerospace industry. Aviation manufactures and distributes these products for use in the aerospace aftermarket and original equipment segments of the industry. Two distributors accounted for approximately 25% and 12%, 27% and 10%, and 31% and 11% of net sales for the years ended December 31, 2000, 1999 and 1998, respectively. No other customer accounted for 10% or more of revenues in 2000, 1999 or 1998. All of Aviation's operations are conducted in the United States. Net sales to customers outside the United States, principally to European customers, were 22%, 20%, and 22% of the total net sales for the years ended December 31, 2000, 1999 and 1998, respectively.

Note 7: Subsequent Event

        On May 31, 2001, a corporation formed by TransDigm Inc. acquired substantially all of the assets and assumed certain liabilities of Aviation for approximately $160.1 million in cash. The purchase price is subject to adjustment for changes in working capital as defined in the Asset Purchase Agreement.

FEDERAL-MOGUL AVIATION, INC.

BALANCE SHEETS
(in thousands)

	March 31, 2001 (Unaudited)	December 31, 2000
ASSETS
Cash	$1	$1
Other receivables	10	25
Inventories (Note 3)	12,282	10,805
Perishable tooling and supplies	2,021	1,942

Total current assets	14,314	12,773
Property, plant and equipment, less accumulated depreciation	17,881	18,223
Goodwill, less accumulated amortization	81,362	81,938
Other intangibles, less accumulated amortization	726	759
Other assets		6

TOTAL ASSETS	$114,283	$113,699

LIABILITIES AND NET PARENT INVESTMENT
Accounts payable	$3,410	$1,743
Accrued compensation	93	90
Other accrued liabilities	1,205	751

Total current liabilities	4,708	2,584
Net parent investment	109,575	111,115

TOTAL LIABILITIES AND NET PARENT INVESTMENT	$114,283	$113,699

See accompanying Notes to Financial Statements.

FEDERAL-MOGUL AVIATION, INC.

STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Thirteen-Week Periods Ended March 31,
	2001	2000
NET SALES	$18,458	$17,473
COST OF SALES	11,325	9,875

GROSS PROFIT	7,133	7,598

OPERATING EXPENSES:
Selling and administrative	1,574	1,369
Amortization of intangibles	609	449
Research and development	387	477
Federal-Mogul corporate charge	318	318

Total operating expenses	2,888	2,613

INCOME FROM OPERATIONS	4,245	4,985
INTEREST EXPENSE—NET	518	518

INCOME BEFORE INCOME TAXES	3,727	4,467
INCOME TAX PROVISION	1,691	1,917

NET INCOME	$2,036	$2,550

See accompanying Notes to Financial Statements.

FEDERAL-MOGUL AVIATION, INC.

STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Thirteen-Week Periods Ended March 31,
	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,036	$2,550
Adjustments to reconcile to net cash provided by operating activities:
Depreciation expense	407	435
Amortization expense	609	449
Changes in assets and liabilities:
Other receivables	15	345
Inventories	(1,477)	305
Accounts payable and accrued liabilities	2,124	(734)
Other assets and liabilities, net	(73)	44

Net cash provided by operating activities	3,641	3,394
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(65)	(125)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net inter-company activity with parent	(3,576)	(3,269)

CHANGE IN CASH	—	—
CASH, BEGINNING OF PERIOD	1	1

CASH, END OF PERIOD	$1	$1

See accompanying Notes to Financial Statements.

FEDERAL-MOGUL AVIATION, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF MARCH 31, 2001 AND DECEMBER 31, 2000
AND FOR THE THIRTEEN-WEEK PERIODS ENDED MARCH 31, 2001 AND 2000

1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

        The accompanying financial statements reflect the assets, liabilities and operations of Federal-Mogul Aviation, Inc. ("Aviation"). Aviation is a wholly-owned subsidiary of Federal-Mogul Corporation ("Federal-Mogul"). Aviation was previously an operating unit included in the Cooper Automotive Division of Cooper Industries, Inc. ("Cooper"). Federal-Mogul purchased the automotive divisions of Cooper, including Aviation, on October 9, 1998.

        Prior to the transaction described in Note 4, Aviation operated with complete financial and operations staff on a decentralized basis. Its parent provided certain centralized services for employee benefits administration, cash management, risk management, legal services, public relations, domestic tax reporting and internal and external audit. Its parent billed Aviation for all direct costs incurred on behalf of Aviation. General corporate, accounting, tax, legal and other administrative costs that were not directly attributable to the operations of Aviation have been allocated to Aviation in the accompanying financial statements.

        The accompanying financial statements are presented as if Aviation had existed as an entity separate from its parent during the period presented and include the assets, liabilities, revenues and expenses that are directly related to Aviation's operations. The financial statements include the push-down of fair value adjustments resulting from Federal-Mogul's acquisition of Aviation to assets and liabilities, including goodwill, other intangible assets and property, plant and equipment and the related adjustments of amortization and depreciation.

2. UNAUDITED FINANCIAL INFORMATION

        The unaudited financial statements included herein reflect all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of Aviation's financial position and results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the financial statements do not include all the information and footnotes required under accounting principles generally accepted in the United States of America for complete financial statements. The results of operations for the thirteen week period ended March 31, 2001 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes included in this document for the year ended December 31, 2000.

3. INVENTORIES

        Inventories are carried at cost, or if lower, net realizable value. Cost of inventories is determined by the first-in, first-out (FIFO) method. Inventories consist of the following (in thousands):

	March 31, 2001	December 31, 2000
Raw materials	$4,171	$3,382
Work-in-progress	6,398	6,136
Finished goods	1,713	1,287

Inventories—net	$12,282	$10,805

4. SUBSEQUENT EVENT

        On May 31, 2001, a corporation formed by TransDigm Inc. acquired substantially all of the assets and assumed certain liabilities of Aviation for approximately $160.1 million in cash. The purchase price is subject to adjustment for changes in working capital as defined in the Asset Purchase Agreement.

        All tendered original senior subordinated notes, executed letters of transmittal, and other related documents should be directed to the exchange agent. Requests for assistance and for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent.

EXCHANGE AGENT:

THE BANK OF NEW YORK

By Facsimile:

(212) 298-1915

Confirm by telephone:

(212) 815-5920

By Mail, Hand or Courier:

The Bank of New York

Corporate Trust Department

Reorganization Unit

101 Barclay Street

Floor 7 East

New York, New York 10286

DEALER PROSPECTUS DELIVERY OBLIGATION

        Until February 11, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TRANSDIGM INC.

OFFER TO EXCHANGE

Up to $400,000,000 aggregate principal amount of its 8 3/8%
Senior Subordinated Notes due 2011 registered under the Securities Act of 1933 for any and all outstanding 8 3/8% Senior Subordinated Notes due 2011

PROSPECTUS

November 14, 2003

QuickLinks

TABLE OF CONTENTS
NOTICE TO INVESTORS
NOTICE TO NEW HAMPSHIRE RESIDENTS
INDUSTRY AND MARKET DATA
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
Overview
Our Products
Competitive Strengths
Business Strategy
Industry and Market Overview
Recent Developments
The Transactions
THE EXCHANGE OFFER
SUMMARY OF THE TERMS OF THE EXCHANGE NOTES
Regulatory Approvals
Risk Factors
SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
RISK FACTORS
Risks Relating to the Notes
Risks Associated with the Exchange Offer
Risks Relating to Our Business
USE OF PROCEEDS
THE EXCHANGE OFFER
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
TransDigm Holding Company Unaudited Pro Forma Consolidated Statement of Operations Thirty-Nine Weeks Ended June 28, 2003 (in thousands)
TransDigm Holding Company Unaudited Pro Forma Consolidated Statement of Operations Twelve Months Ended September 30, 2002 (in thousands)
TransDigm Holding Company Unaudited Pro Forma Consolidated Statement of Operations Thirty-Nine Weeks Ended June 29, 2002 (in thousands)
TransDigm Holding Company Notes to Unaudited Pro Forma Consolidated Statements of Operations
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Fiscal year ended September 30, 2002 compared with fiscal year ended September 30, 2001.
Fiscal year ended September 30, 2001 compared with fiscal year ended September 30, 2000.
BUSINESS
MANAGEMENT
Executive Compensation
Summary Compensation Table
Option Grants in Fiscal Year Ended September 30, 2003
Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
THE TRANSACTIONS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF THE NEW SENIOR SECURED CREDIT FACILITIES
DESCRIPTION OF THE EXCHANGE NOTES
BOOK-ENTRY, DELIVERY AND FORM
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND INFORMATION
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
TRANSDIGM HOLDING COMPANY CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2002 AND 2001 (in thousands)
TRANSDIGM HOLDING COMPANY CONSOLIDATED STATEMENTS OF INCOME (in thousands)
TRANSDIGM HOLDING COMPANY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY (in thousands)
TRANSDIGM HOLDING COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
TRANSDIGM HOLDING COMPANY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000
TRANSDIGM HOLDING COMPANY CONDENSED CONSOLIDATING BALANCE SHEET AS OF SEPTEMBER 30, 2002 (in thousands)
TRANSDIGM HOLDING COMPANY CONDENSED CONSOLIDATING BALANCE SHEET AS OF SEPTEMBER 30, 2001 (in thousands)
TRANSDIGM HOLDING COMPANY CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED SEPTEMBER 30, 2002 (in thousands)
TRANSDIGM HOLDING COMPANY CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED SEPTEMBER 30, 2001 (in thousands)
TRANSDIGM HOLDING COMPANY CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED SEPTEMBER 30, 2000 (in thousands)
TRANSDIGM HOLDING COMPANY CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED SEPTEMBER 30, 2002 (in thousands)
TRANSDIGM HOLDING COMPANY CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED SEPTEMBER 30, 2001 (in thousands)
TRANSDIGM HOLDING COMPANY CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED SEPTEMBER 30, 2000 (in thousands)
TRANSDIGM HOLDING COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands of Dollars) (Unaudited)
TRANSDIGM HOLDING COMPANY CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In Thousands of Dollars) (Unaudited)
TRANSDIGM HOLDING COMPANY CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY (In Thousands of Dollars) (Unaudited)
TRANSDIGM HOLDING COMPANY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands of Dollars) (Unaudited)
TRANSDIGM HOLDING COMPANY NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS THIRTEEN AND THIRTY-NINE WEEKS ENDED JUNE 28, 2003 AND JUNE 29, 2002 (UNAUDITED)
INDEPENDENT AUDITORS' REPORT
TRANSDIGM HOLDING COMPANY VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000 (in thousands)
REPORT OF INDEPENDENT AUDITORS
FEDERAL-MOGUL AVIATION, INC. STATEMENTS OF OPERATIONS (thousands of dollars)
FEDERAL-MOGUL AVIATION, INC. BALANCE SHEETS (thousands of dollars)
FEDERAL-MOGUL AVIATION, INC. STATEMENTS OF CASH FLOWS (thousands of dollars)
FEDERAL-MOGUL AVIATION, INC. NOTES TO FINANCIAL STATEMENTS
FEDERAL-MOGUL AVIATION, INC. BALANCE SHEETS (in thousands)
FEDERAL-MOGUL AVIATION, INC. STATEMENTS OF OPERATIONS (in thousands) (unaudited)
FEDERAL-MOGUL AVIATION, INC. STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
FEDERAL-MOGUL AVIATION, INC. NOTES TO FINANCIAL STATEMENTS AS OF MARCH 31, 2001 AND DECEMBER 31, 2000 AND FOR THE THIRTEEN-WEEK PERIODS ENDED MARCH 31, 2001 AND 2000